     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 20, 1996

                                                       REGISTRATION NO. 333-3842
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 4
                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                            USCS INTERNATIONAL, INC.
                (Name of registrant as specified in its charter)

           DELAWARE                          7371                  94-1727009
  (State or jurisdiction of      (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)   Classification Code Number)     Identification
                                                                      No.)

                            2969 PROSPECT PARK DRIVE
                         RANCHO CORDOVA, CA 95670-6148
                                 (916) 636-4500
         (Address and telephone number of principal executive offices)

                             JAMES C. CASTLE, PH.D.
                            CHIEF EXECUTIVE OFFICER
                            USCS INTERNATIONAL, INC.
                            2969 PROSPECT PARK DRIVE
                         RANCHO CORDOVA, CA 95670-6184
                                 (916) 636-4500
           (Name, address and telephone number, of agent for service)
                            ------------------------
                                   COPIES TO:

        GILLES S. ATTIA, ESQ.                    MARK A. BERTELSEN, ESQ.
         KEVIN A. COYLE, ESQ.                    ANN YVONNE WALKER, ESQ.
         Graham & James, LLP                 Wilson Sonsini Goodrich & Rosati
           400 Capitol Mall                      Professional Corporation
              Suite 2400                            650 Page Mill Road
      Sacramento, CA 95814-4411                  Palo Alto, CA 94304-1050
            (916) 558-6700                            (415) 493-9300

                            ------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   AS SOON AS PRACTICABLE ON OR AFTER THE EFFECTIVE DATE OF THIS REGISTRATION
                                   STATEMENT.
                            ------------------------
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------
                        CALCULATION OF REGISTRATION FEE


                                                    PROPOSED
                                                     MAXIMUM         PROPOSED
        TITLE OF                                    OFFERING          MAXIMUM         AMOUNT OF
    SECURITIES TO BE           AMOUNT BEING         PRICE PER        AGGREGATE      REGISTRATION
       REGISTERED               REGISTERED          SHARE (1)     OFFERING PRICE       FEE (2)
Common Stock, Par Value
 $.05 per share..........    5,520,000 Shares        $17.00         $93,840,000        $32,359
Rights to Purchase Series
 A Preferred Stock, par
 value $.05 per share....    5,520,000 Rights         $0.00            $0.00            $0.00

(1) Estimated solely for the purpose of calculating the amount of the registration fee.
(2)  Previously paid.


                            ------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                            USCS INTERNATIONAL, INC.
                             CROSS-REFERENCE SHEET
                     PURSUANT TO ITEM 501 OF REGULATION S-K

REGISTRATION STATEMENT ITEM NUMBER AND CAPTION                                       PROSPECTUS CAPTION
- -----------------------------------------------------------------  ------------------------------------------------------
       1.  Forepart of the Registration Statement and Outside
            Front Cover Page of Prospectus.......................  Outside Front Cover Page
       2.  Inside Front and Outside Back Cover Pages of
            Prospectus...........................................  Inside Front and Outside Back Cover Pages
       3.  Summary Information, Risk Factors and Ratio of
            Earnings to Fixed Charges............................  Prospectus Summary; Risk Factors
       4.  Use of Proceeds.......................................  Use of Proceeds
       5.  Determination of Offering Price.......................  Underwriting
       6.  Dilution..............................................  Dilution
       7.  Selling Security Holders..............................  Principal and Selling Stockholders
       8.  Plan of Distribution..................................  Underwriting
       9.  Description of Securities to be Registered............  Description of Capital Stock
      10.  Interests of Named Experts and Counsel................  Not Applicable
      11.  Information with Respect to the Registrant............  Outside  Front  Cover Page;  Prospectus  Summary; Risk
                                                                   Factors;  Dividend  Policy;  Capitalization;  Selected
                                                                   Consolidated  Financial Data;  Management's Discussion
                                                                   and Analysis  of Financial  Condition and  Results  of
                                                                   Operations; Business; Management; Certain
                                                                   Transactions;   Principal  and  Selling  Stockholders;
                                                                   Underwriting; Financial Statements
      12.  Disclosure of Commission Position on Indemnification
            for Securities Act Liabilities.......................  Not Applicable

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR
SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION
                   PRELIMINARY PROSPECTUS DATED JUNE 20, 1996


PROSPECTUS

                                4,800,000 SHARES

                                     [LOGO]

                                  COMMON STOCK
                                 --------------

    Of the 4,800,000 shares of Common Stock, par value $.05 per share (the "Common Stock"), being offered hereby, 2,763,855 shares are being offered by USCS International, Inc. ("USCS" or the "Company") and 2,036,145 shares are being offered by the Selling Stockholders (as defined herein). The Company will not receive any of the proceeds from the sale of the shares by the Selling Stockholders. See "Principal and Selling Stockholders." Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $15.00 and $17.00 per share. See "Underwriting" for information relating to the factors to be considered in determining the initial public offering price.

    The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "USCS," subject to official notice of issuance.

    SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                               -----------------
THESE SECURITIES HAVE NOT  BEEN APPROVED OR DISAPPROVED  BY THE SECURITIES  AND
 EXCHANGE   COMMISSION   OR   ANY   STATE   SECURITIES   COMMISSION   NOR   HAS
  THE  SECURITIES   AND   EXCHANGE   COMMISSION  OR   ANY   STATE   SECURITIES
    COMMISSION  PASSED  UPON THE  ACCURACY OR  ADEQUACY OF  THIS PROSPECTUS.
              ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                               PROCEEDS TO
                             PRICE TO       UNDERWRITING      PROCEEDS TO        SELLING
                              PUBLIC        DISCOUNT (1)      COMPANY (2)     STOCKHOLDERS
Per Share...............         $                $                $                $
Total (3)...............         $                $                $                $

(1) The Company and the Selling Stockholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses payable by the Company estimated at $1,500,000.
(3) The Company has granted the several Underwriters an option, exercisable within 30 days after the date of this Prospectus, to purchase up to an additional 720,000 shares of Common Stock solely to cover over-allotments, if any. If all of such additional shares are purchased, the total Price to Public, Underwriting Discount, Proceeds to Company and Proceeds to Selling Stockholders will be $ , $ , $ and $ , respectively. See "Underwriting."
                              -------------------

    The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, and subject to the approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that the delivery of shares of Common Stock will be made in New York, New York,
on or about         , 1996.
                              -------------------

MERRILL LYNCH & CO.                                        MONTGOMERY SECURITIES
                                  ------------

                 The date of this Prospectus is         , 1996.

                    [INSIDE FRONT COVER PAGE OF PROSPECTUS]

                                   [ARTWORK]
[PHOTOGRAPH SHOWS COLLAGE OF IMAGES INCLUDING CELLULAR PHONE, COMPUTER MONITOR, COMPUTER CABLES, A SATELLITE DISH, NUMBERS IN BINARY CODE, SITTING HUMAN FIGURE AT A COMPUTER AND THE COMPANY'S LOGO; TEXT IN PHOTO IS AS FOLLOWS:

SERVING THE GLOBAL
COMMUNICATIONS MARKET INCLUDING:

* CABLE TELEVISION

* TELEPHONY

* MULTI-SERVICE PROVIDERS

CUSTOMER MANAGEMENT
SOFTWARE

* multi-service integration

* order processing

* customer service

* management reporting

CUSTOMER MANAGEMENT
SERVICES

* bill presentment

* statement production

* statement-based marketing

PROFESSIONAL SERVICES

* training and consulting

* custom programming

* statement design]

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.
                              -------------------

    CableData-Registered Trademark- is a registered trademark of the Company. CableData's Intelecable-TM- ("Intelecable"), DDP/SQL-TM-, VantagePLUS-TM-, International Billing Services-TM- ("IBS"), Dynamic Due Date-TM- and ClassROM-TM- are trademarks or tradenames of the Company. The IBS servicemark is a registered servicemark of the Company.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS.

                                  THE COMPANY

    USCS is a leading provider of customer management software and services to the global communications industry. The Company's clients include providers of cable television, wireless and land-line telephony, direct-broadcast satellite ("DBS") and multiple communications services in the U.S. and 13 other countries. The Company's software-based solutions enable its clients to manage critical customer relationship functions, including new account set-up, order processing, customer support, management reporting and marketing analysis. The Company also provides bill presentment services, which include generation of high quality, customized billing statements that are produced in automated facilities designed to minimize turnaround time and mailing costs. USCS also offers a variety of complementary professional services, including consulting, application development and client training, as well as statement design services that allow clients to use the billing statement as a communication and marketing tool.

    The Company's clients typically enter into contracts with terms ranging from three to seven years. Clients are billed monthly, generally based on the number of end-users they serve. As a result, a significant portion of the Company's revenue is recurring and increases as the service provider's customer base grows. In 1995, the Company's revenue totaled $229.3 million, of which 73% was generated from companies that have been clients of USCS for three or more years. USCS has been providing comprehensive customer management software and services to the cable television industry for more than 25 years and has been profitable in every year since 1973.

    The Company's software currently supports 53% of U.S. cable television subscribers and is used by 15 of the 20 largest cable television service providers in the U.S., including Adelphia Communications Corporation ("Adelphia"), Cablevision Systems Corporation ("Cablevision Systems"), Comcast Cable Communications, Inc. ("Comcast"), Tele-Communications, Inc. ("TCI") and Time Warner, Inc. ("Time Warner"). The Company provides bill presentment services to clients serving 53% of U.S. cable television subscribers, 33% of U.S. cellular users and 9% of U.S. land-line telephony customers and to a variety of other service providers. The Company's bill presentment clients include substantially all of its domestic customer management software clients and other service providers such as AirTouch Paging ("AirTouch"), Ameritech Corporation ("Ameritech") and Frontier Corporation ("Frontier"). The Company currently processes over 60 million bills per month and is the largest centralized first class mailer in the U.S., responsible for generating more than 1.5% of the total volume of all U.S. first class mail, including customer remittance volume. Bill presentment services are generally provided to software clients in bundled contracts and are also sold separately.

    The Company has extended its leadership position by introducing products and services that address the rapidly changing global communications market.
Technological advances, regulatory changes and international growth are transforming the structure and competitive dynamics of the industry. Markets that were once segmented by service and geographic location are converging into a single global communications market, which includes traditional service providers and new entrants offering a combination of services. The rapidly shifting and increasingly complex nature of the converging communications market has increased the need among service providers for sophisticated and flexible customer management software and services.

    In 1993, the Company deployed Intelecable, which the Company believes is the first customer management software product designed for providers of multiple communications services ("multi-service providers"). The Company also believes that Intelecable is the only integrated multi-service customer management software system currently operational and commercially available. Intelecable is presently installed for 17 clients worldwide, including combined cable/telephony service providers in the U.K., a combined cable/wireless cable/DBS provider in Australia and two interactive video providers in the U.S., including BellSouth Interactive Media Services, Inc. ("BellSouth Interactive"). The Company has also expanded its bill presentment services to support multi-service providers by offering consolidated billing statements that combine data from multiple services, such as wireless and land-line telephony, into a single integrated billing statement.

    Since its founding, the Company has been a leader in providing customer management software and services. The Company's record of achievement includes what USCS believes is:

        - The first customer management software system for multi-service providers, including support of combined cable/telephony sites;

        - The first contract with a regional bell operating company ("RBOC") to outsource all bill presentment functions for telephony services; and

        - The first installation and operation of customer management software for interactive video trials in the U.S.

    The Company's strategy to maintain and enhance its industry position includes the following key elements: (i) focus on recurring revenue, (ii) focus on the needs of multi-service providers, (iii) increase international revenue,
(iv) expand bill presentment market opportunities, (v) increase professional and strategic services revenue, and (vi) continue to develop leading-edge software and services.

    The Company conducts its business primarily through two wholly-owned subsidiaries: CableData, Inc. and International Billing Services, Inc. The Company's principal executive offices are located at 2969 Prospect Park Drive, Rancho Cordova, California 95670, and its telephone number is (916) 636-4500. The Company's international headquarters are located at Spectrum Point, 279 Farnborough Road, Farnborough, Hampshire GU14 7LS England, U.K. U.S. Computer Services, the predecessor to USCS International, Inc., was incorporated under California law on November 18, 1969. USCS International, Inc., which was incorporated under Delaware law on April 10, 1996, succeeded to the business of the California corporation pursuant to a reincorporation effective May 31, 1996. Unless the context otherwise requires, all references in this Prospectus to "USCS" or the "Company" refer to USCS International, Inc., a Delaware corporation, its predecessor, U.S. Computer Services, a California corporation, and their consolidated subsidiaries.

                                  THE OFFERING

Common Stock offered by:
  The Company...................................  2,763,855 Shares
  The Selling Stockholders......................  2,036,145 Shares
Common Stock to be outstanding after this         22,235,574 Shares (1)
offering........................................
Use of proceeds.................................  Repayment   of    certain    indebtedness
                                                  (approximately  $38.0 million as of March
                                                  31, 1996) and  working capital and  other
                                                  general  corporate purposes.  See "Use of
                                                  Proceeds."
Proposed Nasdaq National Market symbol..........  USCS

- ------------------------------
(1) Based on shares outstanding as of May 20, 1996. Excludes an aggregate of 5,178,119 shares reserved as of May 20, 1996 for future issuance under the Company's 1988 Incentive Stock Option Plan, 1990 Nonstatutory Stock Option Plan, 1993 Incentive Stock Option Plan, 1996 Incentive Stock Option Plan, 1996 Directors' Stock Option Plan and Employee Stock Purchase Plan. See "Management -- Employee and Director Plans."

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                          THREE MONTHS ENDED
                                                              YEAR ENDED DECEMBER 31,                         MARCH 31,
                                             ----------------------------------------------------------  --------------------
                                                1991        1992        1993        1994        1995       1995       1996
                                             ----------  ----------  ----------  ----------  ----------  ---------  ---------
                                                                     (AUDITED)                               (UNAUDITED)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Revenue....................................  $  143,513  $  146,087  $  166,064  $  188,805  $  229,263  $  53,012  $  60,255
Gross profit...............................      51,754      53,086      61,745      66,283      82,023     19,498     22,094
Operating income (1).......................      12,905      16,299      13,494      15,787      22,106      4,937      5,443
Income before income taxes and cumulative
 effect of accounting change (2)...........       8,160      11,250       8,885      11,503      17,140      3,769      4,237
Income before cumulative effect of
 accounting change (2).....................       5,053       6,895       4,555       6,169      10,370      2,281      2,563
Net income.................................       5,053       6,895       6,963       6,169      10,370      2,281      2,563
Income before cumulative effect of
 accounting change per share (3)...........  $     0.20  $     0.30  $     0.20  $     0.28  $     0.49  $    0.11  $    0.12
Net income per share (3)...................  $     0.20  $     0.30  $     0.31  $     0.28  $     0.49  $    0.11  $    0.12
Shares used in per share computation (3)...      25,149      22,675      22,129      21,882      21,138     21,494     20,659

                                                                                              MARCH 31, 1996
                                                                                        --------------------------
                                                                                          ACTUAL    AS ADJUSTED(4)
                                                                                        ----------  --------------
                                                                                               (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Cash..................................................................................  $    5,930    $    7,556
Working capital.......................................................................      28,343        29,969
Total assets..........................................................................     182,824       184,450
Long-term debt less current portion (5)...............................................      53,090        15,090
Stockholders' equity..................................................................      49,087        88,713

- ------------------------------
(1) In 1993, the Company charged to expense $4.1 million for the consolidation of customer support activities and relocation expenses.

(2) In 1993, the Company adopted SFAS 109 resulting in an accumulated credit to income for an adjustment in the calculation of income tax expense.

(3) Per share data is based on the weighted average number of shares of Common Stock and dilutive common equivalent shares from stock options outstanding during the period using the treasury stock method. Pursuant to certain Securities and Exchange Commission Staff Accounting Bulletins, common and common equivalent shares issued during the 12-month period prior to the date of the initial filing of the Registration Statement have been included in the calculation as if they were outstanding for all periods prior to their issuance. See Note 2 of Notes to Consolidated Financial Statements.

(4) Adjusted to give effect to the sale of 2,763,855 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $16.00 per share and the anticipated application of the estimated net proceeds therefrom. See "Use of Proceeds."

(5)  See Note 5 of Notes to Consolidated Financial Statements.
                         ------------------------------
    THE STATEMENTS THAT ARE NOT HISTORICAL FACTS OR STATEMENTS OF CURRENT STATUS CONTAINED IN THIS PROSPECTUS ARE FORWARD-LOOKING STATEMENTS (AS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995) THAT INVOLVE RISKS AND UNCERTAINTIES, INCLUDING, BUT NOT LIMITED TO, THE RISKS SET FORTH IN "RISK FACTORS." ACTUAL RESULTS MAY DIFFER MATERIALLY. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH IN "RISK FACTORS." EXCEPT AS OTHERWISE INDICATED, THE INFORMATION CONTAINED IN THIS PROSPECTUS: (I) ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION AND (II) HAS BEEN ADJUSTED TO GIVE EFFECT TO (A) THE REINCORPORATION OF THE COMPANY UNDER DELAWARE LAW, (B) A 2.1-FOR-1 STOCK SPLIT OF THE COMPANY'S VOTING COMMON STOCK, (C) A 2-FOR-1 STOCK SPLIT OF THE COMPANY'S NON-VOTING COMMON STOCK, AND (D) THE CONVERSION OF ALL OUTSTANDING SHARES OF NON-VOTING COMMON STOCK INTO COMMON STOCK ON A 1-FOR-1 BASIS. SEE "CAPITALIZATION," "DESCRIPTION OF CAPITAL STOCK" AND "UNDERWRITING."

                                  RISK FACTORS

    THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE COMMON STOCK OFFERED BY THIS PROSPECTUS. THE STATEMENTS THAT ARE NOT HISTORICAL FACTS OR STATEMENTS OF CURRENT STATUS CONTAINED IN THIS PROSPECTUS ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES INCLUDING, BUT NOT LIMITED TO, THE FACTORS SET FORTH BELOW. ACTUAL RESULTS MAY DIFFER MATERIALLY.

DEPENDENCE ON THE CABLE TELEVISION MARKET

    The Company is highly dependent on the cable television market. During 1995, approximately two-thirds of the Company's revenue was derived from sales to cable television service providers. Revenue from cable television providers is based primarily on the number of subscribers served by such providers, typically calculated monthly. Due primarily to recent consolidation, the number of providers of cable television service in the U.S. is declining, resulting in a reduction of the number of potential cable television clients in the U.S. As the number of companies serving the available subscriber base decreases, the loss of a single client could have a greater adverse impact on the Company than in the past. Even if the number of clients remains the same, a decrease in the number of subscribers served by the Company's cable television clients would result in lower revenue for the Company. Furthermore, any adverse development in the cable television market could have a material adverse effect on the financial condition and results of operations of the Company.

CHANGING COMMUNICATIONS MARKET

    The communications market is characterized by rapid technological developments, changes in client requirements, evolving industry standards and frequent new product introductions. The Company's future success will depend, in part, upon its ability to enhance its existing applications, develop and introduce new products that take advantage of technological advances and respond promptly to new client requirements and evolving industry standards. The Company has expended considerable funds to develop products to serve the changing communications market. If the communications market fails to converge or grows more slowly than anticipated or the Company's products and services fail to achieve market acceptance, there could be a material adverse effect on the financial condition and results of operations of the Company. Furthermore, there can be no assurance that the Company's clients will be successful in expanding into other segments of the converging communication markets, or that the Company will be successful in selling its products to new entrants in the cable television market.

NEW PRODUCTS AND RAPID TECHNOLOGICAL CHANGES

    The market for the Company's products and services is characterized by rapid technological changes. The Company believes that its future success depends in part upon its ability to enhance its current products and services and develop new products and services that address the increasingly complex needs of its clients. The Company's development projects are subject to all of the risks associated with the development of new software and other products based on innovative technologies, including (i) unanticipated technical or other problems that could result in a change in the design, delay in the development or abandonment of such products, (ii) unanticipated integration, compatibility or similar problems, such as difficulties in porting to additional hardware platforms, (iii) problems that arise during implementation, and (iv) possible insufficiency of development funds. Certain of the Company's development contracts provide for reimbursement of a portion of the research and development expenditures by third parties, subject to meeting performance milestones. Failure to meet such milestones may result in a loss of the third party funds and the need for the Company to reallocate Company resources to complete the project. Products, if any, resulting from research and development activities may not produce revenue for a substantial time, if at all. In addition, the introduction by third parties of new products or services could render the Company's existing products and services obsolete or unmarketable. The Company's ability to anticipate changes in technology and successfully develop and introduce new or enhanced products incorporating such technology on a timely
basis   will  be  significant  factors  in   the  Company's  ability  to  remain
competitive. There can be no assurance that the Company will timely or successfully complete the development of new or enhanced products or services or successfully manage transitions from one product release to the next, that the

Company will not encounter difficulties that could delay introduction of new or enhanced products in the future or that errors will not be found in new or enhanced products after installation, resulting in a loss of or a delay in market acceptance. If the Company is unable to develop new or enhanced products on a timely basis or to meet development contract milestones, the Company's business, operating results and financial condition could be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations" and "Business -- Research and Development."

VARIABILITY OF QUARTERLY OPERATING RESULTS

    The Company's quarterly operating results may fluctuate from quarter to quarter depending on various factors, including the impact of significant start-up costs associated with initiating the delivery of contracted services to new clients, the hiring of additional staff, new product development and other expenses, introduction of new products by competitors, pricing pressures, the evolving and unpredictable nature of the markets in which the Company's products and services are sold and general economic conditions. The Company may invest significant time and financial resources towards securing and implementing contracts or developing new products and services. Revenue from such activities may be received, if at all, only in future quarters. Thus, the Company may incur significant expenses in a particular quarter that are not offset by corresponding revenue and conversely may receive additional revenue in future quarters for which related expenses were incurred in prior quarters. For example, in the first quarter of 1994, the Company added Ameritech as a bill presentment client, resulting in a significant increase in expenses in late 1993 and the first quarter of 1994 and a significant increase in revenue in the second quarter of 1994. Revenue from Ameritech represented approximately 16% and 13% of the Company's revenue for the years ended December 31, 1995 and 1994, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

COMPETITION; DEVELOPMENT OF IN-HOUSE SYSTEM BY SIGNIFICANT CLIENT

    The market for the Company's products and services is highly competitive, and competition is increasing as additional market opportunities arise. The Company competes with independent providers of customer management software and services and with in-house systems. The Company believes its most significant competitors for customer management software are Information Systems Development (owned by Cincinnati Bell Information Systems ("CBIS")), CSG Systems International, Inc., and the Company's own clients to the extent such clients develop in-house systems. In addition, certain of the Company's competitors, including CBIS, have contracted with the Company to provide bill presentment services to their own software customers. The most significant competitors for bill presentment services are in-house services and, to a lesser extent, other third-party providers. It is also possible that new competitors may emerge and acquire market share as the communications market expands. TCI, which represented approximately 17% and 18% of the Company's revenue for 1995 and 1994, respectively, has announced that it is developing and testing an in-house customer management software system and plans to begin deploying it nationwide by 1997. In June 1996, the Company entered into a new 3- 1/2 year agreement to continue to provide customer management software and bill presentment services for TCI. TCI may remove subscribers from the agreement during its term, subject to price increases based on the number of subscribers remaining under contract. The Company expects revenue from TCI will be reduced or eliminated in the future if TCI is successful in developing its in-house system and such in-house system replaces the Company's system. Another client, which accounted for 4% of total revenue in 1995 and recently extended its contract with the Company to early 1997, has orally advised the Company that it may select an alternative solution for its customer management software requirements. In addition, competitive factors could influence or alter the Company's overall revenue mix between customer management software, services, including bill presentment services, and equipment sales and leasing. Any of these events could have a material adverse effect on the financial condition and results of operations, including gross profit margins, of the Company. See "-- Reliance on Significant Clients," "Business -- Clients," "Business -- Competition" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

CONCENTRATION OF CLIENT BASE

    Aggregate revenue from the Company's ten largest clients accounted for approximately 63% of total revenue in both 1995 and 1994. TCI accounted for 17% and 18% and Ameritech accounted for 16% and 13% of the Company's revenue for 1995 and 1994, respectively. Loss of all or a significant part of the business of any of these clients or a decrease in their respective customer bases could have a material adverse effect on the financial condition and results of operations of the Company. See "-- Variability of Quarterly Operating Results" and "-- Competition; Development of In-House System by Significant Client."

MANAGEMENT OF GROWTH

    The Company's strategy is to grow through maximizing recurring revenue, focusing on the needs of multi-service providers in the converging communications market, increasing international revenue, expanding the market for its bill presentment services, increasing professional and strategic services revenue and continuing to develop leading-edge technologies. Management of the Company's growth may place a considerable strain on the Company's management, operations and systems. The Company's ability to execute its business strategy will depend in part upon its ability to manage the demands of a growing business. Any failure of the Company's management team to effectively manage growth could have a material adverse effect on the Company's business, financial condition or results of operations. See "Business -- USCS Strategy."

CLIENT FAILURE TO RENEW OR UTILIZE CONTRACTS

    Substantially all of the Company's revenue is derived from the sale of services or products under long-term contracts with its clients. The Company typically does not have the unilateral option to extend the terms of such contracts upon their expiration. In addition, most of the Company's software and services contracts have no minimum purchase requirements. Other contracts require minimum purchases that are substantially below the current level of business under such contracts and all contracts are cancelable by clients under certain conditions. The failure of clients to renew contracts, a reduction in usage by clients under any contracts or the cancellation of contracts could have a material adverse effect on the Company's financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

INTERNATIONAL BUSINESS ACTIVITIES

    The Company markets its products in a variety of international markets. To date, the Company's primary customer management software has been installed and is generating revenue in 13 countries. While less than 5% of the Company's customer management software and services revenue in 1995 came from international sources, the Company is expanding its international presence, primarily through third party marketing and distribution alliances. The Company's practice is to bill international clients in U.S. dollars and revenue not billed in U.S. dollars is not material to the Company as a whole. Risks inherent in the Company's current and proposed international business activities in general, and in its activities in the converging communications market, in particular, include the possible failure to develop and maintain international marketing and distribution alliances, unexpected changes in regulatory requirements, difficulties in managing international operations, longer accounts receivable payment cycles, potential adverse tax consequences, restrictions on the conversion of currencies or the repatriation of earnings, the imposition of tariffs or other trade barriers, the burdens of complying with a wide variety of foreign laws and regulations and, in some countries, economic and political instability. There can be no assurance that such factors will not have a material adverse effect on the Company's future international sales and, consequently, the Company's business, operating results and financial condition.

ATTRACTION AND RETENTION OF KEY PERSONNEL

    The Company's future success depends in large part on the continued service of its key management, sales, product development and operational personnel. The Company believes that its future success also depends on its ability to attract and retain skilled technical, managerial and marketing personnel, including, in particular, additional personnel in the areas of research and development and technical support. Competition for qualified personnel is intense. The Company has from time to time experienced difficulties in recruiting qualified skilled technical personnel. Failure by the Company to attract and retain the personnel it requires could have a material adverse effect on the financial condition and results of operations of the Company.

DEPENDENCE ON PROPRIETARY TECHNOLOGY

    The Company relies on a combination of patent, trade secret and copyright laws, nondisclosure agreements, and other contractual and technical measures to protect its proprietary technology. There can be no assurance that these provisions will be adequate to protect its proprietary rights. Although the Company believes that its products and services do not infringe upon the proprietary rights of third parties, there can be no assurance that third parties will not assert infringement claims against the Company or the Company's clients. A significant cable television client has advised the Company that Ronald A. Katz Technology Licensing, L.P. ("RAKTL") has asserted that patents held by RAKTL may be infringed by the client's use of certain interfaces offered by the Company. The patents relate to telephone call processing with audio response unit and automatic number identification capabilities of certain interfaces offered by the Company. The client recently informed the Company that, should it become necessary, it would seek indemnification from the Company. The Company believes that, if the patents are valid and if they apply to the Company's business, they would also apply to many users and suppliers of interactive computer telephony systems, including the Company's competitors. The Company believes that it is adequately protected by its patent position and, as of the date of this Prospectus, no legal proceedings have been instituted against the Company, but, to the extent that the RAKTL patents are valid and apply to the Company's business, the Company could be required to seek licenses from RAKTL and provide indemnification to its clients. Such licenses may not be available on commercially reasonable terms, if at all. Although the Company believes that it has sufficient rights to conduct its current business and that its clients have sufficient rights to use USCS products and services without infringing upon the patent rights of such third party, there can be no assurances that the Company or its clients will prevail in any patent infringement dispute with such third party or that, if the Company does not successfully resolve such dispute, the terms of any settlement with such third party would not have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- Intellectual Property."

GOVERNMENT REGULATION

    The Company's business is not subject to direct government regulation. The Company's existing and potential clients, however, are subject to extensive regulation, and certain of the Company's revenue opportunities may depend on continued regulatory changes in the worldwide communications industry. In addition, the Company's clients are subject to certain regulations governing the privacy and use of the customer information that is collected and managed by the Company's products and services. Regulatory changes that adversely affect the Company's existing and potential clients could have a material adverse effect on the financial condition and results of operations of the Company.

ABSENCE OF PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE; SUBSTANTIAL
DILUTION

    There has been no prior public market for the Company's Common Stock, and there can be no assurance that a viable public market for the Common Stock will develop or be sustained after this offering. The Company believes that factors such as announcements of developments related to the Company's business, fluctuations in the Company's quarterly or annual operating results, failure to meet securities analysts' expectations, general conditions in the international communications marketplace or the worldwide economy, announcements of technological innovations or new systems or enhancements by the Company or its competitors, developments in patents or other intellectual property rights and developments in the Company's relationships with clients and suppliers could cause the price of the Company's Common Stock to fluctuate, perhaps substantially. In addition, in recent years the stock market has experienced extreme price fluctuations, which have often been unrelated to the operating performance of affected companies. Such fluctuations could adversely affect the market price of the Company's Common Stock. In addition, investors participating in this offering will incur immediate and substantial dilution of book value. See "Dilution."

SHARES ELIGIBLE FOR FUTURE SALE

    Sales of substantial numbers of shares of Common Stock in the public market after this offering could adversely affect the market price of the Common Stock. In addition to the 4,800,000 shares to be sold in this offering, approximately 741,000 additional shares issued and outstanding as of May 20, 1996 will be eligible for immediate sale in the public market without restriction following consummation of this offering pursuant to Rule 144(k) of the Securities Act of 1933, as amended (the "Securities Act"). Commencing 30 days and 60 days after the date of this Prospectus, an additional 50,000 shares and 50,000 shares, respectively, will be eligible for immediate sale in the public market without restriction pursuant to Rule 144(k). Commencing 90 days after the date of the Prospectus, approximately 168,000 shares outstanding and 18,000 shares subject to options (if exercised) will be eligible for sale in the public market pursuant to Rule 701 or Rule 144 of the Securities Act. Commencing 120 days after the date of this Prospectus, an additional 50,000 shares will be eligible for immediate sale in the public market without restriction pursuant to Rule
144. Commencing 180 days after the date of the Prospectus, upon the expiration of lock-up agreements with the Underwriters, approximately 16,372,000 shares of Common Stock issued and outstanding as of May 20, 1996 will be eligible for immediate sale in the public market pursuant to Rule 144 or Rule 701, subject to compliance with certain volume limitations and other restrictions under Rule
144. The Company intends to register a total of approximately 6,534,500 shares of Common Stock that have been issued, that are reserved for issuance or that it intends to reserve for issuance under its 1988 Incentive Stock Option Plan, 1990 Non-Qualified Stock Option Plan, 1993 Incentive Stock Option Plan, 1996 Directors' Stock Option Plan, 1996 Incentive Stock Option Plan and Employee Stock Purchase Plan no earlier than 90 days after the date of this Prospectus. Holders of an aggregate of approximately 9,907,062 shares of Common Stock issued and outstanding as of May 20, 1996 have rights under certain circumstances to require the Company to register their shares for future sale. See "Management -- Employee and Director Plans," "Description of Capital Stock -- Registration Rights," "Shares Eligible for Future Sale" and "Underwriting."

CONTROL BY EXISTING STOCKHOLDERS

    The Company's executive officers and directors will beneficially own approximately 45.9% of the Company's outstanding shares of Common Stock immediately following this offering (including 39.2% owned by Westar Capital ("Westar")), and the Company's Employee Stock Ownership Plan ("ESOP") will own approximately 17.7% of the Company's outstanding shares of Common Stock immediately following this offering. Purchasers of the shares offered hereby will own approximately 22% of the Company's outstanding shares of Common Stock immediately following this offering, and although entitled to vote on matters submitted for a vote of the shareholders, will not control the outcome of such a vote. Management, Westar and the ESOP will thus exert significant influence over the affairs of the Company. See "Dilution," "Management -- Executive Officers and Directors," "Certain Transactions" and "Principal and Selling Stockholders."

ANTI-TAKEOVER EFFECT OF CERTIFICATE OF INCORPORATION, BYLAWS, STOCKHOLDERS' RIGHTS PLAN AND DELAWARE LAW

    Under the Company's Certificate of Incorporation, the Board of Directors of the Company has the authority, without action by the Company's stockholders, to fix certain terms of, and to issue, shares of Preferred Stock. In addition, the Company has adopted a Stockholders' Rights Plan, which, under certain circumstances, would significantly dilute the interest in the Company of persons seeking to acquire control of the Company without prior approval of the Board. The Company has also recently reincorporated under Delaware law. The Stockholders' Rights Plan, certain provisions of the Certificate of
Incorporation and certain provisions of Delaware law may have the effect of delaying, deterring or preventing a change in control of the Company. Other provisions in the Company's Certificate of Incorporation and Bylaws and Delaware law impose procedural and other requirements that could make it more difficult to effect certain corporate actions, including replacing incumbent directors. Further, the Board is divided into three classes, each of which is to serve for a staggered three-year term after the initial classification and election, which may make it more difficult for a third party to gain control of the Board. By virtue of these provisions, the Board of Directors of the Company may be able to take or prevent actions affecting unaffiliated stockholders without such stockholders' approval or consent. In addition, these provisions may adversely affect the market price of the Company's Common Stock and reduce the possibility that an investor may receive a premium for his or her shares in a tender offer. See "Management -- Executive Officers and Directors," "Description of Capital Stock -- Preferred Stock" and "Description of Capital Stock -- Anti-takeover Effects of Provisions of the Certificate of Incorporation, Bylaws and the Stockholders' Rights Plan."

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the 2,763,855 shares of Common Stock offered by the Company hereby are estimated to be $39.6 million (approximately $50.3 million if the Underwriters' over-allotment option is exercised in full), assuming an initial public offering price of $16.00 per share, after deducting the underwriting discount and estimated offering expenses payable by the Company. The Company intends to use the net proceeds from this offering to repay certain outstanding indebtedness (including amounts incurred after March 31, 1996) under its unsecured lines of credit, of which approximately $38.0 million was outstanding as of March 31, 1996. Such indebtedness bears interest at LIBOR (plus a margin ranging from .75% to 1.25%) or the bank's reference rate. At March 31, 1996, the rates were 6.25% to 8.25% per annum. The lines of credit mature on February 17, 1999 and 2001. The Company expects to use the balance of the net proceeds, if any, for working capital and other general corporate purposes, including acquisitions of complementary businesses, products or technologies, although there are no current agreements, arrangements or understandings with respect to any material acquisitions. Pending use of the excess proceeds for the above purposes, the Company intends to invest such funds in short-term, interest-bearing, investment grade obligations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    The  Company will not receive any proceeds from the sale of shares of Common
Stock  offered  by  the  Selling   Stockholders.  See  "Principal  and   Selling
Stockholders."

                                DIVIDEND POLICY

    The Company has not paid any cash dividends on its Common Stock to date. The Company currently intends to retain any future earnings for its business and does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. In addition, the Company's bank credit agreements restrict the Company's ability to pay dividends.

                                 CAPITALIZATION

    The following table sets forth the current portion of long-term debt and the capitalization of the Company (i) at March 31, 1996 and (ii) as adjusted to reflect the sale of the 2,763,855 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $16.00 per share and the application of the estimated net proceeds therefrom as set forth under "Use of Proceeds" and to reflect the conversion of Non-Voting Common Stock into Common Stock subsequent to March 31, 1996. This table should be read in conjunction with the Consolidated Financial Statements of the Company, including the related Notes thereto, appearing elsewhere in this Prospectus.

                                                                                                MARCH 31, 1996
                                                                                            ----------------------
                                                                                                            AS
                                                                                              ACTUAL     ADJUSTED
                                                                                            ----------  ----------

                                                                                            (DOLLARS IN THOUSANDS)
Current portion of long-term debt (1).....................................................  $   10,143  $   10,143
                                                                                            ----------  ----------
                                                                                            ----------  ----------
Long-term debt (1)........................................................................      53,090      15,090

Stockholders' equity (2):
  Preferred Stock, $.05 par value, 10,000,000 shares authorized; no shares issued and
   outstanding............................................................................          --          --
  Common Stock, $.05 par value:
    Voting: 40,000,000 shares authorized; 12,812,404 shares issued and outstanding
     21,798,441 as adjusted...............................................................         641       1,090
    Non-Voting: 12,000,000 shares authorized; 6,222,182 shares issued and outstanding; none authorized, issued or
     outstanding as adjusted..............................................................         311          --
  Additional paid-in capital..............................................................          --      39,488
  Retained earnings.......................................................................      48,487      48,487
  Foreign currency translation adjustment.................................................        (352)       (352)
                                                                                            ----------  ----------
    Total stockholders' equity............................................................      49,087      88,713
                                                                                            ----------  ----------
      Total capitalization................................................................  $  102,177  $  103,803
                                                                                            ----------  ----------
                                                                                            ----------  ----------

- ------------------------
(1) See Note 5 of Notes to Consolidated Financial Statements.

(2) Excludes (i) 2,312,898 shares reserved as of March 31, 1996 for future issuance under the Company's 1988 Incentive Stock Option Plan, 1990 Nonstatutory Stock Option Plan and 1993 Incentive Stock Option Plan and (ii) 3,290,000 shares reserved for issuance under the 1996 Incentive Stock Option Plan, the 1996 Directors' Stock Option Plan and the Employee Stock Purchase Plan, which plans were adopted by the Board of Directors after March 31, 1996.

                                    DILUTION

    The net tangible book value of the Company at March 31, 1996, was $46,125,000, or $2.42 per share of Common Stock. Net tangible book value per share represents the amount of the Company's total tangible net worth (tangible assets less total liabilities), divided by the number of shares of Common Stock outstanding. After giving effect to the sale by the Company of 2,763,855 shares of Common Stock offered hereby at an assumed initial public offering price of $16.00 per share (after deducting the underwriting discount and estimated offering expenses) the net tangible book value, as adjusted, of the Company as of March 31, 1996, would have been approximately $85,751,000 or $3.93 per share of Common Stock. This represents an immediate increase from net tangible book value per share to net tangible book value, as adjusted, of $1.51 per share to existing stockholders and immediate dilution of $12.07 per share to new investors purchasing shares in this offering. If the initial public offering price is higher or lower, the dilution to new investors will be greater, or less, respectively. The following table illustrates this per share dilution:

Assumed initial public offering price per share.....................             $   16.00
  Net tangible book value per share as of March 31, 1996............  $    2.42
  Increase per share attributable to new stockholders...............       1.51
                                                                      ---------
Adjusted net tangible book value after this offering................                  3.93
                                                                                 ---------
Dilution per share to new stockholders (1)..........................             $   12.07
                                                                                 ---------
                                                                                 ---------

- ------------------------
(1) Dilution is determined by subtracting adjusted net tangible book value per share of Common Stock after the offering from the initial public offering price paid by new investors for a share of Common Stock.

    The following table sets forth, as of March 31, 1996, the number of shares of Common Stock purchased from the Company, the total cash paid to the Company and the average price paid per share by existing stockholders and by purchasers of shares offered by the Company hereby:

                                               SHARES PURCHASED          TOTAL CONSIDERATION      AVERAGE PER
                                           -------------------------  --------------------------     SHARE
                                              NUMBER       PERCENT       AMOUNT        PERCENT       PRICE
                                           ------------  -----------  -------------  -----------  -----------
Existing Stockholders (1)................    19,034,586        87.3%  $   1,611,000         3.5%   $    0.08
New Investors............................     2,763,855        12.7      44,222,000        96.5        16.00
                                           ------------       -----   -------------       -----   -----------
    Total................................    21,798,441       100.0%  $  45,833,000       100.0%   $    2.10
                                           ------------       -----   -------------       -----   -----------
                                           ------------       -----   -------------       -----   -----------

- ------------------------
(1) Sales by the Selling Stockholders in this offering will reduce the number of shares held by existing stockholders to 16,998,441, or approximately 78.0% of the total number of shares to be outstanding after this offering, and will increase the number of shares held by new investors to 4,800,000, or approximately 22.0% of the total number of shares to be outstanding after this offering. If the Underwriters' over-allotment option is exercised in full, the number of shares held by the new investors will increase to 5,520,000 shares, or approximately 24.5% of the total number of shares to be outstanding after this offering.

    The foregoing tables assume no exercise of the Underwriters' over-allotment option or options to purchase shares of Common Stock outstanding and exercisable under the Company's 1988 Incentive Stock Option Plan, 1990 Nonstatutory Stock Option Plan, 1993 Incentive Stock Option Plan, 1996 Incentive Stock Option Plan and 1996 Directors' Stock Option Plan. As of March 31, 1996, there were outstanding under the Company's 1988 Incentive Stock Option Plan, 1990 Nonstatutory Stock Option Plan and 1993 Incentive Stock Option Plan, options to purchase an aggregate of 1,745,136 shares of Common Stock at exercise prices ranging from $0.20 to $7.38 per share, or a weighted average exercise price of $3.31 per share. To the extent that such options are exercised, there will be further dilution to new investors. See "Management -- Employee and Director Plans" and Note 7 of Notes to Consolidated Financial Statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The consolidated statements of operations data presented below for the years ended December 31, 1993, 1994 and 1995 and the consolidated balance sheet data as of December 31, 1994 and 1995 are derived from the consolidated financial statements of the Company, included elsewhere in this Prospectus, that have been audited by Price Waterhouse LLP, independent accountants. The consolidated financial data presented below for the years ended December 31, 1991 and 1992 and the consolidated balance sheet data as of December 31, 1991, 1992 and 1993 are derived from audited consolidated financial statements not included in this Prospectus. The consolidated financial data as of March 31, 1996 and for the three months ended March 31, 1995 and 1996 were derived from unaudited consolidated financial statements prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the Company's financial position and results of operations. The results of operations for any interim period are not necessarily indicative of results to be expected for a full year. The data set forth below should be read in conjunction with, and are qualified by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the Notes thereto included elsewhere herein.

                                                                                                             THREE MONTHS ENDED
                                                                    YEAR ENDED DECEMBER 31,                      MARCH 31,
                                                     -----------------------------------------------------  --------------------
                                                       1991       1992       1993       1994       1995       1995       1996
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                           (AUDITED)                            (UNAUDITED)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Revenue:
  Software and services............................  $  90,532  $ 106,348  $ 116,563  $ 155,247  $ 197,282  $  46,484  $  55,421
  Equipment sales and services.....................     52,981     39,739     49,501     33,558     31,981      6,528      4,834
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Total........................................    143,513    146,087    166,064    188,805    229,263     53,012     60,255
Cost of revenue:
  Software and services............................     58,360     65,904     72,758    103,046    127,702     29,813     35,228
  Equipment sales and services.....................     33,399     27,097     31,561     19,476     19,538      3,701      2,933
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Total........................................     91,759     93,001    104,319    122,522    147,240     33,514     38,161
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
Gross profit.......................................     51,754     53,086     61,745     66,283     82,023     19,498     22,094
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating expenses:
  Research and development.........................     11,121     12,170     16,007     16,700     17,815      4,504      5,642
  Selling, general and administrative..............     27,728     24,617     28,148     34,160     42,102     10,057     11,009
  Consolidation and relocation.....................         --         --      4,096       (364)        --         --         --
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Total........................................     38,849     36,787     48,251     50,496     59,917     14,561     16,651
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating income...................................     12,905     16,299     13,494     15,787     22,106      4,937      5,443
Interest expense...................................      4,745      5,049      4,609      4,284      4,966      1,168      1,206
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income before income taxes and cumulative effect of
 accounting change.................................      8,160     11,250      8,885     11,503     17,140      3,769      4,237
Income tax provision...............................      3,107      4,355      4,330      5,334      6,770      1,488      1,674
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income before cumulative effect of accounting
 change (1)........................................      5,053      6,895      4,555      6,169     10,370      2,281      2,563
Cumulative effect of accounting change (1).........         --         --      2,408         --         --         --         --
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income.........................................  $   5,053  $   6,895  $   6,963  $   6,169  $  10,370  $   2,281  $   2,563
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income before cumulative effect of accounting
 change
 per share (2).....................................  $    0.20  $    0.30  $    0.20  $    0.28  $    0.49  $    0.11  $    0.12
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income per share (2)...........................  $    0.20  $    0.30  $    0.31  $    0.28  $    0.49  $    0.11  $    0.12
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
Shares used in per share computation...............     25,149     22,675     22,129     21,882     21,138     21,494     20,659
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------

                                                                           DECEMBER 31,
                                                       -----------------------------------------------------   MARCH 31,
                                                         1991       1992       1993       1994       1995        1996
                                                       ---------  ---------  ---------  ---------  ---------  -----------
                                                                             (AUDITED)                        (UNAUDITED)
CONSOLIDATED BALANCE SHEETS DATA:
Cash.................................................  $   2,334  $   9,053  $   8,158  $   1,966  $   6,627   $   5,930
Working capital......................................     23,801     23,757     20,029     11,454     23,440      28,343
Total assets.........................................    117,485    125,997    140,922    157,331    180,450     182,824
Long-term debt less current portion (3)..............     43,070     42,734     40,167     37,647     51,155      53,090
Stockholders' equity.................................     27,099     29,445     35,633     39,861     46,590      49,087

- ------------------------------
(1) In 1993, the Company adopted SFAS 109, resulting in an accumulated credit to income for an adjustment in the calculation of income tax expense.

(2) Net income per share is based on the weighted average number of shares of Common Stock and dilutive common equivalent shares from stock options and warrants outstanding during the period using the treasury stock method. Pursuant to certain Securities and Exchange Commission Staff Accounting Bulletins, common and common equivalent shares issued during the 12-month period prior to the date of the initial filing of the Registration Statement have been included in the calculation as if they were outstanding for all periods prior to their issuance. See Note 2 of Notes to Consolidated Financial Statements.

(3)  See Note 5 of Notes to Consolidated Financial Statements.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

OVERVIEW

    Founded in 1969, USCS is a leading provider of customer management software and services to the global communications industry. Revenue is derived primarily from providing software and bill presentment services to cable television and multi-service providers in the U.S. and 13 other countries and bill presentment services to telecommunication companies in the U.S. Software and bill presentment services to cable television and multi-service providers are generally provided under bundled service arrangements. Most of the Company's revenue is derived based on the number of subscribers or end-users of the Company's clients, the number of billing statements mailed and/or the number of images, generally one page side, produced. Most of the Company's revenue is derived under long-term contracts with terms ranging from three to seven years.

    Over the three years ended December 31, 1995, the Company's revenue from software and services has increased at an average rate of 23% per year and has grown from approximately 70% of the Company's total revenue in 1993 to over 86% in 1995. The increase in revenue was attributable primarily to the addition of Ameritech as a significant client in 1994 and increased bill presentment services volume from cellular clients. Also contributing to the growth in revenue was an increase in sales of the Company's software and services in the international marketplace following the introduction of Intelecable in 1993. Two significant clients represented an aggregate of 33% and 31% of the Company's revenue in 1995 and 1994, respectively. Revenue from the ten largest accounts aggregated 63% of the Company's total revenue in 1995 and 1994. See Note 11 of Notes to Consolidated Financial Statements.

    The Company provides software and services to North American cable television and multi-service providers primarily through a direct sales force. Outside of North America, the Company markets its software services primarily through strategic partners, such as system integrators and computer hardware manufacturers, which provide local sales and support. Building and maintaining relationships with its clients is an important part of the Company's strategy because selling cycles can extend a year or longer. The Company has committed increased resources to the international, multi-service and telecommunications markets because it believes these represent opportunities to grow at rates greater than in the U.S. cable television marketplace alone. In 1993, the Company increased its annual expenditures for research and development by over 30% in support of its Intelecable software product, which is being marketed to cable television companies outside the U.S. and multi-service providers in the U.S. and internationally.

    Revenue from selling computer hardware and providing associated maintenance and leasing services has been declining in absolute dollars and as a percentage of total revenue. Revenue from these activities was 30% of total revenue in 1993 and had declined to less than 10% in the first quarter of 1996. The Company expects that equipment sales and services revenue will continue to decline as a percentage of revenue.

RESULTS OF OPERATIONS

    The following table sets forth, for the periods indicated, the Company's consolidated statements of operations and the percentage of revenue represented by each line item:

                                                                                                        THREE MONTHS ENDED
                                                        YEAR ENDED DECEMBER 31,                              MARCH 31,
                                  -------------------------------------------------------------------  ---------------------
                                          1993                   1994                   1995                   1995
                                  ---------------------  ---------------------  ---------------------  ---------------------
                                                                    (DOLLARS IN THOUSANDS)
Revenue:
  Software and services.........  $ 116,563       70.2%  $ 155,247       82.2%  $ 197,282       86.1%  $  46,484       87.7%
  Equipment sales and
   services.....................     49,501       29.8      33,558       17.8      31,981       13.9       6,528       12.3
                                  ---------      -----   ---------      -----   ---------      -----   ---------      -----
    Total.......................    166,064      100.0     188,805      100.0     229,263      100.0      53,012      100.0
Cost of revenue:
  Software and services.........     72,758       43.8     103,046       54.6     127,702       55.7      29,813       56.2
  Equipment sales and
   services.....................     31,561       19.0      19,476       10.3      19,538        8.5       3,701        7.0
                                  ---------      -----   ---------      -----   ---------      -----   ---------      -----
    Total.......................    104,319       62.8     122,522       64.9     147,240       64.2      33,514       63.2
                                  ---------      -----   ---------      -----   ---------      -----   ---------      -----
Gross profit....................     61,745       37.2      66,283       35.1      82,023       35.8      19,498       36.8
                                  ---------      -----   ---------      -----   ---------      -----   ---------      -----
Operating expenses:
  Research and development......     16,007        9.6      16,700        8.8      17,815        7.8       4,504        8.5
  Selling, general and
   administrative...............     28,148       17.0      34,160       18.1      42,102       18.3      10,057       19.0
  Consolidation and
   relocation...................      4,096        2.4        (364)      (0.2)         --         --          --         --
                                  ---------      -----   ---------      -----   ---------      -----   ---------      -----
    Total.......................     48,251       29.0      50,496       26.7      59,917       26.1      14,561       27.5
                                  ---------      -----   ---------      -----   ---------      -----   ---------      -----
Operating income................     13,494        8.2      15,787        8.4      22,106        9.7       4,937        9.3
Interest expense................      4,609        2.8       4,284        2.3       4,966        2.2       1,168        2.2
                                  ---------      -----   ---------      -----   ---------      -----   ---------      -----
Income before income taxes and
 cumulative effect of accounting
 change.........................      8,885        5.4      11,503        6.1      17,140        7.5       3,769        7.1
Income tax provision............      4,330        2.6       5,334        2.8       6,770        3.0       1,488        2.8
                                  ---------      -----   ---------      -----   ---------      -----   ---------      -----
Income before cumulative effect
 of accounting change...........      4,555        2.8       6,169        3.3      10,370        4.5       2,281        4.3
Cumulative effect of accounting
 change (1).....................      2,408        1.4          --         --          --         --          --         --
                                  ---------      -----   ---------      -----   ---------      -----   ---------      -----
Net income......................  $   6,963        4.2%  $   6,169        3.3%  $  10,370        4.5%  $   2,281        4.3%
                                  ---------      -----   ---------      -----   ---------      -----   ---------      -----
                                  ---------      -----   ---------      -----   ---------      -----   ---------      -----


                                          1996
                                  ---------------------

Revenue:
  Software and services.........  $  55,421       92.0%
  Equipment sales and
   services.....................      4,834        8.0
                                  ---------      -----
    Total.......................     60,255      100.0
Cost of revenue:
  Software and services.........     35,228       58.5
  Equipment sales and
   services.....................      2,933        4.8
                                  ---------      -----
    Total.......................     38,161       63.3
                                  ---------      -----
Gross profit....................     22,094       36.7
                                  ---------      -----
Operating expenses:
  Research and development......      5,642        9.4
  Selling, general and
   administrative...............     11,009       18.3
  Consolidation and
   relocation...................         --         --
                                  ---------      -----
    Total.......................     16,651       27.7
                                  ---------      -----
Operating income................      5,443        9.0
Interest expense................      1,206        1.9
                                  ---------      -----
Income before income taxes and
 cumulative effect of accounting
 change.........................      4,237        7.1
Income tax provision............      1,674        2.8
                                  ---------      -----
Income before cumulative effect
 of accounting change...........      2,563        4.3
Cumulative effect of accounting
 change (1).....................         --         --
                                  ---------      -----
Net income......................  $   2,563        4.3%
                                  ---------      -----
                                  ---------      -----

- ------------------------------
(1) In 1993, the Company adopted SFAS 109, resulting in an accumulated credit of $2.4 million.

THREE MONTHS ENDED MARCH 31, 1996 COMPARED TO THREE MONTHS ENDED MARCH 31, 1995

    REVENUE. Revenue is derived primarily from providing customer management software and services to cable television and multi-service providers in the U.S. and 13 other countries and from providing bill presentment services primarily to telecommunications companies in the U.S. Software and bill presentment services to cable television and multi-service providers are generally provided under bundled service arrangements. In addition, the Company sells computer hardware and associated maintenance and leasing services to cable television service providers in connection with providing the Company's software and provides design, printing and graphics services in connection with its bill presentment services. Most of the software and services revenue is derived based on the number of end-users of the services of the Company's clients, the number of bills mailed and/or the number of images produced under long-term contracts, which usually have terms ranging from three to seven years. The Company generally recognizes software and bill presentment services revenue (collectively referred to as "software and services revenue") as services are performed. Certain of the Company's software licenses provide for fixed or minimum fees. Fixed fees and the present value of minimum fees under software licenses are recognized as revenue upon installation. Such amounts have not been material. Most contracts include provisions for inflation-based adjustments, including changes in paper costs.

    Total revenue increased by 14% to $60.3 million in the first quarter of 1996 from $53.0 million in the comparable quarter in 1995. The increase was attributable to growth in revenue from software and services partially offset by a decline in equipment sales and services revenue. Software and services revenue, which was 92% of total revenue in the first quarter of 1996 versus 88% in the comparable 1995 quarter, increased in the first quarter of 1996 by 19% over the comparable 1995 quarter. Customer management software and services revenue increased by 13% to $32.5 million in the first quarter of 1996 from $28.8 million in the comparable 1995 quarter. The increase is attributable to growth in sales to U.S. domestic cable television and multi-service providers, and to international clients. Bill presentment revenue provided primarily to telecommunications companies as a stand-alone service increased by 30% to $22.9 million in the first quarter of 1996 from $17.7 million in the comparable quarter of the prior year. Equipment sales and services declined in the first quarter of 1996 by 26% from the comparable quarter in 1995.

    TCI, which accounted for $9.8 million or 16% of total revenue in the first quarter of 1996 and $10.2 million or 19% in the first quarter of 1995, has announced a plan to begin the replacement of the Company's software with an in-house system. In June 1996, the Company entered into a new 3- 1/2 year agreement with TCI to continue to provide customer management software and bill presentment services for TCI. TCI may remove subscribers from the agreement during its term, subject to price increases based on the number of subscribers remaining under contract. The Company cannot estimate when this alternative system will become available to TCI and when they would be successful in converting their subscriber base to the TCI system. Another client, which accounted for 4% of total revenue in the first quarter of 1996 and recently extended its contract with the Company to early 1997, has orally advised the Company that it may select an alternative system for its customer management software requirements.

    The Company's largest bill presentment client, Ameritech, accounted for 16% of total revenue in the first quarter of 1996 and 13% in the comparable quarter of 1995. Ameritech became a client early in 1994 and has long-term contracts with the Company expiring in 2000 and 2001.

    COST OF REVENUE AND GROSS PROFIT. Cost of software and services revenue consists primarily of direct labor, equipment-related expenses, cost of materials such as paper and facilities expense. Cost of equipment sales and services revenue consists primarily of computer hardware purchased for resale or lease and third party maintenance.

    The Company's gross profit margin of approximately 37% in the first quarter of 1996 remained unchanged from the first quarter of 1995. Customer management software and services gross profit margin declined to 44% in the first quarter of 1996 from 45% in the comparable quarter of 1995. Bill presentment services gross profit margin increased to 26% in the first quarter of 1996 from 22% in the comparable 1995 quarter due to economies of scale resulting from increased revenue. The gross profit margin on equipment related revenue declined to 39% in 1996 from 43% in 1995 because of lower prices realized on equipment sales.

    RESEARCH AND DEVELOPMENT. Research and development costs relate primarily to on-going product development and consist of personnel costs, consulting, testing, supplies, facilities and depreciation expenses. Once the product under development reaches technological feasibility, the development expenditures are capitalized and amortized. See Note 2 of Notes to Consolidated Financial Statements.

    Under certain development agreements, a portion of software development expense is shared by development partners. The Company retains the rights to any development and third-party funds may be subject to certain performance milestones, which, if not met, may require the Company to repay the partner or to expend its own capital for the development without reimbursement from the partner.

    The Company is currently in discussions with a development partner to revise the milestone schedule for the completion of the porting and the enhancement of Intelecable on that partner's computer platform. In the event it is unable to reach an understanding for a revised milestone schedule, the Company's capitalized development cost would not be reduced by the remaining unreimbursed portion under this agreement, of up to $3.2 million, and will be expensed over the life of the product. The Company has evaluated the estimated net realizable value of capitalized development costs related to the development agreement and has determined that such costs are not in excess of estimated future net revenues to be earned from the product under development.

    The Company spent $5.9 million in the first quarter of 1996, inclusive of amounts reimbursable by development partners on research and development versus $4.6 million in the comparable quarter of 1995. This represents an increase of 27% primarily from increased spending on Intelecable.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling expenses consist of compensation for sales and marketing personnel including commissions and related bonuses, travel, trade shows and promotional expenses. General and administrative expenses consist of compensation for administration, finance and general management personnel, as well as legal and accounting fees.

    Total sales and marketing expenses increased by 28% in the first quarter of 1996 in comparison to the first quarter of 1995. The increase in sales and marketing expenditures was primarily because of the addition of sales and marketing personnel committed to the international, multi-service and telecommunications market. General and administrative expenses remained unchanged between the quarters.

    INCOME TAXES. The Company's provision for income taxes represents estimated federal, state and foreign income taxes. The effective income tax rate of 39.5% in the first quarter of 1996 was unchanged from the comparable quarter in 1995 and was based on the Company's anticipated effective rate for the full year.

    NET INCOME. Net income in the first quarter of 1996 increased by 12% to $2.6 million from $2.3 million in the comparable 1995 quarter primarily because of the factors cited above.

THE YEAR 1995 COMPARED TO 1994

    REVENUE. Total revenue increased by 21% to $229.3 million in 1995 from $188.8 million in 1994. The increase was attributable to growth in revenue from software and services, partially offset by a decline in equipment sales and services revenue. Software and services revenue, which was 86% of total revenue in 1995 versus 82% in 1994, increased in 1995 by 27% over the prior year.

    Customer management software and services revenue increased by 15% to $116.9 million in 1995 from $101.4 million in 1994. The increase was attributable to growth in sales to international and multi-service clients and the migration of U.S. clients to expanded services for which higher fees are charged.

    Bill presentment services revenue increased by 49% to $80.4 million in 1995 from $53.8 million in 1994. Ameritech accounted for 16% and 13% of total revenue in 1995 and 1994, respectively. Revenue from Ameritech, which became a client in 1994, increased in 1995 by $12.6 million reflecting a full year of service and growth in its volume of bills presented. Revenue derived from wireless service providers, exclusive of Ameritech, also increased in 1995 reflecting an increase in the numbers of clients served by the Company and growth in the number of wireless service users. Another significant client, TCI, accounted for $39.3 million or 17% of total revenue in 1995, and $34.8 million or 18% in 1994.

    Equipment sales and services revenue declined in 1995 by 5% from the prior year, primarily due to lower equipment sales.

    COST OF REVENUE AND GROSS PROFIT. The Company's gross profit margin in 1995 increased to approximately 36% from approximately 35% in 1994. Customer management software and services gross profit margin increased to 43% in 1995 from 40% in 1994. The improvement is primarily related to increased efficiencies in operations and higher prices. When provided on a stand-alone basis, bill presentment services gross profit margin increased to 24% in 1995 from 21% in 1994 because of efficiencies related to increased volume. Depreciation and amortization expenses included in cost of revenue were $12.6 million in 1995 and $11.0 million in 1994, an increase of 15%. Such expenses have increased because of the Company's capital expenditures for equipment and facilities to support primarily bill presentment services. The gross profit margin on equipment-related revenue was 39% in 1995 versus 42% in 1994. The margins decreased because of lower prices realized on equipment sales.

    RESEARCH AND DEVELOPMENT. The Company spent $19.8 million in 1995 on research and development versus $18.0 million in 1994, an increase of 10%. Included in 1995 and 1994 were expenditures of $2.0 million and $1.3 million, respectively, that were reimbursable by development partners. See Note 2 of Notes to Consolidated Financial Statements.

    SELLING, GENERAL AND ADMINISTRATIVE. Total sales and marketing expenses increased by 30% in 1995 in comparison to 1994. The increase in personnel and sales and marketing expenditures was due primarily to the Company's addition of sales and marketing personnel, reflecting an increased commitment to the international, multi-service and telecommunications market. General and administrative expenses increased by 21% in 1995 compared to 1994 to support higher levels of sales, but remained constant as a percentage of total revenue.

    INCOME TAXES. In 1995, the Company's effective tax rate was less than 40% in comparison to 46% in
1994. In 1994, losses in a foreign subsidiary were incurred and not tax effected. The Company anticipates the 1995 effective income tax rate to be indicative of the rate in future periods.

    NET INCOME. Net income in 1995 increased by 68% from $6.2 million in 1994 to $10.4 million. Net income per share in 1995 increased 75% from $0.28 in 1994 to $0.49 because of the higher earnings and the Company's redemption of 1,044,521 shares pursuant to its obligation under the ESOP. See "Management -- Employee and Director Plans."

THE YEAR 1994 COMPARED TO 1993

    REVENUE. Total revenue increased by 14% to $188.8 million in 1994 from $166.1 million in 1993. This increase was attributable to an increase in software and services revenue, partially offset by a decrease in revenue from equipment sales and services. Software and services revenue increased by 33% over 1993 and represented 82% of total revenue in 1994 as compared to 70% in 1993.

    Customer management software and services revenue increased by 6% to $101.4 million in 1994 from $95.9 million in 1993. Expansion into new countries and sales to multi-service clients contributed to the increase. Bill presentment services revenue increased by 160% to $53.8 million in 1994 from $20.7 million in 1993. The addition of Ameritech, which accounted for 13% of total revenues in 1994, as a client and growth in services to the cellular market accounted for the increase. In 1994, equipment sales and services decreased by 32% as compared to 1993.

    COST OF REVENUE AND GROSS PROFIT. The Company's gross profit margin decreased to approximately 35% in 1994 from 37% in 1993. Software and services gross profit margin was 34% in 1994 versus 38% in 1993 due to decreased gross margins on customer management software and services and a revenue mix that included a higher proportion of lower-margin bill presentment services. Customer management software and services gross profit margin declined to 40% in 1994 from 41% in 1993. When provided on a stand-alone basis, bill presentment services gross profit margin increased to 21% in 1994 from 20% in 1993. The gross profit margin on equipment-related revenue increased to 42% in 1994 from 36% in 1993. The improved margin percentage resulted from higher margins on equipment sold despite the decreased total revenue.

    RESEARCH AND DEVELOPMENT. The Company spent $18.0 million in 1994 on research and development versus $16.6 million in 1993, an increase of 8%. Included in 1994 were expenditures of $1.3 million and $0.6 million, respectively that were reimbursable by development partners. See Note 2 of Notes to the Consolidated Financial Statements.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling and marketing expenses increased by 22% in 1994 in comparison to the prior year. This increase was attributable primarily to additional selling efforts to the international, multi-service and telecommunications markets. General and administrative expenses increased 18% in 1994 over 1993 because of the growth of the overall business.

    CONSOLIDATION AND RELOCATION. In 1993, the Company charged to expense approximately $4.1 million pertaining to the consolidation and relocation of customer support activities in the U.S. and relocation of the Company's offices in the U.K.
    INCOME TAXES. In 1993, the Company adopted SFAS 109, resulting in an accumulated credit to income of $2.4 million. Income tax expense in 1993, exclusive of the change in accounting, was 49% of pretax income, versus 46% in 1994. In both years, losses in a foreign subsidiary were incurred and not tax effected.

    NET INCOME. Net income in 1994 increased 35% from $4.6 million in 1993 to $6.2 million, exclusive of the accounting change. Net income per share in 1994 increased 33% from $0.21 in 1993 to $0.28, exclusive of the accounting change which was $2.4 million or $0.11 per share. During 1994, the number of shares outstanding were reduced by 560,067 primarily from the Company's redemption of shares pursuant to its obligation under the ESOP. See "Management -- Employee and Director Plans."

QUARTERLY RESULTS OF OPERATIONS

    The following tables set forth certain unaudited quarterly financial data for each quarter of 1994 and 1995 and the first quarter of 1996 and the percentage of revenue represented by each line item. The Company believes that all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly the selected quarterly information when read in conjunction with the Consolidated Financial Statements and the Notes thereto included elsewhere herein. The operating results for any quarter are not necessarily indicative of results for any subsequent period or for the entire fiscal year.

                                                                          THREE MONTHS ENDED
                                            -------------------------------------------------------------------------------
                                                                1994                                    1995
                                            --------------------------------------------  ---------------------------------
                                              MAR. 31     JUN. 30    SEP. 30    DEC. 31     MAR. 31     JUN. 30    SEP. 30
                                            -----------  ---------  ---------  ---------  -----------  ---------  ---------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue:
  Software and services...................   $  32,688   $  38,777  $  40,352  $  43,430   $  46,484   $  46,129  $  50,218
  Equipment sales and services............       8,004      11,140      5,234      9,180       6,528      10,022      6,459
                                            -----------  ---------  ---------  ---------  -----------  ---------  ---------
    Total.................................      40,692      49,917     45,586     52,610      53,012      56,151     56,677
Cost of revenue:
  Software and services...................      22,024      24,972     26,455     29,595      29,813      31,102     32,509
  Equipment sales and services............       5,031       6,560      2,830      5,055       3,701       5,996      4,124
                                            -----------  ---------  ---------  ---------  -----------  ---------  ---------
    Total.................................      27,055      31,532     29,285     34,650      33,514      37,098     36,633
                                            -----------  ---------  ---------  ---------  -----------  ---------  ---------
Gross profit..............................      13,637      18,385     16,301     17,960      19,498      19,053     20,044
                                            -----------  ---------  ---------  ---------  -----------  ---------  ---------
Operating expenses:
  Research and development................       4,072       4,052      4,570      4,006       4,504       3,917      4,295
  Selling, general and administrative.....       7,537       8,427      7,530     10,302      10,057      10,120      9,784
                                            -----------  ---------  ---------  ---------  -----------  ---------  ---------
    Total.................................      11,609      12,479     12,100     14,308      14,561      14,037     14,079
                                            -----------  ---------  ---------  ---------  -----------  ---------  ---------
Operating income..........................       2,028       5,906      4,201      3,652       4,937       5,016      5,965
Interest expense..........................       1,034         985      1,116      1,149       1,168       1,236      1,346
                                            -----------  ---------  ---------  ---------  -----------  ---------  ---------
Income before income taxes................         994       4,921      3,085      2,503       3,769       3,780      4,619
Income tax provision......................         463       2,283      1,431      1,157       1,488       1,493      1,825
                                            -----------  ---------  ---------  ---------  -----------  ---------  ---------
Net income................................   $     531   $   2,638  $   1,654  $   1,346   $   2,281   $   2,287  $   2,794
                                            -----------  ---------  ---------  ---------  -----------  ---------  ---------
                                            -----------  ---------  ---------  ---------  -----------  ---------  ---------
Net income per share......................   $    0.02   $    0.12  $    0.08  $    0.06   $    0.11   $    0.11  $    0.13
                                            -----------  ---------  ---------  ---------  -----------  ---------  ---------
                                            -----------  ---------  ---------  ---------  -----------  ---------  ---------
Shares used in per share calculation......      21,995      21,963     21,864     21,707      21,494      21,186     21,078
                                            -----------  ---------  ---------  ---------  -----------  ---------  ---------
                                            -----------  ---------  ---------  ---------  -----------  ---------  ---------


                                                                          THREE MONTHS ENDED
                                            -------------------------------------------------------------------------------
                                                                1994                                    1995
                                            --------------------------------------------  ---------------------------------
                                              MAR. 31     JUN. 30    SEP. 30    DEC. 31     MAR. 31     JUN. 30    SEP. 30
                                            -----------  ---------  ---------  ---------  -----------  ---------  ---------
Revenue:
  Software and services...................        80.3%       77.7%      88.5%      82.6%       87.7%       82.2%      88.6%
  Equipment sales and services............        19.7        22.3       11.5       17.4        12.3        17.8       11.4
                                            -----------  ---------  ---------  ---------  -----------  ---------  ---------
    Total.................................       100.0       100.0      100.0      100.0       100.0       100.0      100.0
Cost of revenue:
  Software and services...................        54.1        50.1       58.0       56.3        56.2        55.4       57.3
  Equipment sales and services............        12.4        13.1        6.2        9.6         7.0        10.7        7.3
                                            -----------  ---------  ---------  ---------  -----------  ---------  ---------
    Total.................................        66.5        63.2       64.2       65.9        63.2        66.1       64.6
                                            -----------  ---------  ---------  ---------  -----------  ---------  ---------
Gross profit..............................        33.5        36.8       35.8       34.1        36.8        33.9       35.4
                                            -----------  ---------  ---------  ---------  -----------  ---------  ---------
Operating expenses:
  Research and development................        10.0         8.1       10.1        7.6         8.5         7.0        7.6
  Selling, general and administrative.....        18.5        16.9       16.5       19.6        19.0        18.0       17.3
                                            -----------  ---------  ---------  ---------  -----------  ---------  ---------
    Total.................................        28.5        25.0       26.6       27.2        27.5        25.0       24.9
                                            -----------  ---------  ---------  ---------  -----------  ---------  ---------
Operating income..........................         5.0        11.8        9.2        6.9         9.3         8.9       10.5
Interest expense..........................         2.6         1.9        2.4        2.1         2.2         2.2        2.4
                                            -----------  ---------  ---------  ---------  -----------  ---------  ---------
Income before income taxes................         2.4         9.9        6.8        4.8         7.1         6.7        8.1
Income tax provision......................         1.1         4.6        3.2        2.2         2.8         2.6        3.2
                                            -----------  ---------  ---------  ---------  -----------  ---------  ---------
Net income................................         1.3%        5.3%       3.6%       2.6%        4.3%        4.1%       4.9%
                                            -----------  ---------  ---------  ---------  -----------  ---------  ---------
                                            -----------  ---------  ---------  ---------  -----------  ---------  ---------


                                                          1996
                                                       -----------
                                             DEC. 31     MAR. 31
                                            ---------  -----------

Revenue:
  Software and services...................  $  54,451   $  55,421
  Equipment sales and services............      8,972       4,834
                                            ---------  -----------
    Total.................................     63,423      60,255
Cost of revenue:
  Software and services...................     34,278      35,228
  Equipment sales and services............      5,717       2,933
                                            ---------  -----------
    Total.................................     39,995      38,161
                                            ---------  -----------
Gross profit..............................     23,428      22,094
                                            ---------  -----------
Operating expenses:
  Research and development................      5,099       5,642
  Selling, general and administrative.....     12,141      11,009
                                            ---------  -----------
    Total.................................     17,240      16,651
                                            ---------  -----------
Operating income..........................      6,188       5,443
Interest expense..........................      1,216       1,206
                                            ---------  -----------
Income before income taxes................      4,972       4,237
Income tax provision......................      1,964       1,674
                                            ---------  -----------
Net income................................  $   3,008   $   2,563
                                            ---------  -----------
                                            ---------  -----------
Net income per share......................  $    0.14   $    0.12
                                            ---------  -----------
                                            ---------  -----------
Shares used in per share calculation......     20,796      20,659
                                            ---------  -----------
                                            ---------  -----------

                                                          1996
                                                       -----------
                                             DEC. 31     MAR. 31
                                            ---------  -----------
Revenue:
  Software and services...................       85.9%       92.0%
  Equipment sales and services............       14.1         8.0
                                            ---------  -----------
    Total.................................      100.0       100.0
Cost of revenue:
  Software and services...................       54.1        58.4
  Equipment sales and services............        9.0         4.9
                                            ---------  -----------
    Total.................................       63.1        63.3
                                            ---------  -----------
Gross profit..............................       36.9        36.7
                                            ---------  -----------
Operating expenses:
  Research and development................        8.0         9.4
  Selling, general and administrative.....       19.1        18.3
                                            ---------  -----------
    Total.................................       27.1        27.7
                                            ---------  -----------
Operating income..........................        9.8         9.0
Interest expense..........................        2.0         1.9
                                            ---------  -----------
Income before income taxes................        7.8         7.1
Income tax provision......................        3.1         2.8
                                            ---------  -----------
Net income................................        4.7%        4.3%
                                            ---------  -----------
                                            ---------  -----------

    The Company's quarterly operating results have in the past and may in the future vary significantly depending on various factors. These factors include the number of subscribers or end-users serviced by the Company's clients, the timing and size of new or expiring contracts, the effort involved in converting new clients to the Company's systems, labor and material costs, the volume of custom design, graphics and printing services contracted by the Company's clients, and the success of current clients' migration to alternative software and services. The Company may invest significant time and financial resources towards securing and implementing contracts and potential contracts, such as the addition of Ameritech in 1994 as a client, or developing new products and services. Revenue from such activities may be received, if at all, only in future quarters. Thus, the Company may incur significant expenses in a particular quarter that are not offset by corresponding revenue and conversely may receive additional revenue in future quarters for which related expenses were incurred in prior quarters.

    Over the nine quarters ended March 31, 1996, the most significant quarterly variances in revenue have been the addition of Ameritech as a bill presentment client in early 1994, which resulted in the increase in software and services revenue in the second quarter of 1994, and the variation in computer hardware sales from quarter to quarter. In general, the Company has experienced lower revenue from equipment sales in the second half, and particularly the third quarter, of each year. In the third quarters of 1994 and 1995, equipment sales and services revenue declined by $5.9 million or 53% and $3.6 million or 36%, respectively, over the immediate prior quarters.

    The overall gross margin increased to 37% and 36% in the second and third quarters of 1994 from 34% in the first quarter. The lower margin in the first quarter resulted from labor and equipment costs incurred in adding Ameritech as a client. In the fourth quarter of 1994, the gross margin was reduced to 34% as the Company incurred additional costs and increased staffing in connection with adding approximately 287,000 square feet of leased facilities to accommodate the expansion of bill presentment services. Gross margin improved to 37% in the first quarter of 1995 as the facilities became operational and software and services revenue increased. In the second quarter of 1995, gross margin declined to 34%. The Company was anticipating the addition of a large bill presentment services client and, accordingly, added the necessary equipment and personnel. When it became evident that the prospective client would not outsource its business, the equipment and personnel were redeployed or eliminated, helping to improve gross margin in the third and fourth quarters of 1995 and the first quarter of 1996.

    Research and development expenses can vary from quarter to quarter depending on changing priorities and client needs. In the fourth quarter of 1995, the Company increased its spending level primarily to upgrade its Intelecable software product. Selling, general and administrative expenses can vary from quarter to quarter based on revenue, contract signings and the initiation of market and promotional programs. In the fourth quarter of 1994, the Company increased its selling and marketing expenditures by 66% over the average of the first three quarters of that year. This increase was directed at expanding the Company's international presence, marketing Intelecable in the U.S. and increasing its focus on selling bill presentment services.

LIQUIDITY AND CAPITAL RESOURCES

    From 1993 through the first quarter of 1996, the primary sources of financing of the Company's growth has been cash provided by operations and borrowings from banks and financial institutions. During the 13-quarter period, the Company generated $82.7 million in net cash from operations and increased its net borrowings by $10.1 million. In the same period, net capital expenditures were $86.8 million, and repurchases by the Company of its common stock were $8.9 million.

    The Company collects from its clients and remits to the U.S. Postal Service a substantial amount of postage. All contracts allow the Company to pre-bill and/or require deposits from its clients to mitigate the effect on cash flow. As of March 31, 1996, 35% of the Company's accounts receivable represented amounts due from clients for postage. Postage collections and remittances are not included in the Company's statements of operations.

    At March 31, 1996, the Company had $5.9 million of cash, $62.8 million of accounts receivable (including postage receivable of $22.2 million), $5.7 million of current net investment in leases, and $28.3 million of working capital. At the end of the first quarter of 1996, the Company and a subsidiary had combined borrowings of $38.0 million under unsecured bank credit arrangements with a total borrowing availability of $65.0 million. Of the $63.2 million of total debt outstanding at March 31, 1996, $10.1 million is due over the following 12-month period. The Company plans to use a portion of the proceeds from this offering to repay borrowings under the bank credit agreements. See "Use of Proceeds."

    The Company plans to continue making significant investments in capital equipment, facilities and research and development. The Company believes that the proceeds of this offering, together with net cash flow from operations and borrowing availability, will be sufficient to support operations through the next twelve months. The above statements that are not historical facts or statements of current status are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 and as such are subject to the risks and uncertainties set forth under "Risk Factors" herein. Actual results may differ materially.

                                    BUSINESS

    USCS is a leading provider of customer management software and services to the global communications industry. The Company's clients include cable television, wireless and land-line telephony, DBS and multi-service providers in the U.S. and 13 other countries. The Company's software-based solutions enable its clients to manage critical customer relationship functions, including new account set-up, order processing, customer support, management reporting and marketing analysis. The Company also provides bill presentment services, which include generation of high quality customized billing statements that are produced in automated facilities designed to minimize turnaround time and mailing costs. USCS also offers a variety of complementary professional services, including consulting, application development and client training, as well as statement design services that allow clients to use the billing statement as a communication and marketing tool. The Company's clients typically enter into contracts with terms ranging from three to seven years. Clients are billed monthly, generally based on the number of end-users they serve. As a result, a significant portion of the Company's revenue is recurring and increases as the service provider's customer base grows. In 1995, the Company's revenue totaled $229.3 million, of which 73% was generated from companies which have been clients of USCS for three or more years.

    USCS has been providing comprehensive customer management software and services to the cable television industry for more than 25 years. The Company's software currently supports 53% of U.S. cable subscribers and is used by 15 of the 20 largest cable television service providers in the U.S. The Company provides bill presentment services to clients serving 53% of U.S. cable television subscribers, 33% of U.S. cellular users and 9% of U.S. land-line telephony customers and to a variety of other service providers. The Company's bill presentment clients include substantially all of its domestic customer management software clients and other service providers such as Ameritech, AirTouch and Frontier. The Company currently processes over 60 million bills per month and is the largest centralized first class mailer in the U.S., responsible for generating more than 1.5% of the total volume of all U.S. first class mail, including customer remittance volume. Bill presentment services are generally provided to software clients in bundled contracts and are also sold separately.

    The Company has extended its leadership position by introducing products and services that address the rapidly changing global communications market. Technological advances, regulatory changes and international growth are transforming the structure and competitive dynamics of the industry. Markets that were once segmented by service and geographic location are converging into a single global communications market which includes traditional service providers and new entrants offering a combination of services. The rapidly shifting and increasingly complex nature of the converging communications market has increased the need among service providers for sophisticated and flexible customer management software and services.

    In 1993, the Company deployed Intelecable, which the Company believes is the first customer management software product designed for multi-service providers. The Company also believes that Intelecable is the only integrated multi-service customer management software system currently operational and commercially available. Intelecable is presently installed for 17 clients worldwide, including combined cable/telephony service providers in the U.K., a combined cable/wireless cable/DBS provider in Australia and two interactive video providers in the U.S., including BellSouth Interactive. The Company has also expanded its bill presentment services to support multi-service providers by offering consolidated billing statements that combine data from multiple services, such as wireless and land-line telephony, into a single integrated billing statement.

COMMUNICATIONS MARKET DYNAMICS

    The communications industry includes cable television, wireless and land-line telephony, paging, personal communications services ("PCS"), DBS, wireless cable, interactive broadband and other services. Technological advances and regulatory changes in the U.S. and internationally have transformed the structure and competitive dynamics of the industry. Markets that were formerly segmented by service and geographical location are converging into a single, worldwide communications market, which includes both traditional service providers and a variety of new entrants. Communications service providers can now offer expanded combinations of services in numerous locations.

    In the U.S., cable television and telecommunications companies traditionally operated in a highly regulated environment that often limited the number of service providers for a particular service in a given geographical area and also limited the types of services that could be provided by single companies. Passage in February 1996 of the Telecommunications Act of 1996 and other recent deregulatory measures, however, have removed some of the barriers that previously prevented telephony companies from providing cable television service and cable television companies from providing telephony service in the U.S. RBOCs for example, which provided local telephony services to 78 million households in the U.S. in 1995, now have the opportunity to offer video services in the U.S.

    The regulatory changes redefining the U.S. market have in many cases already affected the foreign marketplace. In recent years, some countries have authorized cable and telephony companies to compete. In the U.K., for example, seven companies currently offer combined cable/telephony services to over one million customers.

    Improving price/performance characteristics of communications hardware have also contributed to growth in the worldwide communications market. For example, the retail price of cellular handsets has declined significantly in recent years and in some instances handsets are now given away free of charge to encourage new subscriber growth. Due in part to such developments, the number of cellular customers increased by approximately 40% in the U.S. and 80% internationally in 1995. In addition, governments in the U.S. and other countries have recently allocated additional bandwidth for new wireless communications services such as PCS. In the U.S., nearly 100 PCS licenses were awarded in Federal Communications Commission auctions in the first quarter of 1995 alone.

    Historically limited availability of many traditional communications services outside of the U.S. offers significant opportunities for local and U.S.-based communications service providers. Many countries outside the U.S. have recently passed legislation designed to increase availability and usage of video-based services such as cable television and DBS. In other countries, governments are privatizing their formerly state-owned telecommunications monopolies to increase the quality and availability of services. Additionally, cable television regulations have recently been approved in some countries legalizing the construction of cable systems.

    The rapidly shifting dynamics of the converging communications marketplace have resulted in an increased emphasis on effective customer management software and services. Companies competing in this deregulated and increasingly competitive environment require customer management software and services that are flexible, scaleable and capable of supporting multi-service providers.

CUSTOMER MANAGEMENT SOFTWARE AND SERVICES

    Customer management software systems enable a communications service provider to manage critical customer relationship functions, including new account set-up, order processing, customer service and support, management reporting, marketing analysis and accounts receivable management. Effective customer management software systems are generally flexible, modular and scaleable, allowing clients to manage increasing customer bases. In addition, such systems are generally interoperable with the service provider's other information systems such as decision support software. Customer management services include bill presentment, the process by which electronic billing data are analyzed, verified, formatted and presented to the end user for payment. Billing statements are generally printed and mailed to customers, although in recent years, service providers have begun to explore alternative presentment methods, including electronic presentment via a PC or other communications device. The bill presentment process must be cost-effective and produce easily understandable bills quickly and accurately. As customer management software and services often form the basis of the only regular communication between service providers and their customers, the interaction enabled by these systems can be a critical marketing tool.

    Customer management software and services can either be developed and managed by the communications service provider, outsourced to one or more third parties or apportioned between internal and external systems. Software systems can be operated on a stand-alone basis, using hardware located at the client's facility, or provided on a service bureau basis using third party computer systems located at the supplier's facility and linked to the client by a wide area network. Development and implementation of a customer management software system is a costly and time-consuming effort. The Company believes that third party customer management software systems developed independently often provide a higher level of price/performance, flexibility and scaleability than in-house systems. The Company also believes that, as new communications service providers enter the market and the amount of new services being provided by both new and established companies increases, the demand for systems with expanded functionality, flexibility and scaleability will also increase.

    Land-line telephony service providers in the U.S. have traditionally used customer management software systems developed internally or through cooperative joint ventures. These so-called "legacy" systems, many of which were developed over 10 years ago, are designed for a single-service market and do not provide the scaleability, flexibility and service integration capability required in a multi-service environment. Significant resources would be required to transition most legacy systems to a multi-service environment. The Company believes that the inherent limitations of legacy systems may encourage telephony service providers to seek outsourcing alternatives to support new or expanded offerings in a multi-service environment.

    Unlike land-line telephony service providers, cable television, wireless and DBS service providers in the U.S. have typically outsourced customer management software and services, preferring to allocate resources to other aspects of their business, including network build-out. New companies entering the market will be required to decide between developing their own in-house systems or outsourcing, and established companies that are expanding their service offerings will be required to upgrade their in-house systems or seek outsourcing alternatives. The Company believes that the enhanced functionality and features, lower start-up cost and rapid implementation capability of outsourced solutions will be an attractive alternative for such companies.

    In non-U.S. markets, land-line telephony service providers have typically developed in-house single-service customer management systems, while cable television, wireless and DBS providers have typically outsourced. The Company believes that the rapid growth of cable television, wireless and DBS providers internationally will result in substantially increased outsourcing opportunities. In addition, as U.S. cable companies continue to enter international markets through acquisitions and alliances, the Company believes that such companies will continue to outsource customer management software systems. Non-U.S. communications companies have also historically used internally developed bill presentment solutions. However, the Company believes that increased activity in non-telephony services and the expansion of U.S. companies into non-U.S. markets will increase outsourcing opportunities for bill presentment services in non-U.S. markets.

THE USCS SOLUTION

    USCS provides customer management software and services to single and multi-service providers in the U.S. and 13 other countries. The Company's software and related products are flexible, modular, interoperable with other information systems and scaleable to an expanding customer base. The Company's bill presentment services offer its clients a variety of options for generating informative, easy-to-read and customized billing statements that maximize marketing impact and minimize overall production cost. The Company offers its customer management software to U.S. and international clients on a stand-alone basis while offering U.S. clients both stand-alone and service-bureau alternatives. USCS also offers a variety of complementary professional services, including consulting, application development and client training, as well as statement design services that allow clients to use the billing statement as a communication and marketing tool.

    USCS is a leading provider of customer management software and services to the global communications industry. In 1995, the Company was the largest provider of customer management software systems to U.S. cable television service providers, supporting 53% of U.S. cable subscribers. The Company's bill presentment services generated statements for 53% of U.S. cable subscribers, 33% of U.S. cellular customers and 9% of U.S. land-line telephony users. The Company's record of achievement includes what USCS believes is:

    -The  first  customer  management  software  system  for   multi-service
     providers, including support of combined cable television/telephony sites;

    -The first contract with an RBOC to outsource all bill presentment functions for telephony services;

    -The first installation and operation of customer management software for interactive video trials in the U.S.;

    -The first on-line processing system for the cable industry;

    -The first pay-per-view module for on-line subscribers; and

    -The first incorporation of a relational database into a customer management software application which allows the user to query logical relationships without the need to predefine or describe a specific access path to the data.

USCS STRATEGY

    The Company's strategy to maintain and enhance its industry position includes the following key elements:

    FOCUS ON RECURRING REVENUE. The Company's clients typically enter into contracts with terms ranging from three to seven years. Clients are billed monthly, generally based on the number of end-users they serve. As a result, a significant portion of the Company's revenue is recurring and increases as the service provider's customer base grows. In addition, the Company focuses on client care and service to encourage long-term relationships and contract renewals. In 1995, the Company's revenue totaled $229.3 million, of which 73% was generated from companies that have been USCS clients for three or more years. The Company will continue to focus on building recurring revenue through long-term contracts and enhanced client care.

    FOCUS ON NEEDS OF MULTI-SERVICE PROVIDERS. The Company is a pioneer in providing integrated customer management software and services to both single and multi-service communications providers. The Company intends to leverage its technology, multi-service experience and installed base of clients to rapidly expand its base of multi-service clients.

    INCREASE INTERNATIONAL REVENUE. The Company currently provides customer management software and services to clients in 13 foreign countries and is seeking to expand its international presence, both in software and bill presentment services, using direct and indirect sales channels. The Company has entered into alliances with established international distributors such as Bull Argentina S.A., Sema Group and IBM to market Intelecable. The Company intends to target additional distribution alliances for Intelecable and to market its bill presentment services in selected international markets, primarily through licensing arrangements.

    EXPAND BILL PRESENTMENT MARKET OPPORTUNITIES. The Company provides bill presentment services to a variety of communications service providers, generating billing statements for 53% of U.S. cable subscribers, 33% of U.S. cellular users and 9% of U.S. land-line telephony customers. The Company also services several non-communications clients, including financial service providers and utility companies. The Company intends to target clients in both communications and other industries to expand the market for its bill presentment services.

    INCREASE PROFESSIONAL AND STRATEGIC SERVICES REVENUE. The Company provides its customers with a variety of professional and strategic services, including application development, consulting, support, training, software design, statement design and marketing services. The Company intends to leverage its installed client base and capitalize on the professional and strategic expertise of its personnel to increase revenue from these activities.

    CONTINUE TO DEVELOP LEADING-EDGE SOFTWARE AND SERVICES. The Company regularly develops and incorporates new and diverse technologies into its customer management software products and its bill presentment processes. The Company's product development strategy is based on open systems architecture and relational databases, which facilitate operation on multiple hardware platforms and interoperability with other information systems. The Company has entered into alliances with IBM and Tandem Computers Incorporated ("Tandem") in connection with the development of customer management software. The Company is also continually seeking to enhance its bill presentment services to increase client interaction and reduce turnaround time and mailing costs. Additionally, the Company is exploring electronic statement presentment alternatives. USCS intends to use both its internal development team and strategic alliances to maintain its technological leadership.

USCS PRODUCTS AND SERVICES

    USCS offers customer management software systems, bill presentment services and a variety of related professional and support services. The Company's products and services enable communications service providers to manage critical customer relationship functions, including new account set-up, order processing, customer support, management reporting, marketing analysis and design and generation of customized billing statements. The Company also offers a variety of fee-based professional services, including worldwide consulting, application development, client training and statement design services that allow clients to use the billing statement as a communication and marketing tool.

    CUSTOMER MANAGEMENT SOFTWARE

    The Company's primary customer management software products are DDP/SQL and Intelecable. The Company markets DDP/SQL to the traditional U.S. cable television provider market while Intelecable is targeted to single and multi-service providers in the U.S. and internationally. The Company also offers CableWorks, a PC-based system for smaller operators. Additionally, certain clients continue to use earlier generations of the Company's software that are no longer marketed to new clients. Both DDP/SQL and Intelecable are scaleable and are available in basic systems with optional modules, allowing the service provider to design a customized system which can effectively manage a growing customer base. Both systems were developed in compliance with ISO 9001 international quality process standards for design, production, installation and servicing.

    The Company licenses its software products to its clients under multi-year license agreements. License fees are generally paid monthly based on the number of subscribers or end-users served by the client. These agreements are typically subject to periodic renewals and inflation-based license fee adjustments.

    DDP/SQL. DDP/SQL is the Company's primary software system for cable television companies in North America. Currently, 15 of the 20 largest cable television service providers in the U.S. use the DDP/ SQL system. DDP/SQL offers a basic system with optional modules for expanded functionality. DDP/SQL uses a relational database which allows the user to query logical relationships without the need to predefine or describe a specific access path to the data. Information generated by DDP/SQL can be used with the client's internal information systems and off-the-shelf software programs. This interoperability allows users, for example, to easily create financial spreadsheets based on information generated by DDP/SQL.

    The Company offers DDP/SQL on either a stand-alone or a service bureau basis. Stand-alone systems currently support approximately 75% of the Company's client subscriber base while 25% are supported on a service bureau basis. For stand-alone clients, the Company installs a complete DDP/SQL system at the provider's facility, including necessary hardware and peripherals. Clients using a service bureau arrangement access the Company's on-line processors via wide area networks. The Company's Technical Response Center monitors traffic and network availability to identify and respond to outages in the system. See "-- USCS Products and Services -- Hardware Leasing and Sales" and "-- Client Support and Care."

    DDP/SQL runs on massively parallel processing hardware manufactured by Tandem. The Company is a value-added reseller of Tandem equipment. The Company also sells to its clients peripheral hardware made by manufacturers other than Tandem, and generally enters into hardware maintenance agreements with its clients. The Company also provides lease financing and maintenance services for companies operating systems on a stand-alone basis. See "-- USCS Products and Services -- Hardware Leasing and Sales."

    INTELECABLE. The Company believes that Intelecable is the world's first customer management software system designed for multi-service providers in the converging communications marketplace. The Company also believes that Intelecable is the only integrated multi-service software system currently operational and commercially available. First installed in 1993, Intelecable supports a diverse array of communications services, including cable television, telephony, combined cable/telephony, interactive video and DBS. The Company has installed Intelecable for 17 clients worldwide, including combined cable/telephony service providers in the U.K., a combined cable/wireless cable/DBS provider in Australia and two sites in the U.S. that support interactive video operations.

    The Company has installed Intelecable for Birmingham Cable Communications Ltd. ("Birmingham Cable") in Birmingham, U.K. The Birmingham site became operational in August 1993 and over 275,000 homes have been passed in its region. At the Birmingham site, Intelecable supports 80,000 cable subscribers and handles over 8.3 million telephone calls per month.

    In addition to Birmingham Cable, Intelecable is being deployed to support combined cable/telephony operations for Optus Vision in Australia, which is expected to be the world's first nationwide integrated cable/telephony system. Other sites include a nationwide cable/wireless cable/DBS operation in Australia and cable-television-only sites in Australia, Chile, Japan, Portugal, the U.K. and Venezuela. Intelecable is enabled with National Language Support double-byte capability, which allows operation in a variety of foreign languages, including Japanese, Chinese and Arabic. In the U.S., Intelecable has recently been deployed to support an interactive video trial by BellSouth Interactive in Chamblee, Georgia.

    The Company believes that Intelecable is the only customer management software system currently operational that has multi-platform capabilities. Initially offered on IBM's AIX (UNIX) operating system, Intelecable is being ported to Tandem's Integrity NR and is expected to be available on Tandem's OSS platform. The Tandem OSS port is expected to provide a migration path to Intelecable for DDP/ SQL users requiring multi-service customer management software capabilities.

    Intelecable is based on an open systems architecture, which facilitates customization and interoperability with other information systems. The
Intelecable system has been developed using standard design methodologies and transaction processing monitor architecture. Intelecable also uses an embedded standard query language (SQL), which facilitates access to the database by user-created applications. The design of Intelecable delivers a high-level programming interface, which allows extensive customization without complex code changes. Intelecable uses an Oracle relational database, which allows clients to maintain an integrated database for each service offered by the client.

    CABLEWORKS. The Company markets its CableWorks PC-based customer management software product to domestic and international cable operators that have lower transaction volume requirements than operators supported by DDP/SQL or Intelecable. CableWorks is designed to introduce smaller cable operators to the Company's products, with the expectation that such operators will migrate to Intelecable or DDP/SQL as their business grows. CableWorks is installed in sites in the U.S. and 26 other countries and has been translated into eight foreign languages.

    DOCUMENTATION AND TRAINING. The Company provides, at an additional charge, complete product documentation and training services to users of its software products. The Company has recently added CD-ROM-based product documentation. The Company's "ClassROM" software provides interactive instruction and product training on CD-ROM. The Company maintains training facilities in California and the U.K. See "-- USCS Products and Services -- Professional Services and Support."

    BILL PRESENTMENT SERVICES

    The Company provides bill presentment services in a fully integrated and automated production environment that rapidly and cost-effectively transforms electronic data received from the client into informative, accurate and customized billing statements. In addition, the Company's statement-based marketing services allow clients to use the billing statement as a marketing tool to reinforce a corporate image, advertise special offers and features and otherwise market its services to its customers. To address the needs of multi-service providers, the Company offers billing statements that combine data from multiple services, such as wireless and land-line telephony, into a consolidated billing statement.

    The Company's automated bill presentment services offer several advantages over typical in-house services, including the following:

    -SHORTENED  BILLING  CYCLES.   The "billing  cycle"  refers to  the time
     between receipt of the electronic billing data from the service provider and the date the service provider receives payment of the bill from its customer. By rapidly generating billing statements and presorting to reduce mailing time, the Company's systems can significantly reduce the time required to place a statement in the postal stream, thereby shortening the client's billing cycle. In addition, the Company has the ability to dynamically change the due date of a particular batch of statements to allow a previously produced batch of statements to have an earlier due date than later batches, further shortening the overall billing cycle.

    -MINIMIZED MAILING COSTS. The Company has developed procedures, such as certified Manifest Mailing, that allow the Company's clients to secure the lowest available postal rate for their statements. Additionally, the Company's systems can automatically calculate the maximum number of inserts that can be placed in an envelope without causing the envelope to exceed certain specified weights.

    -STATEMENT-BASED MARKETING  CAPABILITIES.   The  Company  offers  custom
     statement and envelope design services, custom formatting, insert production services, selective inserting capability and a variety of other services that enhance its clients' statement-based marketing activities.

    -REDUCED CUSTOMER CARE COSTS. By providing custom formatting and other design services, the Company has helped certain of its clients achieve demonstrated savings in customer care costs by substantially reducing the number of customer inquiries and complaints regarding their bill and the billing process.

    STATEMENT PRODUCTION. The Company, which currently generates statements for 53% of U.S. cable television subscribers under bundled contracts, 33% of U.S. cellular customers and 9% of U.S. land-line telephony users, has achieved its industry position in part through the development and deployment of technologically innovative systems and software. The Company operates two statement production facilities in the Northern California area. These facilities receive a data stream from the client's customer management software (whether a client's legacy system, a competitor's system or the Company's software), manipulate the data into a usable format, create cost-effective, informative, easy-to-read and accurate customized billing statements and mail the statements to the end-users. The Company is the largest centralized first class mailer in the U.S., responsible for generating more than 1.5% of the total volume of all U.S. first class mail, including customer remittance volume. The Company processes over 60 million statements containing approximately 200 million images (generally one page side) per month. The Company generates bill presentment revenue based on the number of statements and/or images produced and mailed. The Company has developed automation technologies that have led to a demonstrated 99.9% statement accuracy level for the 12 months ended March 31, 1996, based on reported client complaints.

    Using patented processes and technologies, the Company provides a fully-integrated, computerized and automated production environment that (i) processes, logs, verifies and authenticates all customer data, (ii) creates automated production controls for every statement, including form bar codes, weight and thickness parameters, unique statement tracking numbers, "due out" dates, address correction, carrier route/delivery point bar codes and postal processing parameters, (iii) models every production run on-line before printing and (iv) enables postal processing, sorting and discounting to be performed on-line.

    Full real-time automation enables the Company to monitor quality, control remakes, predict and schedule production loading, verify customer data, forecast production volumes and maintain production system history on-line. The system is controlled by an on-line production control system that is based on advanced client/server architecture and has high-speed data transmission capabilities. A local area network links the production equipment to the production control system. To provide clients with real-time information regarding the progress of the billing statement production process, the Company has developed its "VantagePLUS" client information system, which provides a customized "view into the facility" to allow clients to monitor the status of their jobs. VantagePLUS, which is currently undergoing final testing with selected clients, includes a client/server architecture and a PC-based graphical user interface that provides traceability of an individual statement from the beginning of statement production until 45 days after distribution. VantagePLUS is expected to provide clients with greater control over the billing process in an outsourced environment. See "Risk Factors -- New Products and Technological Changes."

    The Company also offers consolidated billing statements for multi-service providers, which combine data from multiple services, such as wireless and land-line telephony, into a single integrated statement. Consolidated statements can offer clients significant savings both in paper and mailing costs. Consolidated statements can also be a powerful marketing tool for companies seeking to establish brand name recognition and sell combined services.

    STATEMENT-BASED MARKETING SERVICES. The Company provides statement-based marketing services that allow its clients to transform regular customer billing statements into communication tools. The billing statement is often the only form of regular communication between a service provider and its customers. Many clients have the opportunity, through the Company's statement-based marketing and creative design services, to use the billing statement to reinforce a corporate image, advertise special offers and features, deliver customer-specific messages and otherwise market their services to their customers. The Company believes that as competition in the communications market increases, the ability to differentiate based on marketing and service will become increasingly critical.

    Statement design and marketing services are provided by the Company's Creative Design Group, which works with clients to design flexible, user-friendly statements. The Company offers its clients a choice of statement sizes and formats, on-site forms analysis, logo and graphic design and customer-specific messaging and advertising options. The Company also offers custom envelope and forms design and manufacturing services.

    The Company operates a full service graphics and printing facility through which the Company offers color electronic publishing and pre-press and multi-color printing of inserts. The Company works with its clients to design and produce high-quality inserts that feature special offerings, promotions or other messages from the client to its customers. The Company uses proprietary selective inserting technology, which allows each statement to have a unique combination of marketing inserts at the time the billing statement is produced. The automated insert process allows clients to define an insert mailing with precision, offering over 100 insert combinations in any given statement run.

    FUTURE ELECTRONIC DELIVERY ALTERNATIVES. The Company's automated information and technology infrastructure, which electronically prepares and monitors the statement until final printing, provides the basis for the Company's planned development of an electronic bill presentment alternative. The proliferation of on-line services and the Internet provides an opportunity for communications service providers to bill customers electronically through a PC or other device. The Company believes that as electronic billing and payment solutions become more accepted, communications service providers will require electronic statement presentment capabilities. USCS is in preliminary discussions with potential strategic partners to begin integrating electronic presentment technologies into the Company's systems and is currently developing a prototype. See "Risk Factors -- New Products and Rapid Technological Changes."

    PROFESSIONAL SERVICES AND SUPPORT

    The Company has expanded and refocused its fee-based professional services and support functions to better serve the needs of its clients in the global communications industry and to expand its revenue base. The Company maintains a Professional Services Group to provide global consulting services to its software customers. This group provides assistance with database definition and initialization, system operations, network consolidation and performance and decision support services. This group also offers a variety of consulting, educational and technical writing services. See "-- Customer Management Software
- -- Product Documentation and Training."

    The Company's Integration Strategies Group assists clients in developing custom-tailored applications and interfaces that are interoperable with the Company's customer management software to enhance client operations. The Integration Strategies Group is comprised of experienced developers who provide clients with client specific software modules.

    The Company's Customer Systems Group provides a full range of technical support for the Company's bill presentment clients. This group has developed customized programming tools that allow it to receive electronic information streams from a variety of client systems without the need to make changes to the customer's system. These tools allow for rapid and smooth transitions when clients outsource bill presentment functions to the Company.

    HARDWARE LEASING AND SALES

    The Company sells computer equipment and provides leasing and maintenance services to selected software clients which purchase stand-alone systems primarily in the U.S. Maintenance is typically billed in advance of providing the service. Revenue from sales of computer hardware and providing associated maintenance and leasing services has been declining in absolute dollars and as a percentage of total revenue. In 1995, revenue from these activities was less than 14% of total revenue as compared to 30% in 1993. While the Company will continue to offer hardware and services to current and future clients, the Company expects the decline as a percentage of total revenue to continue.

CLIENTS

    The Company sells customer management software and services to clients in the U.S. and 13 other countries. The following are selected clients of the
Company:

CABLE TELEVISION CLIENTS       TELEPHONY CLIENTS         MULTI-SERVICE PROVIDERS
- -----------------------------  ------------------------  ------------------------

Adelphia                       AirTouch Paging           BellSouth Interactive
Cablevision Systems            Ameritech                 Birmingham Cable
Comcast                        CBIS                      GTE Video
Continental Cablevision        Frontier                  Optus Vision
TCI
Time Warner

    In addition to communications service providers, the Company provides bill presentment services to companies in other industries, including Amerigas Corporation (utilities) and GT Global Investor Services, Inc. (financial services). The Company intends to seek additional non-communications clients for its bill presentment services. See "-- USCS Strategy."

CLIENT SUPPORT AND CARE

    USCS provides worldwide training and support to its clients. As of December 31, 1995, USCS employed 192 persons in its client service groups, representing 9% of its total employees. In the U.S., client care is divided into product specific teams, with one team focusing on customer management software and the other team focusing on bill presentment services. Both teams provide broadbased, 24 hour, 7 day support and technical assistance. The Company has developed a full range of training products and documentation including what the Company believes to be the first CD-ROM based training product for its software clients.

Supplementing the front line software support groups for service bureau software customers is the Company's Technical Response Center, which monitors traffic and network availability to identify and respond to outages in the system. Internationally, Intelecable is supported by teams located in the U.S. and the U.K. as well as by alliance partners.

SALES AND MARKETING

    The Company markets its products and services in the U.S. with a 72-person direct sales force, including account management and technical support teams, and internationally through partners supported by an 11-person sales staff. The Company's sales and marketing teams are coordinated by the Company's Strategic Accounts Council to promote a unified marketing and sales effort to its clients. A marketing communications group, resident in both the U.S. and the U.K., supports the Company's sales teams.

    Software and services are sold primarily to cable, DBS and multi-service providers through direct sales channels and in conjunction with international alliance partners. In North America the Company operates a 42-person software and services sales and marketing team, including account management and technical support teams.

    The Company's international sales staff is coordinated by geographic area, including dedicated account and technical support personnel located in the U.K. office. In addition to direct sales, the Company has allied with 10 distribution partners throughout the world who are responsible for sales, marketing, support and local customization.

    The Company believes that sales of separate bill presentment services to telecommunications service providers such as RBOCs and cellular providers offers both increased revenue opportunities as well as increased visibility for the Company. The Company maintains a 30-person sales staff, including account management and technical support teams and significant design resources, to target this market. The Company has also begun a bill presentment international marketing effort that seeks to exploit what the Company believes is significant growth potential in that market. The Company is currently pursuing opportunities for technology licensing and joint ventures for bill presentment in Europe and South America. See "Risk Factors -- Technological Advances and New Product Development."

RESEARCH AND DEVELOPMENT

    The Company's research and development efforts are focused on introducing new products and services as well as ongoing enhancement of its existing products and services. The Company believes that its investment in research and development is critical to maintaining its leadership position. The Company works closely with development partners such as Tandem and IBM to enhance its products. The Company's research and development partnerships typically provide for funding by development partners and include joint marketing and other arrangements. In software product development, significant emphasis is placed on compliance with world wide development standards and quality benchmarks. The Company's processes used at its Research and Development Center in El Dorado Hills, California, have received ISO 9001 certification, the globally recognized quality standard. The Company also continually enhances its bill presentment services by developing software and processes that increase production efficiency and aid clients in accessing bill processing information. See "-- USCS Strategy."

    The Company's research and development staff consisted of 223 employees as of December 31, 1995, compared to 165 as of December 31, 1993. The Company's total expenses for Company-sponsored research and development were $17.8 million, $16.7 million, and $16.0 million for the years ended December 31, 1995, 1994 and 1993, respectively. In addition, the Company spent $2.0 million, $1.3 million and $0.6 million in 1995, 1994 and 1993, respectively, for further development of Intelecable, which amounts are reimbursable by third parties. See "Management's Discussion and Analysis of Financial Condition and Results of Operation" and Note 2 of Notes to Consolidated Financial Statements.

COMPETITION

    The market for the Company's products and services is highly competitive, and competition is increasing as additional market opportunities arise. The Company competes with both independent providers and developers of in-house systems. The Company believes its most significant competitors for software systems are Information Systems Development (owned by CBIS), CSG Systems
International, Inc., and its own clients to the extent such clients develop in-house systems. The most significant competitors for bill presentment services are in-house service providers.

    The Company believes that the principal competitive factors in the market for customer management software include functionality and features of software, quality of client care and support, type of hardware platform used and quality of research and development. The principal competitive factors for bill presentment services include statement production accuracy, ability to meet statement production deadlines, product quality and price. The Company believes that it competes favorably with respect to these factors. However, the Company believes that to remain competitive, it will require significant financial resources in order to market its existing products and services, to maintain customer service and support and to invest in research and development. Many of the Company's existing and potential competitors may have greater resources than the Company. The Company expects its competitors to continue to improve the design and performance of their current systems and processes and to introduce new systems and processes with improved price/performance characteristics. No assurance can be given that the Company will be able to compete successfully in the U.S. or internationally. See "Risk Factors -- Competition."

INTELLECTUAL PROPERTY

    The Company holds eight U.S. patents covering various aspects of its bill presentment services. In addition, the Company has applied for 13 additional U.S. patents. The Company has no foreign patents. The Company believes that although the patents it holds are valuable, they will not determine the Company's success, which depends principally upon its product quality, marketing and service skills. However, despite patent protection, the Company may be vulnerable to competitors who attempt to imitate the Company's systems or processes and manufacturing techniques and processes. In addition, other companies and inventors may receive patents that contain claims applicable to the Company's system and processes. The sale of the Company's systems covered by such patents could require licenses that may not be available on acceptable terms, if at all. In addition, there can be no assurances that patent applications will result in issued patents.

    Although the Company attempts to protect its intellectual property rights through patents, copyrights, trade secrets and other measures, there can be no assurance that the Company will be able to protect its technology adequately or that competitors will not be able to develop similar technology independently. There can be no assurance that any patent applications that the Company may file will be issued or that foreign intellectual property laws will protect the Company's intellectual property rights. There can be no assurance that others will not independently develop similar systems, duplicate the Company's systems or design around the patents licensed by or issued to the Company.

    A significant cable television client has advised the Company that RAKTL has asserted that patents held by RAKTL may be infringed by the client's use of certain interfaces offered by the Company. The patents relate to telephone call processing with audio response unit and automatic number identification capabilities of certain interfaces offered by the Company. The client recently informed the Company that, should it become necessary, it would seek indemnification from the Company. The Company believes that if the patents are valid, and if they apply to the Company's business, they would also apply to many users and suppliers of interactive computer telephony systems, including the Company's competitors. The Company believes that it is adequately protected by its patent position, but, to the extent that the RAKTL patents are valid and apply to the Company's business, the Company could be required to seek licenses from RAKTL and provide indemnification to its customers.

    Although there currently are no pending claims or lawsuits against the Company regarding possible infringement claims, there can be no assurance that infringement claims by third parties, or claims for indemnification resulting from infringement claims, will not be asserted in the future or that such assertions, if proven to be true, will not materially adversely affect the Company's business, financial condition and results of operations. In the future, litigation may be necessary to enforce patents issued to the Company, to protect trade secrets or know-how owned by the Company or to defend the Company against claimed infringement of the rights of others and to determine the scope and validity of the proprietary rights of others. Any such litigation could result in substantial cost and diversion of effort by the Company, which by itself could have a material adverse effect on the Company's financial condition and operating results. Further, adverse determinations in such litigation could result in the Company's loss of proprietary rights, subject the Company to significant liabilities to third parties, require the Company to seek licenses from third parties or prevent the Company from manufacturing or selling its systems, any of which could have a material adverse effect on the Company's financial condition and results of operations. In addition, there can be no assurance that a license under a third party's intellectual property rights will be available on reasonable terms, if at all. See "Risk Factors -- Dependence on Proprietary Technology."

EMPLOYEES

    Many of the Company's employees are highly skilled, and the Company's success will depend in part upon its ability to attract, retain and develop such employees. Skilled employees, especially employees with extensive technological backgrounds, are currently in great demand. There can be no assurance that the Company will be able to attract or retain the skilled employees which may be necessary to continue its research and development or marketing programs. See "Risk Factors -- Attraction and Retention of Key Personnel."

    As of April 30, 1996, the Company had 2,181 employees, of which 1,943 were full-time employees and 238 were part-time employees. None of the Company's employees are represented by a labor union or covered by a collective bargaining agreement. The Company considers its employee relations to be good.

FACILITIES

    The Company owns two buildings in El Dorado Hills, California on approximately 29 acres. One building of approximately 245,050 square feet is utilized for statement production operations and supporting activities and the other of approximately 48,200 square feet is the Company's system and software research and development center. In addition, the Company owns approximately 278 acres of undeveloped land adjacent to its buildings. The Company leases a total of approximately 476,000 square feet in Rancho Cordova and El Dorado Hills, California of which approximately 287,000 square feet is utilized primarily for statement production operations and warehousing. The other 189,000 square feet is utilized primarily for corporate headquarters, sales and marketing, customer support, and research and development.

    The Company leases approximately 14,891 square feet in Norcross, Georgia for its Eastern Regional Data Center, 1,762 square feet in Englewood, Colorado for a sales office and approximately 2,000 square feet in Harrison, Arkansas for use by its subsidiary, CUO, Inc. The Company also leases approximately 9,420 square feet in the U.K. The leases for these facilities expire in the years 1997 through 2018.

    The Company believes that its facilities are adequate for its proposed needs through 1996 and that additional suitable space will be available as required.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The executive officers and directors of the Company and their ages as of May 20, 1996 are as follows:

                NAME                      AGE                                     POSITION
- ------------------------------------      ---      ----------------------------------------------------------------------
James C. Castle, Ph.D.                        59   Chairman of the Board, Chief Executive Officer and Director
Michael F. McGrail                            49   President of CableData, Inc. and Director
C. Randles Lintecum                           51   President of International Billing Services, Inc.
Douglas L. Shurtleff                          49   Senior Vice President, Finance and Chief Financial Officer
Claudia D. Coleman                            44   Vice President, Corporate Development
George L. Argyros, Sr. (1)(2)                 59   Director
George M. Crandell, Jr. (1)                   50   Director
Charles D. Martin (2)                         59   Director
Larry W. Wangberg (1)(2)                      53   Director

- ------------------------
(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

    JAMES C. CASTLE, PH.D. joined the Company as Chairman of the Board, Chief Executive Officer and Director in August 1992. Prior to joining USCS, Dr. Castle served as Chief Executive Officer and Director of Teradata Corporation, a manufacturer of high capacity, high performance parallel processing database systems, from August 1991 until April 1992. Dr. Castle served as President and Chief Executive Officer of Infotron Systems Corporation, a manufacturer of data and voice transmission equipment, from October 1987 until August 1991 and was named Chairman of the Board in May 1989. Prior to October 1987, Dr. Castle held various senior management positions with TBG Information Systems, Inc., Memorex Corporation, Honeywell, Inc. and General Electric. Dr. Castle is also a Director of PAR Technology Corp., Leasing Solutions, Inc. and ADC Telecommunications, Inc. Dr. Castle received his B.S. from the U.S. Military Academy at West Point and a M.S.E.E. and Ph.D. in Computer and Information Sciences from the University of Pennsylvania.

    MICHAEL F. MCGRAIL has been President of CableData, Inc., the Company's wholly owned subsidiary, and a Director of the Company since April 1995. From December 1993 to March 1995, Mr. McGrail was President of CableData International, Ltd., a wholly-owned subsidiary of CableData, Inc. From August 1991 to December 1993, Mr. McGrail served as President of Gandalf International, Ltd. ("Gandalf"), a wide and local area network communications products company. From January 1988 to July 1991, Mr. McGrail was Managing Director of Infotron Systems International Ltd., which was acquired by Gandalf in 1991. Mr. McGrail received a B.Sc. with honors from the University of Sussex and a M.Sc. in Management from Trinity College, Dublin.

    C. RANDLES LINTECUM has been the President of International Billing Services, Inc. ("IBS"), a wholly-owned subsidiary of the Company, since July 1995. From February 1995 to July 1995, Mr. Lintecum was Senior Vice President, Marketing and Business Development of USCS and from May 1993 to February 1995 Mr. Lintecum was Vice President, Corporate Development of USCS. From June 1985 to May 1993, Mr. Lintecum was Executive Vice President of Corporate Marketing for Infonet Services Corporation ("Infonet"), an international data network services company. Mr. Lintecum received a B.S. in Business Administration from the University of Kansas and a M.B.A. from the University of Missouri.

    DOUGLAS L. SHURTLEFF has been Senior Vice President, Finance and Chief Financial Officer of the Company since May 1995. From September 1988 to May 1995, Mr. Shurtleff was Vice President, Finance and Administration of Infonet. From October 1984 to September 1988, Mr. Shurtleff was Group Vice President, Finance and Administration of Computer Sciences Corporation, a computer services company. Previously, Mr. Shurtleff held various senior management positions at Pacesetter Systems, Inc., and Deloitte & Touche. Mr. Shurtleff received a B.S. in Accounting and his M.B.A. from the University of Southern California and is a certified public accountant.

    CLAUDIA D. COLEMAN has been Vice President, Corporate Development of the Company since December 1995. From March 1988 to December 1995, Ms. Coleman held various positions, including Principal, at Alex. Brown & Sons ("Alex. Brown"), an investment banking firm. Prior to joining Alex. Brown, Ms. Coleman was a Vice President at Drexel Burnham Lambert from 1984 to 1988. From 1979 to 1984, Ms. Coleman held various positions, including Vice President, at Bank of America. Ms. Coleman received a B.A. from the University of California, Davis and a M.B.A. from the University of California, Berkeley.

    GEORGE L. ARGYROS, SR. has been a Director of the Company since November 1990. Mr. Argyros is Chairman and Chief Executive Officer of Arnel & Affiliates, a West Coast diversified investment company. Mr. Argyros is sole shareholder of GLA Financial Corp. ("GLA Financial"), a general partner of Westar Capital Associates, which is the sole general partner of Westar Capital ("Westar"), a private equity investment firm and a principal shareholder of the Company. Mr. Argyros is also a limited partner of Westar. Mr. Argyros is a Director of First American Financial Corporation, The Newhall Land and Farming Company, Tecstar Corporation, All Post Corporation ("All Post"), Dogloo, Inc. and El Dorado Communications. Mr. Argyros is President and Chief Executive Officer of the Horatio Alger Association of Distinguished Americans, is Chairman of the Board of Trustees of Chapman University, a Trustee of the California Institute of Technology (CalTech), Chairman of the Board of Directors of The Beckman Foundation, director of the Beckman Laser Institute and Medical Clinic, Vice Chairman of the Estele Doheny Eye Foundation, and Chairman of the Orange County Business Committee for the Arts. See "Certain Transactions" and "Principal and Selling Stockholders."

    GEORGE M. CRANDELL, JR. has been a Director of the Company since March 1989. Mr. Crandell is President of George M. Crandell, Jr., A Law Corporation and is a limited partner of Westar Capital Associates, the general partner of Westar. Prior to joining Westar in 1988, Mr. Crandell was a partner of Brentwood Associates ("Brentwood"), an investment firm. Prior to joining Brentwood, Mr. Crandell was a Senior Consultant with the international consulting firm of McKinsey & Company. He also held positions at Planning Research Corporation and IBM. Mr. Crandell is on the Board of Directors of Tecstar Corporation and All Post. He is also a board member and past President of the California State Sacramento Trust Foundation and a board member of the Dean's Advisory Council of the University of California, Davis Graduate School of Management. See "Certain Transactions."

    CHARLES D. MARTIN has been a Director of the Company since November 1990. Mr. Martin has been a general partner of the general partner of Enterprise Partners, a Southern California-based venture capital firm, since its formation in 1985. He is a general partner of Westar Capital Associates, which is the sole general partner of Westar. Mr. Martin also serves on the Board of Directors of Apria Healthcare, Inc., Premier Ambulatory Systems, Pages Software, Tecstar, Inc., All Post, Dogloo and El Dorado Communications. He is also a Director and stockholder of Vedax Sciences Corporation, a firm that operates the TEC Organization, the largest proprietary membership program in the nation for company Presidents and Chief Executive Officers. Mr. Martin also serves as a Trustee of Chapman University and the Newport Harbor Art Museum. See "Certain Transactions" and "Principal and Selling Stockholders."

    LARRY W. WANGBERG has been a Director of the Company since April 1996. Mr. Wangberg has served as President, Chief Executive Officer and a Director of StarSight Telecast, Inc. ("StarSight"), a developer of interactive electronic television program guides and other navigation tools and services since February, 1995. From November 1983 to February 1995, Mr. Wangberg was Senior Vice President of The Times Mirror Company and President and Chief Executive Officer of Times Mirror Cable Television. Mr. Wangberg has also served as President and Chief Operating Officer (Metro Division) of Warner Amex Cable Communications and President and COO of Coaxial Communications, Inc. Mr. Wangberg is also on the Board of Directors of Zilog, Inc. Mr. Wangberg recently served as Chairman of the National Cable Television Association.

    Upon completion of this offering, the Company's Board will be classified into three classes. Class one, whose terms will expire at the conclusion of the 1997 Annual Meeting, consists of Dr. Castle and Mr. Martin. Class two, whose terms will expire at the conclusion of the 1998 Annual Meeting, consists of Messrs. Crandell and Wangberg. Class three, whose terms will expire at the conclusion of the 1999 Annual Meeting, consists of Messrs. Argyros and McGrail. See "Description of Capital Stock -- Anti-takeover Effects of Provisions of the Certificate of Incorporation, Bylaws and the Proposed Stockholders' Rights Plan."

    There are no family relationships between any directors or executive officers of the Company.

BOARD COMMITTEES

    The Board of Directors has established an Audit Committee and a Compensation Committee. The Audit Committee, consisting of Messrs. Argyros, Crandell and Wangberg, reviews the adequacy of internal controls and the results and scope of the audit and other services provided by the Company's independent auditors. The Audit Committee meets periodically with management and the independent auditors.

    The Compensation Committee, consisting of Messrs. Argyros, Martin and Wangberg establishes salaries, incentives and other forms of compensation for officers and other employees of the Company and administers the incentive compensation and benefit plans of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Company is party to a letter agreement with Westar pursuant to which Westar provides financial, management and strategic advisory services to the Company for a monthly fee of $35,875 plus out-of-pocket expenses. The agreement may be terminated at any time, with or without cause, by either the Company or Westar. The Company paid Westar approximately $430,500 for such advisory services during 1995. George L. Argyros, a Director of the Company, is sole shareholder of GLA Financial, which is a general partner of Westar Capital Associates, which is the general partner of Westar. Charles D. Martin, a Director of the Company, is a general partner of Westar Capital Associates. Messrs. Argyros and Martin are members of the Compensation Committee. See "Certain Transactions" and "Principal and Selling Stockholders."

NON-EMPLOYEE DIRECTOR COMPENSATION

    On April 12, 1996, the Company adopted a non-employee director compensation plan pursuant to which the non-employee directors will be compensated as follows: (1) $20,000 annual retainer payable in quarterly installments; (ii) $1,500 per day for each physical Board meeting and $1,000 per day for each physical committee meeting held on a different day; (iii) $250 for each telephonic Board meeting; and (iv) options to purchase 10,000 shares of Common Stock issued pursuant to the 1996 Directors Stock Option Plan upon joining the Board. This plan was approved by the Company's stockholders on May 16, 1996. No amounts have been paid or options issued pursuant to this plan as of the date of this Prospectus. See "-- Employee and Director Plans -- 1996 Directors' Stock Option Plan."

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    The Company's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that a Company's certificate of incorporation may contain a provision eliminating or limiting the personal liability of directors for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which a director derived an improper personal benefit. The Company's Certificate of Incorporation and Bylaws also provide that the Company shall indemnify its directors and officers and may indemnify its employees and agents to the fullest extent permitted by law.

    The Company has entered into agreements to indemnify its directors and officers, in addition to the indemnification provided for in the Company's Certificate of Incorporation and Bylaws. These agreements, among other things, indemnify the Company's directors and officers for certain expenses (including attorney's fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Company, arising out of such person's services as a director or officer of the Company, any subsidiary of the Company or any other company or enterprise to which the person provides services at the request of the Company. The Company believes that these provisions and agreements are necessary to attract and retain qualified directors and officers.

    At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

EXECUTIVE COMPENSATION

    The following table sets forth the total compensation for fiscal 1995 of the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company whose total salary and bonus for fiscal 1995 exceeded $100,000 or would have exceeded $100,000 on an annualized basis (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM
                                                                                       COMPENSATION
                                                                                          AWARDS
                                                         ANNUAL COMPENSATION           -------------
                                                -------------------------------------    NUMBER OF
                                                                        OTHER ANNUAL    SECURITIES      ALL OTHER
                                                                        COMPENSATION    UNDERLYING    COMPENSATION
    NAME AND PRINCIPAL POSITION        YEAR     SALARY ($)  BONUS ($)        ($)        OPTIONS (#)        ($)
- -----------------------------------  ---------  ----------  ----------  -------------  -------------  -------------
James C. Castle, Ph.D.                    1995  $  300,000  $  102,337   $    57,146(1)      94,500    $    23,623(2)
 Chairman of the Board and Chief
 Executive Officer

Michael F. McGrail                        1995     168,311      97,033       100,484(3)          --         11,732(4)
 President of CableData, Inc.

C. Randles Lintecum                       1995     171,223      51,048         9,230(5)      18,900         11,012(6)
 President of International Billing
 Services, Inc.

Douglas L. Shurtleff (7)                  1995     111,000      43,652        84,399(8)      94,500          2,243(9)
 Senior Vice President, Finance and
 Chief Financial Officer

Claudia D. Coleman                        1995      -- (10)         --            --        63,000              --
 Vice President, Corporate
 Development

- ------------------------
(1) The amount represents a $24,839 relocation payment, $23,077 in lieu of paid time off and a $9,230 car allowance.

(2) The amount represents a contribution by the Company of $12,000 to the Company's 401(k) Plan, $10,699 in imputed interest payable on deferred compensation, and payment by the Company of a $924 life insurance premium.

(3) The amount represents $77,289 of relocation expenses, $15,780 in imputed income with respect to a leased vehicle and $7,415 in lieu of paid time off.

(4) The amount represents contributions by the Company to Mr. McGrail's self-funded pension plan.

(FOOTNOTES FROM PRECEDING PAGE)

(5) The amount represents a car allowance.

(6) The amount represents a contribution by the Company of $10,536 to the Company's 401(k) Plan and payment by the Company of a $476 life insurance premium.

(7) Mr. Shurtleff joined the Company in May 1995. Salary represents amounts actually paid to Mr. Shurtleff during 1995.

(8) The amount represents $79,145 of relocation payments and a $5,254 car allowance.

(9) The amount represents payment by the Company of a $333 life insurance premium and $1,910 in imputed interest payable on deferred compensation.

(10) Ms. Coleman joined the Company in late December 1995. Ms. Coleman's annual salary for 1996 is $160,000.

OPTION GRANTS DURING 1995

    The following table sets forth for each of the Named Officers certain information concerning stock options granted during 1995:

                                                     INDIVIDUAL GRANTS                          POTENTIAL REALIZABLE
                               --------------------------------------------------------------     VALUE AT ASSUMED
                                 NUMBER OF      PERCENT OF                                     ANNUAL RATES OF STOCK
                                SECURITIES     TOTAL OPTIONS                                     PRICE APPRECIATION
                                UNDERLYING      GRANTED TO      EXERCISE PRICE                  FOR OPTION TERM (5)
                                  OPTIONS      EMPLOYEES IN        PER SHARE      EXPIRATION   ----------------------
NAME                           GRANTED(#)(1)      1995(2)         ($/SH.)(3)        DATE(4)      5%($)       10%($)
- -----------------------------  -------------  ---------------  -----------------  -----------  ----------  ----------
James C. Castle..............       94,500           17.1%         $    5.05         2/12/05   $  300,000  $  761,000
Michael F. McGrail...........           --             --                 --              --           --          --
C. Randles Lintecum..........       18,900            3.4               5.05         5/23/05       60,000     152,000
Douglas L. Shurtleff.........       94,500           17.1               5.05         7/20/05      300,000     761,000
Claudia D. Coleman...........       63,000           11.4               5.05        12/29/05      200,000     507,000

- ------------------------
(1) These options are incentive stock options granted pursuant to the 1988 or 1993 Incentive Stock Option Plans and have ten year terms. The options vest over four to five years.

(2) In 1995, the Company granted options to purchase an aggregate of 551,775 shares.

(3) In determining the fair market value of the Company's Common Stock, the Board of Directors considered various factors, including the Company's financial condition and business prospects, its operating results, the absence of a market for its Common Stock, the risks normally associated with high technology companies and the report of an independent appraisal firm with respect to the shares of the Company's Common Stock held by the Company's ESOP. The exercise price may be paid in cash, check, shares of the Company's Common Stock, through a cashless exercise procedure involving same-day sale of the purchased shares or such other method as determined by the Board of Directors.

(4) Options may terminate before their expiration dates if the optionee's status as an employee or consultant is terminated or upon the optionee's death or disability.

(5) Potential Realizable Value is based on certain assumed rates of appreciation pursuant to rules prescribed by the Securities and Exchange Commission (the "SEC"). Actual gains, if any, on stock option exercises are dependent on the future performance of the stock. There can be no assurance that the amounts reflected in this table will be achieved. In accordance with rules promulgated by the SEC, Potential Realizable Value is based upon the exercise price of the options, which is substantially less than the expected initial public offering price. If the Potential Realizable Value is calculated based on an assumed initial public offering price of $16.00 per share and the assumed rates of appreciation over the ten-year term of the options, the resulting stock price at the end of the term would be $26.06 and $41.50 per share at 5% and 10%, respectively. This would result in the following Potential Realizable Values: Dr. Castle ($1,985,000; $3,445,000); Mr. Lintecum ($397,000; $689,000); Mr. Shurtleff ($1,985,000; $3,445,000);
    and Ms. Coleman ($1,324,000; $2,296,000).

OPTION GRANTS DURING 1996

    In April 1996, the Company granted incentive stock options to each of the Named Officers as follows: Dr. Castle (420,000 shares); Mr. McGrail (154,770 shares); Mr. Lintecum (117,810 shares); Mr. Shurtleff (43,050 shares) and Ms. Coleman (21,000 shares). Such options vest annually over a period of five years and have an exercise price of $12.50 per share.

AGGREGATED OPTION EXERCISES DURING 1995 AND YEAR-END OPTION VALUES

    The following table sets forth for each of the Named Officers certain information concerning options exercised during fiscal year 1995 and the number of shares subject to both exercisable and unexercisable stock options as of December 31, 1995. Also reported are values for "in-the-money" options that represent the positive spread between the respective exercise prices of outstanding options and the fair market value of the Company's Common Stock as of December 31, 1995:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR END OPTION VALUE

                                                VALUE
                                              REALIZED       NUMBER OF UNEXERCISED        VALUE OF UNEXERCISED
                                NUMBER OF   (MARKET PRICE          OPTIONS AT           IN-THE-MONEY OPTIONS AT
                                 SHARES      AT EXERCISE       DECEMBER 31, 1995          DECEMBER 31, 1995(1)
                               ACQUIRED ON  LESS EXERCISE  --------------------------  --------------------------
NAME                            EXERCISE       PRICE)      EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
- -----------------------------  -----------  -------------  -----------  -------------  -----------  -------------
James C. Castle..............     189,000    $   493,000       12,214        201,986    $ 146,000    $ 2,463,000
Michael F. McGrail...........          --             --       29,484         46,116      362,000        546,000
C. Randles Lintecum..........          --             --       60,480         52,920      790,000        665,000
Douglas L. Shurtleff.........          --             --           --         94,500       --          1,035,000
Claudia D. Coleman...........          --             --           --         63,000       --            690,000

- ------------------------
(1) Calculated by determining the difference between the fair market value of the securities underlying the option at December 31, 1995 and the exercise price of the Named Officer's option. There was no established public trading market for the Common Stock underlying the options as of December 31, 1995. Accordingly, the amounts set forth have been calculated based on the difference between an assumed initial public offering price of $16.00 per share and the exercise price of the option.

EMPLOYMENT AND SEVERANCE AGREEMENTS

    The Company has an employment agreement with James C. Castle, Ph.D., the Company's Chairman of the Board and Chief Executive Officer, terminable at will by either the Company or Dr. Castle. The agreement provides for an initial base salary of $22,500 per month and an annual bonus of up to 40% of base salary, contingent on meeting certain performance targets. The agreement may be terminated at any time by either the Company or Dr. Castle upon 30 days' notice. In connection with such agreement, Dr. Castle was granted an option to purchase 283,500 shares of the Company's Common Stock at an exercise price of $2.44 per share, vesting over five years. Upon termination for any reason, Dr. Castle will receive $0.35 per share for all unvested options. If Dr. Castle is terminated without cause he will receive one year's salary, which will cease to be paid upon Dr. Castle starting new employment. Upon a change of control, defined as a sale of substantially all assets, certain mergers or acquisition by any person of 50% or more of the Company's voting securities, such options immediately vest.

    The Company has entered into an agreement with Michael F. McGrail, President of CableData, Inc. and a Director of the Company. The Company may terminate Mr. McGrail's employment upon 12 months notice, with or without cause. The Company shall have the right to pay salary in lieu of any notice. Mr. McGrail may terminate his employment with the Company at any time, with or without cause.

    The Company has entered into severance agreements with C. Randles Lintecum, Douglas L. Shurtleff and Claudia D. Coleman, the President of IBS, the Company's Chief Financial Officer and the Company's Vice President, Corporate Development, respectively, pursuant to which Mr. Lintecum, Mr. Shurtleff and Ms. Coleman are entitled to receive certain benefits in the event of termination without cause upon a change of control. Benefits consist primarily of a lump-sum payment of one year's compensation. Change of control is defined as sale of substantially all assets, merger or upon 50% of outstanding stock of the Company becoming held by a person or entity other than Westar, Enterprise Partners, the ESOP or any employee stock purchase plan.

EMPLOYEE AND DIRECTOR PLANS

    1988 STOCK OPTION PLAN. The Board of Directors adopted the 1988 Incentive Stock Option Plan (the "1988 Plan") in May 1988. A total of 945,000 shares have been authorized for issuance under the 1988 Plan, of which 227,115 shares are subject to outstanding options, 161,952 shares are available for future grant and 555,933 shares have been issued on exercise of options as of May 20, 1996. The 1988 Plan provides for the grant of "incentive stock options" as defined in
Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"), to key employees and officers of the Company (including any director who is also an employee). The exercise price of any option granted under the 1988 Plan may not be less than 100% of the fair market value of the Company's Common Stock on the date of grant and, in the case of a participant owning stock possessing more than 10% of the voting rights of the Company's outstanding capital stock, the exercise price shall be 110% of the fair market value of the Company's Common Stock on the date of grant. Shares subject to an option granted under the 1988 Plan may be purchased for cash, in exchange for shares of Common Stock owned by the optionee, or such other consideration as set forth in the 1988 Plan. The 1988 Plan is administered by the Compensation Committee. Under the 1988 Plan, options generally vest over two to five years and have a term of ten years (except with respect to 10% stockholders, which have five-year terms). All shares received upon exercise of an option under the 1988 Plan are subject to a right of first refusal by the Company. Shares subject to outstanding options held at least six months prior to an acquisition of the Company by merger or sale of all or substantially all of the Company's assets shall be exercisable pro rata plus one year vesting acceleration. Shares subject to outstanding options held less than six months prior to such event will be canceled.

    1990 NONQUALIFIED STOCK OPTION PLAN. The Board of Directors adopted the 1990 Nonqualified Stock Option Plan (the "1990 Plan") in December 1990. A total of 1,039,500 shares have been authorized under the 1990 Plan, of which 301,589 shares are subject to outstanding options, 88,074 shares are available for future grant and 649,837 shares have been issued on exercise of options as of May 20, 1996. The 1990 Plan provides for the grant of options to senior executives of the Company subject to terms and conditions set forth in individual option plan agreements between the Company and each optionee. Options granted under the 1990 Plan do not qualify as incentive stock options under
Section 422A of the Code.

    1993 STOCK OPTION PLAN. The Board of Directors adopted the 1993 Incentive Stock Option Plan (the "1993 Plan") in April 1993. A total of 1,260,000 shares have been authorized for issuance under the 1993 Plan, of which 806,352 shares are subject to outstanding options, 303,036 shares are available for future grant and 150,612 shares have been issued on exercise of options as of May 20, 1996. The 1993 Plan provides for the grant of "incentive stock options" as defined in Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"), to senior executives of the Company. The exercise price of any option granted under the 1993 Plan may not be less than 100% of the fair market value of the Company's Common Stock on the date of grant and 110% of fair market value in the case of a participant owning stock possessing more than 10% of the voting rights of the Company's outstanding capital stock. Shares subject to an option granted under the 1993 Plan may be purchased for cash, in exchange for shares of Common Stock owned by the optionee, or other consideration as set forth in the 1993 Plan. The 1993 Plan is administered by the Compensation Committee. Under the 1993 Plan, options generally vest over three to five years and have ten-year terms (except with respect to 10% stockholders, which have five-year terms). Shares subject to outstanding options held at least six months prior to an acquisition of the Company by merger or sale of all or substantially all of the Company's assets shall be exercisable pro rata plus one year vesting acceleration. Shares subject to outstanding options held less than six months prior to such event will be canceled.

    1996 STOCK OPTION PLAN. The Board of Directors adopted the 1996 Incentive Stock Option Plan (the "1996 Plan") in April 1996. A total of 2,940,000 shares have been authorized for issuance under the 1996 Plan, of which 974,694 shares are subject to outstanding options and 1,965,306 shares are available for future grant as of May 20, 1996. The 1996 Plan provides for the grant of "incentive stock options" as defined in Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"), to employees of the Company. The 1996 Plan also provides for the grant of options which are not intended to qualify as incentive stock options under Section 422A of the Code to employees, non-employee directors and consultants of the Company. The exercise price of any option granted under the 1996 Plan may not be less than 100% of the fair market value of the Company's Common Stock on the date of grant and 110% of fair market value in the case of a participant owning stock possessing more than 10% of the voting rights of the Company's outstanding capital stock. Shares subject to an option granted under the 1996 Plan may be purchased for cash, in exchange for shares of Common Stock owned by the optionee, or other consideration as set forth in the 1996 Plan. The 1996 Plan is administered by the Board of Directors. Under the 1996 Plan, options generally vest 20% per year over 5 years and have ten year terms (except with respect to 10% stockholders which have five-year terms). If the Company dissolves, sells substantially all of its assets, is acquired in a stock-for-stock or security exchange or is party to a merger or reorganization in which it is not the surviving corporation (a "Change of Control"), then 50% of the unvested portion of each option held 6 months prior to the effective date of a Change of Control shall immediately vest and shall be exercisable by the holder thereof for a period of not less than thirty (30) days prior to the effective date of such Change of Control. All options shall terminate in their entirety to the extent not exercised on or prior to the last day of such 30 day period.

    1996 DIRECTORS' STOCK OPTION PLAN. The Board of Directors adopted the 1996 Directors' Stock Option Plan (the "Directors' Plan") in April 1996. A total of 150,000 shares have been authorized for issuance under the Directors' Plan, of which no shares are subject to outstanding options. Effective upon completion of an initial public offering, the Directors' Plan provides for the grant to each non-employee director of the Company upon joining the Board of a stock option to purchase 10,000 shares of the Company's Common Stock. Under the Directors' Plan, the exercise price of each option is 100% of the fair market value of the Company's Common Stock on the date of grant. Options vest annually over three years and have a term of five years. If an optionee ceases to serve as a director for any reason, the option may be exercised, to the extent vested, within 90 days after the date such individual ceases to be a director. In the event of a Change of Control, then 50% of the unvested portion of each option held at least six months prior to the effective date of a Change of Control shall immediately vest and shall be exercisable by the holder thereof for a period of not less than 30 days prior to the effective date of such Change of Control. All options shall terminate in their entirety to the extent not exercised on or prior to the last day of such 30-day period.

    EMPLOYEE STOCK PURCHASE PLAN. The Board adopted the Employee Stock Purchase Plan (the "Purchase Plan") in April 1996. A total of 200,000 shares have been authorized for issuance under the Purchase Plan, of which none have been issued. The Purchase Plan provides for employees of the Company to purchase shares of the Company's Common Stock through payroll deductions. Under the Purchase Plan, shares are purchased on a quarterly basis at the lower of 95% of the fair market value of the Company's Common Stock on the first and last business days of each calendar quarter. Shares purchased under the Purchase Plan may not be sold or otherwise transferred for six months after issuance under the Purchase Plan. The Purchase Plan is intended to qualify as an "employee stock purchase plan" under Sections 421 and 423 of the Code.

    DEFERRED COMPENSATION PLAN. The Board adopted the Deferred Compensation Plan (the "Deferred Plan") effective as of August 1994. The Deferred Plan permits senior executives of the Company to defer any portion of their compensation until their termination of employment and allows such executives to elect to receive the deferred payment in a lump sum or in five, ten or fifteen annual installments. All deferred payments accrue deemed interest as the Board of Directors may determine from time to time. The current interest rate is 9.5%.

    401(K) RETIREMENT PLAN. The Company has a tax-qualified employee savings and retirement plan (the "401(k) Plan") covering substantially all of the Company's employees. Pursuant to the 401(k) Plan, employees may elect to contribute up to 12% of their compensation, up to the statutorily prescribed limit, to the 401(k) Plan as a savings contribution. The Company matches employee contributions of up to 6% of compensation at a ratio of fifty percent. The plan has a profit sharing element whereby the Company can make a contribution of up to 5% of each eligible employee's compensation determined at the discretion of the Board of Directors and limited in the aggregate to up to 10% of the Company's consolidated pretax income effective January 1, 1996. The Company is required to make an additional contribution of 3% of each eligible employee's annual compensation. The Company's contribution to the 401(k) Plan was $4,204,000 in 1995. An employee's interest in the savings contributions made by the employee and matching contributions made by the Company of the 401(k) Plan are 100% vested when contributed. An employee's interest in profit-sharing and the Company's required contributions under the 401(k) Plan vest over five years from date of employment. The 401(k) Plan is intended to qualify under Section 401 of the Code such that contributions made by the employees of the Company to the 401(k) Plan and income earned on such contributions are not taxable to the employees until withdrawn from the 401(k) Plan and contributions made by the Company to the 401(k) Plan are deductible by the Company when made.

    The 401(k) Plan is administered by an Administrative Committee composed of ten members. The current members of the Administrative Committee are Andrew Beard, Deborah Beitz, Shelley Butler, Randy Gorrell, Arthur Hawkins, Mary Jordan, Richard Langan, Terence Rooney, Douglas Shurtleff and David Smith, all of whom are officers or employees of the Company. CG Trust Company serves as trustee of the 401(k) Plan (the "401(k) Plan Trustee") and follows the directions of the Administrative Committee with respect to administration of the 401(k) Plan. The 401(k) Plan Trustee, at the direction of each participant, may invest the assets of the 401(k) Plan in any of six investment options.

    EMPLOYEE STOCK OWNERSHIP PLAN. Effective January 1, 1974, the Company established the ESOP to provide for the accumulation of Company Stock for the benefit of eligible employees. The ESOP is a non-contributory, individual account retirement plan which is qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended. Effective as of January 1, 1992, the Company ceased making contributions to the ESOP and replaced such contributions with increased Company contributions to the Company's 401(k) Retirement Plan. The ESOP will be selling shares of Common Stock in this offering based upon elections of the ESOP participants (who have been given the opportunity to direct the sale of a portion of the shares allocated to their individual ESOP accounts).

    The ESOP is administered by an Administrative Committee composed of six members. The current members of the Administrative Committee are Andrew Beard, Deborah Beitz, Randy Gorrell, Arthur Hawkins, Mary Jordan and Douglas Shurtleff, all of whom are officers or employees of the Company. Imperial Trust Company serves as the trustee of the ESOP (the "ESOP Trustee") and follows the directions of the Administrative Committee with respect to ESOP investments and benefit distributions. The ESOP provides that participating employees are entitled to direct the ESOP Trustee as to the voting of shares of Common Stock allocated to their ESOP Accounts on all matters presented for a vote of stockholders. The Administrative Committee directs the ESOP Trustee as to the voting of any shares with respect to which participants do not provide voting directions. Following retirement, disability, death or other termination of employment, a participant's ESOP Account is made available for distribution. Any ESOP participant who has attained age 55 and has participated in the ESOP for at least ten years is entitled to request that a portion of his ESOP Account be transferred to the 401(k) Retirement Plan for investment in assets other than Common Stock.

                              CERTAIN TRANSACTIONS

    The Company is party to a letter agreement with Westar pursuant to which Westar provides financial management and strategic advisory services to the Company for a monthly fee of $35,875 plus out-of-pocket expenses. The agreement may be terminated at any time, with or without cause, by either the Company or Westar. The Company paid Westar approximately $430,500 for advisory services during 1995. George L. Argyros, a Director of the Company, is sole shareholder of GLA Financial, which is a general partner of Westar Capital Associates, which is the general partner of Westar. Charles D. Martin, a Director of the Company, is a general partner of Westar Capital Associates. George M. Crandell, a Director of the Company, is a limited partner of Westar Capital Associates.

    The Company, Westar and Enterprise Partners have entered into a Shareholder Rights Agreement dated December 30, 1988 pursuant to which Westar and Enterprise Partners have certain registration rights with respect to shares of the Company's Common Stock owned by them. Charles D. Martin is a general partner of Enterprise Partners. See "Management -- Executive Officers and Directors," "Description of Capital Stock -- Registration Rights" and "Principal and Selling Stockholders."

    In  August 1992, the Company entered into an employment agreement with James
C. Castle, Chairman of the Board and Chief Executive Officer. In June 1995, the Company entered into an employment agreement with Michael McGrail, President of CableData, Inc. and a Director of the Company. In April, 1996, the Company entered into severance agreements with C. Randles Lintecum, Douglas L. Shurtleff and Claudia D. Coleman pursuant to which such individuals will be paid one year's compensation upon a change of control, as defined in such agreements. See "Management -- Employment and Severance Agreements." The Company has also entered into indemnification agreements with each of its officers and directors. See "Management -- Limitation of Liability and Indemnification Matters."

    In March 1995, U.S. Computer Services, the predecessor to the Company, entered into asset acquisition agreements with two new wholly-owned subsidiaries, CableData, Inc. ("CableData") and IBS, whereby U.S. Computer Services transferred the net assets of its Cable Division to CableData and the net assets of its billing division to IBS in consideration for the issuance of shares of CableData and IBS, respectively, and the assumption of specified obligations and liabilities of U.S. Computer Services by CableData and IBS.
Additionally, U.S. Computer Systems Leasing ("USCSL"), a subsidiary of U.S. Computer Services, entered into asset acquisition agreements with CableLease, Inc. ("CableLease"), and RPA, Inc. ("RPA"), whereby USCSL transferred its equipment leasing assets to CableLease and its real property and associated assets to RPA in consideration for the issuance of shares of CableLease and RPA, respectively, and the assumption of specified obligations and liabilities of USCSL by CableLease and IBS.

    With respect to each transaction between the Company and an affiliate of the Company, the Company believes that such transactions were on terms at least as favorable to the Company as they would have been had they been consummated with unrelated third parties under similar circumstances. Under Delaware law, a transaction between the Company and any of its officers or directors or affiliates of any officer or director may be void or voidable unless the transaction is approved by a majority of the disinterested directors or a majority of the stockholders after disclosure of material facts or is fair to the Company at the time it is authorized.

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of May 20, 1996, and as adjusted to reflect the sale of the shares offered hereby by the Company and the Selling Stockholders, of (i) each Selling Stockholder, (ii) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (iii) each of the Company's directors, (iv) each of the Named Executive Officers and (v) all directors and executive officers of the Company as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the securities listed below, based on information furnished by such owner, have sole investment and voting power with respect to the Common Stock shown as being beneficially owned by them.

                                                SHARES BENEFICIALLY                         SHARES BENEFICIALLY
                                                       OWNED             NUMBER OF                 OWNED
                                                 PRIOR TO OFFERING         SHARES           AFTER OFFERING (2)
           NAME AND ADDRESS OF              ---------------------------    BEING     ---------------------------------
             BENEFICIAL OWNER                  NUMBER      PERCENT (1)    OFFERED       NUMBER         PERCENT (1)
- ------------------------------------------  ------------  -------------  ----------  ------------  -------------------
Westar Capital,
 a California limited partnership (3)
 Attn: Charles Martin
 950 S. Coast Drive, Suite 165
 Costa Mesa, CA 92626.....................     8,718,276        44.8%            --     8,718,276           39.2%
ESOP -- Imperial Trust Co.,
 Trustee for U.S. Computer Services
 Employee Stock Ownership Plan (4)
 456 Montgomery Street, Suite 600
 San Francisco, CA 94101..................     5,558,645        28.5      1,616,998     3,941,647           17.7
Gerald S. Knapp (5)
 5150 Fair Oaks Blvd., #101-134
 Carmichael, CA 95608.....................     1,153,219         5.9        200,000       953,219            4.3
George L. Argyros, Sr. (6)................     8,718,276        44.8             --     8,718,276           39.2
Charles D. Martin (7).....................     9,907,062        50.9             --     9,907,062           44.6
George M. Crandell, Jr....................            --          --             --            --             --
Larry W. Wangberg.........................            --          --             --            --             --
Frank Delfer (8)..........................       369,940         1.9        156,744       213,196            1.0
James C. Castle, Ph.D. (9)................       232,415         1.2             --       232,415            1.0
C. Randles Lintecum (10)..................        60,480        *                --        60,480           *
Michael F. McGrail (11)...................        39,942      *                  --        39,942        *
Douglas L. Shurtleff (12).................        18,900      *                  --        18,900        *
Claudia D. Coleman........................            --          --             --            --              --
All current directors and executive
 officers as a group (9 persons)
 (6)(7)(13)...............................    10,258,799        52.3   %         --    10,258,799            45.9     %
Other Selling Shareholders (each
 beneficially owning less than 1% of the
 Company's Common Stock)
 (13 persons).............................       189,724         1.0         62,403       128,703        *
                                                                         ----------
    Total..............................................................   2,036,145
                                                                         ----------
                                                                         ----------

- ------------------------
*   Less than 1%.

(FOOTNOTES FROM PRECEDING PAGE)

 (1) Applicable percentage of ownership is based on 19,471,719 shares of Common Stock outstanding (on an as-converted basis) as of May 20, 1996 and 22,235,574 shares of Common Stock outstanding after completion of this offering. The number of shares of Common Stock beneficially owned and calculation of percent ownership, in each case, takes into account those shares underlying stock options that are exercisable within 60 days after May 20, 1996, but that may or may not be subject to repurchase rights.

 (2) Assumes the Underwriters' over-allotment option to purchase up to 720,000 shares of Common Stock is not exercised.

 (3) Shares held of record by Westar Capital, a California limited partnership ("Westar"). The sole general partner of Westar is Westar Capital Associates. GLA Financial, Charles D. Martin and John Clark are general partners of Westar Capital Associates. George L. Argyros, Jr. is sole shareholder of GLA Financial and a limited partner of Westar and Westar Capital Associates. GLA Financial and Messrs. Argyros, Clark and Martin may be deemed to have shared voting or dispositive power with respect to the shares held by Westar. GLA Financial and Messrs. Argyros, Clark and Martin disclaim beneficial ownership of shares held by Westar except to the extent of their interests described above.

 (4) See "Management -- Employee and Director Plans -- Employee Stock Ownership Plan."

 (5) Consists of 772,884 shares held by Gerald S. Knapp and Susan G. Knapp, Trustees of the Knapp 1996 Revocable Trust and 380,335 shares held by the Gerald S. Knapp Individual Retirement Account. Mr. Knapp was President of the Company's CableData subsidiary and a Director of the Company until April 1995.

 (6) Consists of 8,718,276 shares held by Westar, a private equity investment firm. Mr. Argyros disclaims beneficial ownership of the shares held by Westar, except to the extent of his ownership interests in GLA Financial and Westar.

 (7) Consists of 8,718,276 shares held by Westar, and 691,212 shares held by Enterprise Partners, 456,183 shares held by Enterprise Partners II, L.P. and 41,391 shares held by Enterprise Partners II Associates, L.P., each a venture capital firm (collectively, the "Enterprise Entitites"). Mr. Martin is a general partner of Westar Capital Associates and is a general partner of each of Enterprise Management Partners (which is general partner of Enterprise Partners) and Enterprise Management Partners II (which is general partner of Enterprise Partners II, L.P. and Enterprise Partners II Associates, L.P.). Mr. Martin disclaims beneficial ownership of the shares held by Westar and the Enterprise Entities, except to the extent of his ownership interest in Westar, Enterprise Management Partners and Enterprise Management Partners II, respectively.

 (8) Includes 132,657 shares issuable pursuant to stock options within 60 days of May 20, 1996 and 16,632 shares of Common Stock held of record by Debbie Delfer, Mr. Delfer's spouse. Of the 156,744 shares offered by Mr. Delfer hereby, 16,632 shares are held of record by Mrs. Delfer. Mr. Delfer was President and General Manager of International Billing Services, a subsidiary of the Company, until July 1995.

 (9) Includes 15,368 shares issuable pursuant to stock options within 60 days of May 20, 1996.

(10) Includes 58,380 shares issuable pursuant to stock options within 60 days of May 20, 1996.

(11) Consists of 39,942 shares issuable pursuant to stock options within 60 days of May 20, 1996.

(12) Consists of 18,900 shares issuable pursuant to stock options within 60 days of May 20, 1996.

(13) Includes 132,590 shares issuable pursuant to stock options within 60 days of May 20, 1996. See "Management -- Employee and Director Plans."

                          DESCRIPTION OF CAPITAL STOCK

    The following summary is a description of certain provisions of the Company's Certificate of Incorporation and Bylaws that will be in effect as of the closing of this offering. Such summary does not purport to be complete and is subject to, and is qualified in its entirety by, all of the provisions of the Certificate of Incorporation and Bylaws, including the definitions therein of certain terms. Copies of the Certificate of Incorporation and Bylaws are filed as exhibits to the Registration Statement of which this Prospectus forms a part.

    Upon the closing of this offering, the authorized capital stock of the Company will consist of 40,000,000 shares of Common Stock, $.05 par value and 10,000,000 shares of Preferred Stock. After this offering, 22,235,574 shares of Common Stock will be outstanding, after giving effect to the 2-for-1 stock split of the Common Non-Voting Stock, the 2.1-for-1 stock split of the Common Voting Stock and the conversion of Common Non-Voting Stock into Common Voting Stock on a 1-for-1 basis.

COMMON STOCK


    As of May 20, 1996, there were 19,471,719 shares of Common Stock outstanding (as adjusted to reflect the conversion of 3,117,159 shares of Common Non-Voting Stock into 6,234,318 shares of Common Stock and 6,303,524 shares of Common Voting Stock into 13,237,401 shares of Common Stock) held of record by approximately 260 stockholders. Each outstanding share of Common Stock is fully paid and nonassessable. Each holder of record of Common Stock is entitled to one vote per share on all matters submitted to a vote of the stockholders. There are no cumulative voting or preemptive rights applicable to any shares of Common Stock. All shares of Common Stock are entitled to participate pro rata in distributions and in such dividends as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential divided rights of any outstanding shares of Preferred Stock. Subject to the prior rights of creditors, all shares of Common Stock are entitled in the event of liquidation, dissolution or winding up of the Company to participate ratably in the distribution of all the remaining assets of the Company after distribution in full of preferential amounts, if any, to be distributed to holders of Preferred Stock. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of any series of Preferred Stock which the Company may designate and issue in the future.


PREFERRED STOCK

    Pursuant to the Company's Certificate of Incorporation, the Board of Directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of Preferred Stock in one or more series and to fix the designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the Common Stock. The Board of Directors, without stockholder approval, can issue Preferred Stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of Common Stock. Preferred Stock could thus be issued quickly with terms calculated to delay or prevent a change in control of the Company or make removal of management more difficult. Additionally, the issuance of Preferred Stock may have the effect of decreasing the market price of the Common Stock, and may adversely affect the voting and other rights of the holders of Common Stock. As of the date of the Offering, there are no issued and outstanding shares of Preferred Stock and no such shares are being offered hereby. However, a right to purchase shares of Series A Preferred Stock has been attached to each share of Common Stock in connection with the Company's adoption of the Stockholder Rights Plan discussed below. The Company has authorized 52,000 shares of Series A Preferred Stock initially for issuance upon exercise of such rights.

    Holders of Series A Preferred Stock shall be entitled prior to the payment of any dividends of shares ranking junior to the Series A Preferred Stock to receive, when, as and if declared by the Board out of funds legally available therefor, quarterly dividends in an amount determined under the terms of the Certificate of Designation. The dividends shall be cumulative and shall begin to accrue on outstanding shares as set forth in such Certificate.

    Holders of Series A Preferred Stock are entitled to one vote for each 1/1000th share of Series A Preferred Stock on all matters submitted to a vote of stockholders and, except as otherwise provided in the Certificate of Designation, shall vote together with the holders of Common Stock as one class on all such matters. The number of votes per share are subject to adjustment under certain circumstances as set forth in the Certificate of Designation. The affirmative vote of the holders of a majority of the outstanding shares of Series A Preferred Stock, voting separately as a class, is required on any amendment to the Company's Certificate that would materially alter or change in an adverse manner the powers, preferences, rights, qualifications, limitations and restrictions of the Series A Preferred Stock.

    Except as set forth in the Certificate of Designation, in the event of any liquidation, dissolution or winding up of the Company, the holders of Series A Preferred Stock are entitled to receive an amount per share equal to 1,000 times the aggregate amount to be distributed per share to holders of the Common Stock prior to any distribution on shares of capital stock of the Company that rank junior to the Series A Preferred Stock.

    The Series A Preferred Stock shall not be redeemable. No shares of Series A Preferred Stock have been issued and no shares will be issued except upon exercise of the rights distributed under the Stockholders' Rights Plan.

REGISTRATION RIGHTS

    Pursuant to an agreement among the Company, Westar and Enterprise Partners, Westar and Enterprise Partners are entitled to certain rights with respect to the registration of such shares under the Securities Act. If the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders, Westar and Enterprise Partners are entitled to notice of such registration and are entitled to include shares of such Common Stock therein. Additionally, Westar and Enterprise Partners are also entitled to certain demand registration rights pursuant to which they may require the Company to file a registration statement under the Securities Act with respect to their shares of Common Stock, and the Company is required to use its best efforts to effect such registration. All of these registration rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in such registration. Westar and Enterprise Partners have agreed to waive their registration rights in this offering.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE CERTIFICATE OF INCORPORATION, BYLAWS AND THE PROPOSED STOCKHOLDERS' RIGHTS PLAN

CERTIFICATE OF INCORPORATION AND BYLAWS

    Certain provisions of the Company's Certificate of Incorporation and Bylaws could be deemed to have an anti-takeover effect. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board and in the policies formulated by the Board, and to discourage an unsolicited takeover of the Company if the Board determines that such takeover is not in the best interests of the Company and its stockholders. However, these provisions could have the effect of discouraging certain attempts to acquire the Company or remove incumbent management even if some or a majority of stockholders deemed such an attempt to be in their best interests.

    The Certificate of Incorporation provides for a classified Board consisting of three classes, as nearly equal in number as the then authorized number of directors constituting the Board permits. The initial terms of the first class, the second class and the third class are set to expire at the conclusion of the 1996 annual meeting, the 1997 annual meeting, and the 1998 annual meeting of stockholders, respectively. At each annual meeting of stockholders beginning in 1996, successors to the directors whose terms expire at that annual meeting shall be elected for a three-year term, with each director to hold office until a successor has been duly elected and qualified. As a result, approximately one-third of the Board will be elected each year.

    The Bylaws provide that stockholders may remove a director with cause only upon the affirmative vote of a majority of shares entitled to vote at an election of directors. This provision, combined with the provisions in the Bylaws authorizing the Board to fill vacant directorships, precludes a stockholder from removing incumbent directors and simultaneously gaining control of the Board by filling the vacancies created by such removal with its own nominees. The Certificate of Incorporation also provides that the affirmative vote of 66 2/3% of the outstanding shares is required to amend certain provisions in the Company's Certificate of Incorporation.

    The Bylaws establish an advance notice procedure for the nomination, other than by or at the direction of the Board, of candidates for election as directors as well as for other stockholder proposals to be considered at annual meetings of stockholders. Notice must be received by the Company not less than 60 days prior to the annual meeting and must contain certain specified information concerning the persons to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal. The Bylaws also provide that special meetings of stockholders of the Company may be called by a stockholder holding not less than 20% of the Company's outstanding voting stock only upon 60 days advance notice.

STOCKHOLDERS' RIGHTS PLAN


    The Company has entered into a Stockholders' Rights Plan (the "Rights Plan") by and between the Company and Chase/Mellon Shareholder Services, LLC, as rights agent with the following terms. Under the Rights Plan, the Board declared and distributed a dividend of one right ("Right") for each outstanding share of the Common Stock to the stockholders of record as of the date of this Prospectus. Shares of Common Stock issued in the Offering (assuming no triggering event) automatically receive these Rights. The Rights are not exercisable or transferrable separately from the shares of Common Stock until the earlier of (the "Distribution Date"): (i) ten days following a public announcement that a person or group has acquired or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of the Common Stock; or (ii) ten days following the commencement or announcement of an intention to make a tender or exchange offer that would result in an acquiring person or group beneficially owning 15% or more of such outstanding shares of the Common Stock, unless the Board sets a later date in either event. The Board has the option to redeem the Rights at a nominal cost to prevent the Rights from being triggered by designating certain offers for all the outstanding Common Stock as a permitted offer. Prior to the Distribution Date, the Company may amend or supplement the Rights Plan without the consent of any of the holders of the Rights. Following the Distribution Date, the Rights Plan may be so amended to cure any ambiguity, to correct or supplement any inconsistent provision or any other provision so long as such amendment or supplement does not adversely affect the holders of the Rights (other than an acquiring person or group). The Rights expire ten years after the date of adoption of the Rights Plan by the Board unless earlier redeemed by the Company.


    The Rights, when exercisable, entitle their holders (other than those held by an acquiring person or group) to purchase 1/1,000th of a share of Preferred Stock (subject to adjustment) or, in certain instances, other securities of the Company. In certain circumstances, if the Company is involved in a merger or consolidation and is not the surviving entity or disposes of more than 50 percent of the Company's assets or earnings power, the Rights would also entitle their holders (other than an acquiring person or group) to purchase the highest priority voting shares in the surviving entity or its affiliates having a market value of two times the exercise price of the Rights.

    The Rights Plan is intended to encourage a potential acquiring person or group to negotiate directly with the Board, but may have certain anti-takeover effects. The Rights Plan could significantly dilute the interests in the Company of an acquiring person or group. The Rights Plan may therefore have the effect of delaying, deterring or preventing a change in control of the Company.

    The foregoing description of the Rights Plan is qualified in its entirety by reference to the Rights Plan, a copy of which is included as an exhibit to the Registration Statement of which this Prospectus is a part.

DELAWARE TAKEOVER STATUTE

    The Company is subject to Section 203 of the Delaware General Corporations Law ("Section 203") which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

    Section 203 defines business combinations to include: (i) any merger or consolidation involving the corporation and the interested stockholder, (ii) any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation, (iii) subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder, (iv) any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder, or (v) the receipt by the interested stockholder of the benefits of any loans, advances, guarantees, pledges, or other financial benefits provided by or through the corporation. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

TRANSFER AGENT AND REGISTRAR

    Chase/Mellon Shareholder Services, LLC has been appointed as the transfer agent and registrar for the Company's Common Stock.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    The Company's Certificate of Incorporation and Bylaws provide for expanded indemnification of directors and officers of the Company and limits the liability of directors of the Company. The Bylaws provide that the Company shall indemnify each person who is or was an officer or director of the Company, or is or was serving as an officer, director, employee or agent of any other corporation, partnership, joint venture, trust or other enterprise at the request of the Company, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement (if such settlement is approved in advance by the Company, which approval shall not be unreasonably withheld) actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Such right to indemnification includes the right to advancement of expenses incurred by such person prior to final disposition of the proceeding, provided that such director or officer shall provide the Company with an undertaking to repay all amounts so advanced if it shall ultimately be determined by final judicial decision that such person is not entitled to be indemnified for such expenses. The Bylaws also provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware

Court of Chancery or such other court shall deem proper. No person shall be indemnified by the Company for any expenses or amounts paid in settlement with respect to any action to recover short-swing profits under Section 16(b) of the Securities Exchange Act of 1934, as amended. The Certificate of Incorporation provides that if the Delaware General Corporation Law is amended to further eliminate or limit the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. The Company has also entered into agreements to indemnify its officers and directors in addition to the indemnification provided for in the Company's Bylaws.

                        SHARES ELIGIBLE FOR FUTURE SALE

    No prediction can be made as to the effect, if any, that market sales of the Company's Common Stock or the availability of the Company's Common Stock for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of the Common Stock of the Company in the public market after the restrictions described below lapse could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.

    Upon completion of this offering (assuming no exercise of the Underwriters' over-allotment option), the Company will have outstanding 22,235,574 shares of Common Stock. In addition to the 4,800,000 shares to be sold in this offering, approximately 741,000 additional shares issued and outstanding as of May 20, 1996, will be eligible for immediate sale in the public market without restriction following consummation of this offering pursuant to Rule 144(k) of the Securities Act. Commencing 30 days and 60 days after the date of this Prospectus, an additional 50,000 shares and 50,000 shares, respectively, will be eligible for immediate sale in the public market without restriction pursuant to Rule 144(k). Commencing 90 days after the date of the Prospectus, approximately 168,000 shares outstanding and 18,000 shares subject to options will be eligible for sale in the public market pursuant to Rule 701 or Rule 144 of the Securities Act. Commencing 120 days after the date of this Prospectus, an additional 50,000 shares will be eligible for immediate sale in the public market without restriction pursuant to Rule 144. Commencing 180 days after the date of the Prospectus, upon the expiration of lock-up agreements with the Underwriters, approximately 16,372,000 shares of Common Stock issued and outstanding as of May 20, 1996, will be eligible for immediate sale in the public market pursuant to Rule 144 or Rule 701, subject to compliance with certain volume limitations and other restrictions under Rule 144 as well as, in some cases, certain contractual restrictions on sale. See "Risk Factors -- Shares Eligible for Future Sale."

    In general, under Rule 144, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least two years, including the holding period of any securities which converted into the Restricted Shares and including the holding period of any prior owner except an affiliate, will be entitled to sell within any three month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock (222,356 shares immediately after this offering assuming no exercise of the Underwriters' over-allotment option) or the average weekly trading volume of the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. Any person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned shares for at least three years (including any period of ownership of preceding non-affiliated holders), will be entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

    Subject to certain limitations on the aggregate offering price of a transaction and other conditions, Rule 701 may be relied upon with respect to the resale of securities originally purchased from the Company by its employees, directors, officers, consultants or advisers prior to the closing of this offering, pursuant to written compensatory benefit plans or written contracts relating to the compensation of such persons. In addition, the Commission has indicated that Rule 701 will apply to stock options granted by the Company before this offering, along with the shares acquired upon exercise of such options. Securities issued in reliance on Rule 701 are deemed to be Restricted Shares and, beginning 90 days after the date of this

Prospectus (unless subject to the contractual restrictions described above), may be sold by persons other than affiliates subject only to the manner of sale provisions of Rule 144 and by affiliated under Rule 144 without compliance with its two-year minimum holding period requirements.

    The Company intends to file a Registration Statement under the Securities Act covering approximately 6,534,500 shares of Common Stock which have been issued, are reserved for issuance or which the Company intends to reserve for issuance under the Company's 1988 Incentive Stock Option Plan, 1990 Nonstatutory Stock Option Plan, 1993 Incentive Stock Option Plan, 1996 Incentive Stock Option Plan, 1996 Directors' Stock Option Plan and the Employee Stock Purchase Plan. See "Management -- Employee and Director Plans." Such Registration Statement is expected to be filed as soon as practicable after the date of this Prospectus and will automatically become effective upon filing. Accordingly, shares registered under such Registration Statement will be available for sale in the open market, unless such shares are subject to vesting restrictions and subject to limitations on resale by affiliates.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in a purchase agreement (the "Purchase Agreement"), the Company and each of the Selling Stockholders have agreed to sell to each of the Underwriters named below, and each of the Underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") and Montgomery Securities are acting as representatives (the "Representatives"), has severally agreed to purchase from the Company and the Selling Stockholders, the aggregate number of shares of Common Stock set forth opposite its name below. The Underwriters are committed to purchase all of such shares if any are purchased. Under certain circumstances, the commitments of non-defaulting Underwriters may be increased as set forth in the Purchase Agreement.


                                                                                                       NUMBER OF
             UNDERWRITERS                                                                                SHARES
- -----------------------------------------------------------------------------------------------------  ----------
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated...............................................................................   1,550,000
Montgomery Securities................................................................................   1,550,000
Alex. Brown & Sons Incorporated......................................................................     100,000
CS First Boston Corporation..........................................................................     100,000
Dean Witter Reynolds Inc.............................................................................     100,000
Hambrecht & Quist LLC................................................................................     100,000
Lehman Brothers Inc..................................................................................     100,000
Prudential Securities Incorporated...................................................................     100,000
Robertson, Stephens & Company LLC....................................................................     100,000
Salomon Brothers Inc.................................................................................     100,000
Smith Barney Inc.....................................................................................     100,000
Adams, Harkness & Hill, Inc..........................................................................      50,000
William Blair & Company, L.L.C.......................................................................      50,000
Brean Murray, Foster Securities Inc..................................................................      50,000
Gerard Klauer Mattison & Co. LLC.....................................................................      50,000
Interstate/Johnson Lane Corporation..................................................................      50,000
Jefferies & Company, Inc.............................................................................      50,000
Legg Mason Wood Walker, Incorporated.................................................................      50,000
Needham & Company, Inc...............................................................................      50,000
Pennsylvania Merchant Group Ltd......................................................................      50,000
Punk, Ziegel & Knoell, L.P...........................................................................      50,000
Raymond James & Associates, Inc......................................................................      50,000
Soundview Financial Group, Inc.......................................................................      50,000
Utendahl Capital Partners, L.P.......................................................................      50,000
Vector Securities International, Inc.................................................................      50,000
Wheat, First Securities, Inc.........................................................................      50,000
William K. Woodruff & Company Incorporated...........................................................      50,000
                                                                                                       ----------
            Total....................................................................................   4,800,000
                                                                                                       ----------
                                                                                                       ----------


    The Representatives have advised the Company and the Selling Stockholders that the Underwriters propose initially to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess of $
per share. The Underwriters may allow, and such dealers may reallow, a discount not in excess of $ per share on sales to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

    The Company has granted the Underwriters an option, exercisable for 30 days after the date hereof, to purchase up to 720,000 additional shares of Common Stock, respectively, solely to cover over-allotments, if any, at the initial public offering price, less the underwriting discount. If the Underwriters exercise this option, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it in the foregoing table is of the 4,800,000 shares of Common Stock initially offered hereby.

    The Company's officers and directors, the Selling Stockholders, certain other stockholders of the Company, and the Company, subject to certain limited exceptions, have agreed not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer, directly or indirectly, any shares of the Company's Common Stock or any securities convertible into or exchangeable or exercisable for Common Stock, or enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Common Stock, without the prior written consent of Merrill Lynch, for a period of 180 days after the date of this Prospectus. Such officers, directors and stockholders have executed 180-day lock-up agreements with respect to an aggregate of approximately 16,372,000 shares of Common Stock.

    The Underwriters have reserved for sale at the initial public offering price up to 300,000 shares which may be sold to the Company's management employees, customers and suppliers and other persons associated with the Company or affiliated with any director, officer or management employee of the Company. The number of shares available for sale to the general public will be reduced to the extent any reserved shares are purchased. Any reserved shares not so purchased will be offered by the Underwriters on the same basis as the other shares offered hereby.

    Prior to this offering, there has been no public market for the shares of Common Stock of the Company. The initial public offering price will be determined through negotiations among the Company, the Selling Stockholders and the Representatives. Among the factors to be considered in determining the initial public offering price, in addition to prevailing market conditions, are price-earnings ratios of publicly traded companies that the Representatives believe to be comparable to the Company, certain financial information of the Company, the history of, and the prospects for, the Company and the industry in which it competes, an assessment of the Company's management, its past and present operations, the prospects for, and timing of, future revenues of the Company, the present state of the Company's development, and the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to the Company. There can be no assurance that an active trading market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to this offering at or above the initial public offering price.

    The Underwriters do not intend to confirm sales of the Common Stock offered hereby to any accounts over which they exercise discretionary authority.

    The Company and the Selling Stockholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

                                 LEGAL MATTERS

    The validity of the shares of Common Stock offered hereby will be passed upon for the Company and the Selling Stockholders by Graham & James LLP, Sacramento, California. Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California, are acting as counsel for the Underwriters in connection with certain legal matters relating to the shares of Common Stock offered hereby.

                                    EXPERTS

    The consolidated financial statements as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. 20549, a Registration Statement on Form S-1 under the Securities Act, and the rules and regulations promulgated thereunder, with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in the Prospectus as to the contents of any contract or other document that is filed as an exhibit to the Registration Statement are not necessarily complete and each such statement is qualified in all respects by reference to the full text of such contract or document. For further information with respect to the Company and the Common Stock, reference is hereby made to such exhibits and schedules thereto, which may be inspected and copied at the principal office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of each such document may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the charges prescribed by the Commission.

    The Company intends to furnish its stockholders with annual reports containing financial statements audited by independent certified public accountants and with quarterly reports containing unaudited financial information for each of the three quarters of each fiscal year.

                            USCS INTERNATIONAL, INC.
                       (FORMERLY U.S. COMPUTER SERVICES)
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
Report of Independent Accountants..........................................................................        F-2
Consolidated Balance Sheets as of December 31, 1994 and 1995 and March 31, 1996 (unaudited)................        F-3
Consolidated Statements of Operations for the years ended December 31, 1993, 1994 and 1995 and the three
 months ended March 31, 1995 (unaudited) and 1996 (unaudited)..............................................        F-4
Consolidated Statements of Stockholders' Equity for the years ended December 31, 1993, 1994 and 1995 and
 the three months ended March 31, 1996 (unaudited).........................................................        F-5
Consolidated Statements of Cash Flows for the years ended December 31, 1993, 1994 and 1995 and the three
 months ended March 31, 1995 (unaudited) and 1996 (unaudited)..............................................        F-6
Notes to Consolidated Financial Statements.................................................................        F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of USCS International, Inc. (formerly U.S. Computer Services)

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of USCS International, Inc. (formerly U.S. Computer Services) and its subsidiaries at December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Price Waterhouse LLP
Sacramento, California
March 4, 1996, except for Note 13 which is as of June 20, 1996

                            USCS INTERNATIONAL, INC.
                       (FORMERLY U.S. COMPUTER SERVICES)
                          CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)

                                     ASSETS

                                                                                   DECEMBER 31,
                                                                              ----------------------   MARCH 31,
                                                                                 1994        1995        1996
                                                                              ----------  ----------  -----------
                                                                                                      (UNAUDITED)
Current Assets:
  Cash......................................................................  $    1,966  $    6,627   $   5,930
  Accounts receivable.......................................................      51,519      59,907      62,768
  Current portion of net investment in leases (note 12).....................       9,705       6,868       5,746
  Paper products and other inventory........................................       4,710       5,608       6,134
  Other.....................................................................       4,803       4,904       5,618
                                                                              ----------  ----------  -----------
    Total current assets....................................................      72,703      83,914      86,196
Property and equipment, net (note 3)........................................      72,256      85,385      86,274
Net investment in leases, net of current portion (note 12)..................      10,998       7,320       6,125
Other.......................................................................       1,374       3,831       4,229
                                                                              ----------  ----------  -----------
Total assets................................................................  $  157,331  $  180,450   $ 182,824
                                                                              ----------  ----------  -----------
                                                                              ----------  ----------  -----------
                                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable and accrued expenses (note 3)............................  $   44,641  $   44,974   $  43,944
  Current portion of long-term debt (note 5)................................      14,711      11,679      10,143
  Deferred revenue..........................................................       1,897       3,821       3,766
                                                                              ----------  ----------  -----------
    Total current liabilities...............................................      61,249      60,474      57,853
Long-term debt, net of current portion (note 5).............................      37,647      51,155      53,090
Customer deposits...........................................................      11,640      13,497      13,364
Other liabilities...........................................................       6,934       8,734       9,430
                                                                              ----------  ----------  -----------
    Total liabilities.......................................................     117,470     133,860     133,737
                                                                              ----------  ----------  -----------
Commitments and Contingencies (note 6)
Stockholders' Equity (notes 7, 10 and 13):
  Preferred Stock, $.05 par value, 10,000,000 shares authorized; no shares
   issued and outstanding...................................................          --          --          --
  Common Stock, $.05 par value
    Voting: Authorized 40,000,000 shares; Issued and outstanding: 12,516,903 shares at December 31, 1994, 12,813,313 shares at December 31, 1995 and
     12,812,404 shares at March 31, 1996 (unaudited)........................         626         641         641
    Non-Voting: Authorized 12,000,000 shares; Issued and outstanding:
     6,861,240 shares at December 31, 1994, 6,228,702 shares at December 31,
     1995 and 6,222,182 shares at March 31, 1996 (unaudited)................         343         311         311
  Retained earnings.........................................................      39,185      45,966      48,487
  Foreign currency translation adjustment...................................        (293)       (328)       (352)
                                                                              ----------  ----------  -----------
    Total stockholders' equity..............................................      39,861      46,590      49,087
                                                                              ----------  ----------  -----------
Total liabilities and stockholders' equity..................................  $  157,331  $  180,450   $ 182,824
                                                                              ----------  ----------  -----------
                                                                              ----------  ----------  -----------

    The accompanying notes are an integral part of the financial statements.

                            USCS INTERNATIONAL, INC.
                       (FORMERLY U.S. COMPUTER SERVICES)
                     CONSOLIDATED STATEMENTS OF OPERATIONS
               (IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                         THREE MONTHS ENDED
                                                YEARS ENDED DECEMBER 31,                     MARCH 31,
                                       -------------------------------------------  ----------------------------
                                           1993           1994           1995           1995           1996
                                       -------------  -------------  -------------  -------------  -------------
                                                                                            (UNAUDITED)
Revenue:
  Software and services..............  $     116,563  $     155,247  $     197,282  $      46,484  $      55,421
  Equipment sales and services.......         49,501         33,558         31,981          6,528          4,834
                                       -------------  -------------  -------------  -------------  -------------
    Total revenue....................        166,064        188,805        229,263         53,012         60,255
Cost of revenue:
  Software and services..............         72,758        103,046        127,702         29,813         35,228
  Equipment sales and services.......         31,561         19,476         19,538          3,701          2,933
                                       -------------  -------------  -------------  -------------  -------------
    Total cost of revenue............        104,319        122,522        147,240         33,514         38,161
                                       -------------  -------------  -------------  -------------  -------------
Gross profit.........................         61,745         66,283         82,023         19,498         22,094
                                       -------------  -------------  -------------  -------------  -------------
Operating Expenses:
  Research and development...........         16,007         16,700         17,815          4,504          5,642
  Selling, general and
   administrative....................         28,148         34,160         42,102         10,057         11,009
  Consolidation and relocation
   expenses (note 8).................          4,096           (364)            --             --             --
                                       -------------  -------------  -------------  -------------  -------------
    Total operating expenses.........         48,251         50,496         59,917         14,561         16,651
                                       -------------  -------------  -------------  -------------  -------------
Operating income.....................         13,494         15,787         22,106          4,937          5,443
Interest expense.....................          4,609          4,284          4,966          1,168          1,206
                                       -------------  -------------  -------------  -------------  -------------
Income before income taxes and
 cumulative effect of accounting
 change..............................          8,885         11,503         17,140          3,769          4,237
Income tax provision (note 9)........          4,330          5,334          6,770          1,488          1,674
                                       -------------  -------------  -------------  -------------  -------------
Income before cumulative effect of
 accounting change...................          4,555          6,169         10,370          2,281          2,563
Cumulative effect to January 1, 1993
 of change in method of accounting
 for income taxes (note 9)...........          2,408             --             --             --             --
                                       -------------  -------------  -------------  -------------  -------------
Net income...........................  $       6,963  $       6,169  $      10,370  $       2,281  $       2,563
                                       -------------  -------------  -------------  -------------  -------------
                                       -------------  -------------  -------------  -------------  -------------
Earnings per share (note 13):
  Income before cumulative effect of
   accounting change.................  $        0.20  $        0.28  $        0.49  $        0.11  $        0.12
  Cumulative effect of accounting
   change............................           0.11             --             --             --             --
                                       -------------  -------------  -------------  -------------  -------------
  Net income.........................  $        0.31  $        0.28  $        0.49  $        0.11  $        0.12
                                       -------------  -------------  -------------  -------------  -------------
                                       -------------  -------------  -------------  -------------  -------------
Weighted average common shares and
 equivalents.........................     22,129,307     21,881,516     21,137,863     21,493,604     20,659,378
                                       -------------  -------------  -------------  -------------  -------------
                                       -------------  -------------  -------------  -------------  -------------

    The accompanying notes are an integral part of the financial statements.

                            USCS INTERNATIONAL, INC.
                       (FORMERLY U.S. COMPUTER SERVICES)
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                      (IN THOUSANDS EXCEPT SHARE AMOUNTS)

                                                               COMMON STOCK                                        FOREIGN
                                                  --------------------------------------                          CURRENCY
                                                   NUMBER OF                               PAID-IN   RETAINED    TRANSLATION
                                                     SHARES       VOTING     NON- VOTING   CAPITAL   EARNINGS    ADJUSTMENT
                                                  ------------  -----------  -----------  ---------  ---------  -------------
Balance, January 1, 1993........................    20,058,219   $     627    $     376   $       4  $  29,288    $    (850)
Issuance of common stock........................        10,962          --           --          15         --           --
Repurchase of common stock......................      (292,377)         (3)         (11)        (19)    (1,089)          --
Translation adjustment..........................            --          --           --          --         --          332
Net income......................................            --          --           --          --      6,963           --
                                                  ------------       -----        -----   ---------  ---------        -----
Balance, December 31, 1993......................    19,776,804         624          365          --     35,162         (518)
Issuance of common stock........................       161,406           8           --         332         --           --
Repurchase of common stock......................      (560,067)         (6)         (22)       (332)    (2,146)          --
Translation adjustment..........................            --          --           --          --         --          225
Net income......................................            --          --           --          --      6,169           --
                                                  ------------       -----        -----   ---------  ---------        -----
Balance, December 31, 1994......................    19,378,143         626          343          --     39,185         (293)
Issuance of common stock........................       708,393          35           --       1,608         --
Repurchase of common stock......................    (1,044,521)        (20)         (32)     (1,608)    (3,589)          --
Translation adjustment..........................            --          --           --          --         --          (35)
Net income......................................            --          --           --          --     10,370           --
                                                  ------------       -----        -----   ---------  ---------        -----
Balance, December 31, 1995......................    19,042,015         641          311          --     45,966         (328)
Repurchase of common stock (unaudited)..........        (7,429)         --           --          --        (42)          --
Translation adjustment (unaudited)..............            --          --           --          --         --          (24)
Net income (unaudited)..........................            --          --           --          --      2,563           --
                                                  ------------       -----        -----   ---------  ---------        -----
Balance, March 31, 1996 (unaudited).............    19,034,586   $     641    $     311          --  $  48,487    $    (352)
                                                  ------------       -----        -----   ---------  ---------        -----
                                                  ------------       -----        -----   ---------  ---------        -----

    The accompanying notes are an integral part of the financial statements.

                            USCS INTERNATIONAL, INC.
                       (FORMERLY U.S. COMPUTER SERVICES)
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                              THREE MONTHS ENDED
                                                             YEARS ENDED DECEMBER 31,             MARCH 31,
                                                        ----------------------------------  ----------------------
                                                           1993        1994        1995        1995        1996
                                                        ----------  ----------  ----------  ----------  ----------
                                                                                                 (UNAUDITED)
Cash flows from operating activities:
Net income............................................  $    6,963  $    6,169  $   10,370  $    2,281  $    2,563
Adjustments to reconcile net income to net
 cash provided by (used in) operating activities:
  Depreciation and amortization.......................      11,987      13,734      16,000       3,721       4,684
  Loss on sale of assets..............................          74         148         102          --          35
  Provision for consolidation and relocation,
   net of payments....................................       4,028        (364)         --          --          --
  Cumulative effect of accounting change..............      (2,408)         --          --          --          --
  Changes in operating assets and liabilities:
    Accounts receivable...............................     (19,819)     (2,955)     (8,388)     (2,850)     (2,861)
    Net investment in leases..........................     (11,876)     (8,904)     (7,230)       (715)       (512)
    Collections on leases.............................      10,651      11,201      13,745       3,486       2,829
    Paper products and other inventory................       4,109      (1,961)       (898)     (1,923)       (526)
    Other assets......................................        (294)       (372)       (558)     (1,952)       (862)
    Customer deposits.................................       8,914       4,820       1,857         195        (133)
    Other liabilities.................................       8,967       6,076       4,022      (3,362)       (413)
                                                        ----------  ----------  ----------  ----------  ----------
Net cash provided by (used in) operating activities...      21,296      27,592      29,022      (1,119)      4,804
                                                        ----------  ----------  ----------  ----------  ----------
Cash flows from investing activities:
  Capital expenditures, net...........................     (18,546)    (33,412)    (29,231)     (8,427)     (5,608)
  Capitalized software expenditures...................          --          --      (2,000)       (128)       (250)
                                                        ----------  ----------  ----------  ----------  ----------
Net cash used in investing activities.................     (18,546)    (33,412)    (31,231)     (8,555)     (5,858)
                                                        ----------  ----------  ----------  ----------  ----------
Cash flows from financing activities:
  Net borrowings under revolving credit agreement.....          --       8,000      22,000      17,164       8,000
  Proceeds from issuance of long-term debt............      11,627       4,678       4,096          --          --
  Payments on long-term debt..........................     (14,165)    (10,884)    (15,620)     (7,037)     (7,601)
  Proceeds from issuance of common stock..............          15         340       1,643           4          --
  Repurchase of common stock..........................      (1,122)     (2,506)     (5,249)        (13)        (42)
                                                        ----------  ----------  ----------  ----------  ----------
Net cash provided by (used in) financing activities...      (3,645)       (372)      6,870      10,118         357
                                                        ----------  ----------  ----------  ----------  ----------
Net increase (decrease) in cash.......................        (895)     (6,192)      4,661         444        (697)
Cash at beginning of period...........................       9,053       8,158       1,966       1,966       6,627
                                                        ----------  ----------  ----------  ----------  ----------
Cash at end of period.................................  $    8,158  $    1,966  $    6,627  $    2,410  $    5,930
                                                        ----------  ----------  ----------  ----------  ----------
                                                        ----------  ----------  ----------  ----------  ----------
Supplemental cash flow information:
Cash paid during the year for:
  Interest............................................  $    4,580  $    4,277  $    5,145  $    1,129  $    1,412
  Income taxes........................................  $    4,783  $    7,228  $    4,210  $       16  $       60

    The accompanying notes are an integral part of the financial statements.

                            USCS INTERNATIONAL, INC.
                       (FORMERLY U.S. COMPUTER SERVICES)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (THE INFORMATION PRESENTED AS OF MARCH 31, 1996 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS UNAUDITED)

1.  GENERAL
    U.S. Computer Services (the Company) was incorporated in California in 1969. On April 18, 1996, the Board of Directors authorized the reincorporation of the Company into USCS International Inc., a Delaware corporation. See Note 13. The Company operates in one segment providing transaction based comprehensive customer management software and services and bill presentment services to the global communications industry, and sells, maintains and leases computer systems primarily in North America. The Company generally provides software and bill presentment services to cable television and multi-service providers under long-term bundled service contracts. The Company also provides bill presentment services on a stand-alone basis primarily to clients in the telecommunications market.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    CONSOLIDATION    --    The  consolidated  financial  statements  include the
accounts of USCS International, Inc. and its wholly owned subsidiaries after elimination of intercompany accounts and transactions.

    FINANCIAL STATEMENT PREPARATION -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

    REVENUE RECOGNITION -- The Company recognizes services revenue monthly as the services are performed. Fixed fees and the present value of minimum fees under software licenses are recognized as revenue upon installation. Variable software license fees are a component of fees billed under bundled service contracts and are recognized as revenue over the life of the license based on usage. Revenue from equipment sales is recognized as equipment is shipped. Income from sales-type leases is recognized as revenue at a constant periodic rate of return on the net investment in the lease. Billing for services in advance of performance is recorded as deferred revenue.

    CONCENTRATION OF CREDIT RISK -- Financial instruments that subject the Company potentially to significant concentrations of credit risk consist principally of trade accounts receivable. A majority of the Company's trade receivables are derived from sales to cable television and telecommunications companies. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral. The Company maintains an allowance for doubtful accounts on its receivables based upon expected collectibility. Uncollectible accounts have not been significant.

    PAPER PRODUCTS AND OTHER INVENTORY   --  Paper products and other  inventory
is stated at the lower of standard cost, which approximates actual cost (determined on a first-in, first-out basis), or market.

    PROPERTY AND EQUIPMENT -- Property and equipment is recorded at cost. Depreciation and amortization expense is recognized on the declining balance and straight-line methods over useful lives ranging from two to seven years on equipment and thirty-one to forty years on buildings.

    RESEARCH AND DEVELOPMENT -- Research and development costs are expensed as incurred and consist primarily of software development costs incurred prior to the achievement of technological feasibility. The Company capitalizes software development costs after the products reach technological feasibility. These costs are amortized on a product-by-product basis using the greater of the amount computed by taking the ratio of current year net revenue to estimated future net revenue or the amount computed by the straight-line method over the estimated useful life of the product. No amortization has been recorded to date. The

                            USCS INTERNATIONAL, INC.
                       (FORMERLY U.S. COMPUTER SERVICES)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
          (THE INFORMATION PRESENTED AS OF MARCH 31, 1996 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS UNAUDITED)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    RESEARCH AND DEVELOPMENT (CONTINUED)

Company evaluates the net realizable value of capitalized software development costs on a product-by-product basis in accordance wtih SFAS 86. The cost of custom development that is required by a specific client is charged to cost of revenue.

    The Company has entered into strategic alliances with vendors which underwrite a portion of the enhancements to the Company's software. The Company retains the rights to the enhancements and the vendors may be entitled to repayment if certain milestones are not achieved. Funding subject to repayment is deferred until the related repayment obligations lapse. Funding not subject to repayment is offset against related software development costs.

    CUSTOMER DEPOSITS -- The Company requires postage deposits of its clients based on long-term contractual arrangements. The Company does not anticipate repaying in the next year amounts classified as non-current.

    FOREIGN CURRENCY TRANSLATION -- The functional currency of the Company's foreign subsidiaries is the foreign currency. Adjustments arising from the translation of balance sheets to U.S. dollars at the year-end exchange rates are included in stockholders' equity. Income and expenses are translated at the average prevailing rate during the year.

    INCOME TAX -- The Company adopted Statement of Financial Accounting Standards (SFAS) 109, "Accounting for Income Taxes," in 1993. The adoption of SFAS 109 changed the Company's method of accounting for income taxes from the deferred method to an asset and liability method. The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary differences between tax bases and financial reporting bases of assets and liabilities.

    EARNINGS PER SHARE -- Earnings per share are based on the weighted average number of shares outstanding and common stock equivalents during the respective periods, including the assumed net shares issuable upon exercise of stock options when dilutive. Common and common equivalent shares issued during the twelve month period prior to an initial public offering (IPO) are included in the calculations as if they were outstanding for all periods presented (using the treasury stock method at the anticipated public offering price).

    INTERIM FINANCIAL DATA (UNAUDITED) -- The unaudited consolidated financial statements as of March 31, 1996 and for the three months ended March 31, 1995 and 1996 have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations, in accordance with generally accepted accounting principles.

                            USCS INTERNATIONAL, INC.
                       (FORMERLY U.S. COMPUTER SERVICES)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
          (THE INFORMATION PRESENTED AS OF MARCH 31, 1996 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS UNAUDITED)

3.  BALANCE SHEET COMPONENTS
    Property and equipment, net, consists of the following (in thousands):

                                                               DECEMBER 31,        MARCH 31,
                                                          ----------------------  -----------
                                                             1994        1995        1996
                                                          ----------  ----------  -----------
                                                                                  (UNAUDITED)
Computer and production equipment.......................  $   90,121  $  102,381   $ 100,980
Plant and property......................................      29,957      31,375      31,375
Leasehold improvements..................................       4,228      10,532      10,508
Office equipment........................................       5,823       7,271       7,428
Capital projects-in-progress............................       6,703       6,795      11,373
                                                          ----------  ----------  -----------
                                                             136,832     158,354     161,664
Less accumulated depreciation and amortization..........      64,576      72,969      75,390
                                                          ----------  ----------  -----------
                                                          $   72,256  $   85,385   $  86,274
                                                          ----------  ----------  -----------
                                                          ----------  ----------  -----------

    Accounts payable and accrued expenses consists of the following (in thousands):

                                                               DECEMBER 31,        MARCH 31,
                                                          ----------------------  -----------
                                                             1994        1995        1996
                                                          ----------  ----------  -----------
                                                                                  (UNAUDITED)

Trade accounts payable..................................  $   22,181  $   19,981   $  16,465
Book overdraft..........................................       3,454       2,720       2,343
Accrued payroll and related expenses....................      10,709      11,752      12,774
Accrued retirement contributions........................       3,864       4,419       4,671
Other accrued expenses..................................       4,433       6,102       7,691
                                                          ----------  ----------  -----------
                                                          $   44,641  $   44,974   $  43,944
                                                          ----------  ----------  -----------
                                                          ----------  ----------  -----------

4.  BENEFIT PLANS
    The Company has an employee savings and pension benefit plan (known as the 401(k) Retirement Plan). This plan covers substantially all employees. The Company matches employee contributions of up to six percent of compensation at a rate of fifty percent. The plan has a profit-sharing element whereby the Company can make a contribution of up to 3% of each eligible employee's compensation determined at the discretion of the Board of Directors. The Company is required to make an additional contribution of 3% of each eligible employee's annual compensation. The Company's contribution to the 401(k) Retirement Plan was $2,995,000, $3,763,000, and $4,204,000 in 1993, 1994 and 1995, respectively, and
$1,234,000 and $1,511,000 for the three months ended March 31, 1995 and 1996, respectively.

    The Company also has two defined contribution stock ownership plans covering substantially all employees who were employed by the Company as of February 18, 1993. There were no contributions to the plans in 1993, 1994, 1995 and the three months ended March 31, 1995 and 1996. Under the plans, the Company is obligated, at the employees' option, to repurchase vested shares at the current fair market value upon termination or retirement. Substantially all share repurchases in
1993, 1994 and 1995 resulted from the repurchase of shares from former employees. At December 31, 1995, the estimated fair market value of shares subject to repurchase obligations under the plans totaled approximately $6,240,000. The Company's repurchase obligations under the plans lapse upon the effective date of an IPO.

                            USCS INTERNATIONAL, INC.
                       (FORMERLY U.S. COMPUTER SERVICES)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
          (THE INFORMATION PRESENTED AS OF MARCH 31, 1996 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS UNAUDITED)

4.  BENEFIT PLANS (CONTINUED)
    In August 1994, the Company adopted a non-qualified deferred compensation plan for senior management. The plan permits participants to defer a portion of their compensation until termination of their employment at which time payment of amounts deferred is made in a lump sum or annual installments. Deferred amounts accrue interest at a rate determined by the Board of Directors. At December 31, 1995, amounts deferred under the plan and the related accrued interest were not significant.

5.  LONG-TERM DEBT
    Long-term debt consists of the following (in thousands):

                                                                           DECEMBER 31,
                                                                 ---------------------------------   MARCH 31,
                                                                 MATURITIES     1994       1995        1996
                                                                 -----------  ---------  ---------  -----------
                                                                                                    (UNAUDITED)
Notes payable to insurance companies, without collateral,
 interest at 7.91% payable semi-annually, principal payable in      1996 to
 five equal annual installments of $4,500.                             1999   $  22,500  $  18,000   $  13,500
                                                                    1999 to
Credit lines with a bank, refinanced in February 1996.                 2001       8,000     30,000      38,000
Credit agreement with a finance company, collateralized,
 without recourse, by minimum rentals receivable of $12,346.
 Principal and interest payable monthly at fixed interest rates
 resulting in a weighted average interest rate of 8.75% at          1996 to
 December 31, 1995.                                                    1999      11,424      9,486       7,971
Notes payable to a bank, collateralized, without recourse, by minimum rentals receivable of $2,844. Principal and interest payable monthly at fixed interest rates resulting in a
 weighted average interest rate of 9.69% at December 31, 1995.         1996       5,436      1,653         402
Bonds payable, with interest (rates at 5.75% and 6.83% at
 December 31, 1995), principal repayable in approximately equal
 monthly installments, collateralized by first deeds of trust       1998 to
 on buildings with a net book value of $12,900.                        1999       4,998      3,695       3,360
                                                                              ---------  ---------  -----------
                                                                                 52,358     62,834      63,233
Less current portion                                                             14,711     11,679      10,143
                                                                              ---------  ---------  -----------
    Total long-term debt                                                      $  37,647  $  51,155   $  53,090
                                                                              ---------  ---------  -----------
                                                                              ---------  ---------  -----------

    In 1995, the Company entered into a revolving credit agreement which enables the Company to borrow up to 85% of eligible accounts receivable through July 31, 1995, and 75% of eligible accounts receivable through June 1, 1996, to a maximum of $35 million. The line of credit was not collateralized and bore interest at the bank's reference rate, plus percentage points (ranging from .25% to 1.25%) or one of two optional interest rates if elected by the Company. At December 31, 1995, there were outstanding borrowings of $30 million bearing interest at a rate of 8.75% per annum.

    Subsequent to December 31, 1995, the Company replaced its revolving credit agreement with a new three year revolving unsecured credit line with a bank in the amount of $20 million. In addition, a subsidiary entered into a new five year term agreement with two banks in the amount of $45 million. The amount of

                            USCS INTERNATIONAL, INC.
                       (FORMERLY U.S. COMPUTER SERVICES)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
          (THE INFORMATION PRESENTED AS OF MARCH 31, 1996 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS UNAUDITED)

5.  LONG-TERM DEBT (CONTINUED)
availability is reduced by $5 million per year after the third year. Borrowings under both agreements bear interest at the Company's choice of LIBOR (plus a margin ranging from .75% to 1.25%) or the bank's reference rate.

    Under the borrowing agreements, the Company and/or its subsidiaries are required to maintain certain financial ratios and meet certain net worth and indebtedness tests. In addition, the Company has two outstanding standby letters of credit totaling $3,244,000 at December 31, 1995.

    Maturities of long-term debt at December 31, 1995, after the refinancing as discussed above, are as follows (in thousands):

1996.......................................................  $  11,679
1997.......................................................      7,853
1998.......................................................      7,349
1999.......................................................      5,895
2000.......................................................     30,058
                                                             ---------
                                                             $  62,834
                                                             ---------
                                                             ---------

    Based on the borrowing rates currently available to the Company for bank loans and bonds with similar terms and average maturities, the carrying value of long-term debt at December 31, 1995, is considered to approximate fair value.

6.  COMMITMENTS AND CONTINGENCIES
    The Company leases certain facilities and equipment under operating leases with terms ranging from one to fifteen years. Rental expense was $5,752,000, $7,317,000 and $8,798,000 in 1993, 1994 and 1995, respectively and $2,019,000 and $2,255,000 for the three months ended March 31, 1995 and 1996, respectively.

    Future minimum rental commitments under operating leases are (in thousands):

1996.......................................................  $   6,730
1997.......................................................      4,517
1998.......................................................      3,539
1999.......................................................      2,544
2000.......................................................      1,491
Thereafter.................................................      1,555

    The Company has legal proceedings incidental to its normal business activities. In the opinion of the Company, the outcome of the proceedings will not have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

    The Company has been advised by a major cable customer that a third party has asserted that patents held by the third party may be infringed by the customer's use of interactive computer telephony systems, and that, should it become necessary, the customer would seek indemnification from the Company. The Company believes that it has substantial defense against that third party's patent infringement claims and the Company does not believe that efforts by the third party to enforce the patents against the Company or its clients are likely to have a material adverse effect on the Company's financial position, results of operations or cash flows.

                            USCS INTERNATIONAL, INC.
                       (FORMERLY U.S. COMPUTER SERVICES)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
          (THE INFORMATION PRESENTED AS OF MARCH 31, 1996 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS UNAUDITED)

7.  STOCK OPTION PLANS
    The Company has three stock option plans under which shares of the Company's voting common stock have been reserved for issuance to officers and key employees.

    Under the Incentive Stock Option Plans, options may be granted at prices not less than the fair market value at the date of grant. Options granted under the incentive plans become exercisable generally in annual installments over a period of two to five years from the date of grant. The options expire ten years from the date of grant.

    Under the Non-Qualified Stock Option Plan, options may be granted at prices and with terms and conditions established by the Company's Board of Directors at the date of grant. Options vest over periods of up to sixty months and expire ten years after the date of grant.

    Information regarding the Company's stock option plans is summarized below:

                                                                   NUMBER OF    OPTION PRICE
                                                                     SHARES      PER SHARE
                                                                   ----------  --------------
Shares under option:
  Outstanding at January 1, 1993.................................   1,749,951  $ .20 - $2.80
    Granted......................................................     585,963  2.80 -  3.73
    Exercised....................................................     (10,962) 1.39
    Canceled.....................................................     (29,169) 1.39 -  1.59
                                                                   ----------  --------------
  Outstanding at December 31, 1993...............................   2,295,783  .20 -  3.73
    Granted......................................................     305,550  4.35
    Exercised....................................................    (161,406) .20 -  2.62
    Canceled.....................................................    (257,040) .20 -  4.35
                                                                   ----------  --------------
  Outstanding at December 31, 1994...............................   2,182,887  .20 -  4.35
    Granted......................................................     551,775  5.05
    Exercised....................................................    (708,393) .20 -  4.35
    Canceled.....................................................    (243,663) .20 -  4.35
                                                                   ----------  --------------
  Outstanding at December 31, 1995...............................   1,782,606  .20 -  5.05
    Granted (unaudited)..........................................       6,300  7.38
    Canceled (unaudited).........................................     (43,770) 2.62 -  5.05
                                                                   ----------  --------------
  Outstanding at March 31, 1996 (unaudited)......................   1,745,136  $ .20 - $7.38
                                                                   ----------  --------------
                                                                   ----------  --------------
Options exercisable
  at December 31, 1995...........................................     880,988  $ .20 - $5.05
  at March 31, 1996 (unaudited)..................................     902,423  $ .20 - $7.38

    At December 31, 1995, 569,352 shares were available for future grants under the stock option plans. Compensation expenses under the non-qualified plan was $252,000, $140,000 and $296,000 in 1993, 1994 and 1995, respectively. See Note
13 for additional option and purchase plans authorized subsequent to year-end.

8.  CONSOLIDATION AND RELOCATION EXPENSES
    In  1993,  the  Company  decided to  consolidate  and  reorganize  the North
American customer support operations to the Sacramento, California area. Additionally, the decision was made to relocate the office in Leeds, United Kingdom, to the London area. Consequently, expenses related to severance and other

                            USCS INTERNATIONAL, INC.
                       (FORMERLY U.S. COMPUTER SERVICES)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
          (THE INFORMATION PRESENTED AS OF MARCH 31, 1996 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS UNAUDITED)

8. CONSOLIDATION AND RELOCATION EXPENSES (CONTINUED) compensation, moving and relocation, and early lease terminations are reflected in the 1993 statement of operations. Expenses were determined to be less than had been expected and, in 1994, a reversal of the consolidation and relocation accrual of $364,000 was recorded.

9.  INCOME TAXES
    The deferred tax assets and liabilities are comprised of the following at December 31 (in thousands):

                                                                                         1994       1995
                                                                                       ---------  ---------
Deferred tax assets:
  Compensation and employee benefits related items...................................  $   3,264  $   3,527
  Differences in revenue recognition for book and tax purposes.......................        453      1,097
  Accrual and other non-deductible reserves..........................................      2,532      2,700
                                                                                       ---------  ---------
    Total deferred tax assets........................................................      6,249      7,324
                                                                                       ---------  ---------
Deferred tax liabilities:
  Tax in excess of book depreciation.................................................      1,517      5,259
  Capital leases recorded as operating leases for tax purposes.......................      4,355      2,619
  Other..............................................................................        466        584
                                                                                       ---------  ---------
    Total deferred tax liabilities...................................................      6,338      8,462
                                                                                       ---------  ---------
Net deferred tax liability...........................................................  $      89  $   1,138
                                                                                       ---------  ---------
                                                                                       ---------  ---------

    The income tax provision is comprised of the following for the years ended December 31
(in thousands):

                                                                               1993       1994       1995
                                                                             ---------  ---------  ---------
Current:
  Federal..................................................................  $   3,957  $   4,644  $   4,883
  State....................................................................        678      1,033        838
                                                                             ---------  ---------  ---------
                                                                                 4,635      5,677      5,721
                                                                             ---------  ---------  ---------
Deferred:
  Federal..................................................................       (260)        72        924
  State....................................................................        (45)      (415)       125
                                                                             ---------  ---------  ---------
                                                                                  (305)      (343)     1,049
                                                                             ---------  ---------  ---------
                                                                             $   4,330  $   5,334  $   6,770
                                                                             ---------  ---------  ---------
                                                                             ---------  ---------  ---------

    The income tax rate varies from amounts computed by applying the U.S. statutory rate to income before provision for income taxes. The tax rates for the years ended December 31, are as follows:

                                                                                1993         1994         1995
                                                                             -----------  -----------  -----------
Income tax computed using U.S. statutory rate..............................       34.0%        34.1%        34.7%
State income taxes, net of federal benefits................................        6.1          6.1          6.1
Effect of loss by foreign subsidiary.......................................        7.7          6.6           --
Other......................................................................         .9         (0.4)        (1.3)
                                                                                   ---          ---          ---
  Income tax provision.....................................................       48.7%        46.4%        39.5%
                                                                                   ---          ---          ---
                                                                                   ---          ---          ---

                            USCS INTERNATIONAL, INC.
                       (FORMERLY U.S. COMPUTER SERVICES)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
          (THE INFORMATION PRESENTED AS OF MARCH 31, 1996 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS UNAUDITED)

10. STOCK SPLIT
    On March 31, 1995, the Board of Directors authorized a thirty-for-one stock split to be distributed to stockholders of record on May 1, 1995, and increased the authorized voting and non-voting shares from 2,000,000 shares to 6,000,000 shares, respectively. On May 3, 1995, authorized voting shares were increased to 7,500,000. References in the financial statements to number of shares and per share amounts have been retroactively reflected. See also Note 13.

11. SIGNIFICANT CUSTOMERS AND RELATED PARTY TRANSACTIONS
    During the years ended December 31, 1993, 1994 and 1995 and the three months ended March 31, 1995 and 1996, revenues from a significant customer totaled $31,753,000, $34,777,000, $39,253,000, $10,238,000 and $9,840,000 or 19%, 18%,
17%, 19% and 16% of total revenues, respectively. Revenues from another significant customer totaled $24,569,000, $37,151,000, $7,080,000 and $9,723,000 or 13%, 16%, 13% and 16% of total revenues, for the years ended December 31, 1994 and 1995 and the three months ended March 31, 1995 and 1996, respectively.

    Advisory services were provided to the Company in the amount of $300,000, $400,000, and $430,500 in 1993, 1994 and 1995, respectively, and $107,600 for each of the three months ended March 31, 1995 and 1996, by Westar Capital, a shareholder.

12. LEASING ACTIVITIES

LEASES

    The net investment in leases held by the Company and its leasing subsidiary reflects the gross lease receivable and the estimated residual value of the leased equipment less unearned income. The net investment in sales-type leases consists of the following (in thousands):

                                                                 DECEMBER 31,
                                                             --------------------
                                                               1994       1995
                                                             ---------  ---------   MARCH 31,
                                                                                      1996
                                                                                   -----------
                                                                                   (UNAUDITED)
Total minimum lease payments receivable....................  $  23,174  $  16,100   $  13,289
Estimated unguaranteed residual value of leased property...        146        203         163
                                                             ---------  ---------  -----------
Gross investment in leases.................................     23,320     16,303      13,452
Less unearned income.......................................      2,617      2,115       1,581
                                                             ---------  ---------  -----------
Net investment in leases...................................     20,703     14,188      11,871
Less current portion.......................................      9,705      6,868       5,746
                                                             ---------  ---------  -----------
Non-current portion........................................  $  10,998  $   7,320   $   6,125
                                                             ---------  ---------  -----------
                                                             ---------  ---------  -----------

    At December 31, 1995, equipment which cost $2,582,000 and has a net book value of $355,000 is leased to others under non-cancellable and month-to-month leases.

                            USCS INTERNATIONAL, INC.
                       (FORMERLY U.S. COMPUTER SERVICES)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
          (THE INFORMATION PRESENTED AS OF MARCH 31, 1996 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS UNAUDITED)

12. LEASING ACTIVITIES (CONTINUED)
    Future payments to be received under leases are (in thousands):

                                                                         SALES-TYPE    OPERATING
                                                                         -----------  -----------
1996...................................................................   $   7,811    $     293
1997...................................................................       3,891          225
1998...................................................................       2,754           --
1999...................................................................       1,309           --
2000...................................................................         335           --
                                                                         -----------       -----
                                                                          $  16,100    $     518
                                                                         -----------       -----
                                                                         -----------       -----

    The Company performs ongoing credit evaluations of its clients and generally maintains a perfected security interest on all equipment leased under sales-type and operating leases as collateral for lease payments receivable. Substantially all lease contracts have been pledged and the related receipts have been assigned to various lenders as collateral for nonrecourse borrowings. The borrowing agreements provide that the debt is to be satisfied solely from amounts due under the terms of the lease contracts and the value of the leased equipment. The lenders' collateral interest in both the lease agreement and the equipment terminates upon repayment of the debt.

SUBSIDIARY

    Condensed balance sheets of the Company's wholly owned leasing subsidiary and condensed statements of operations are (in thousands):

Condensed Balance Sheets

                                                                                                  DECEMBER 31,
                                                                                              --------------------
                                                                                                1994       1995
                                                                                              ---------  ---------
Assets:
Cash........................................................................................  $     594  $   1,876
Net investment in leases....................................................................     20,703     14,188
Other assets................................................................................      1,301      2,192
                                                                                              ---------  ---------
    Total assets............................................................................  $  22,598  $  18,256
                                                                                              ---------  ---------
                                                                                              ---------  ---------
Liabilities and Shareholder's Equity:
Accrued expenses and liabilities............................................................  $     413  $     440
Long-term debt..............................................................................     16,860     11,139
Shareholder's equity........................................................................      5,325      6,677
                                                                                              ---------  ---------
    Total liabilities and shareholder's equity..............................................  $  22,598  $  18,256
                                                                                              ---------  ---------
                                                                                              ---------  ---------

                            USCS INTERNATIONAL, INC.
                       (FORMERLY U.S. COMPUTER SERVICES)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
          (THE INFORMATION PRESENTED AS OF MARCH 31, 1996 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS UNAUDITED)

12. LEASING ACTIVITIES (CONTINUED)
Condensed Statements of Operations

                                                                                          YEARS ENDED DECEMBER 31,
                                                                                       -------------------------------
                                                                                         1993       1994       1995
                                                                                       ---------  ---------  ---------
Revenues.............................................................................  $   6,392  $   5,108  $   4,437
Interest expense.....................................................................      1,963      1,633      1,120
Other expenses.......................................................................      1,759      1,135      1,064
                                                                                       ---------  ---------  ---------
Income before income taxes...........................................................      2,670      2,340      2,253
Provision for income taxes...........................................................      1,068        937        901
                                                                                       ---------  ---------  ---------
    Net income.......................................................................  $   1,602  $   1,403  $   1,352
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------

13. SUBSEQUENT EVENTS
    On April 18, 1996, the Board of Directors authorized the reincorporation of the Company into USCS International, Inc., a newly formed Delaware corporation. This reincorporation was approved by a majority of the Company's stockholders on May 16, 1996. The Board and a majority of the Company's stockholders also authorized a 2.1 for 1 stock split of the Company's Common Voting Stock and a 2 for 1 stock split of the Common Non-Voting Stock upon the effective date of an IPO. The Board also increased the authorized amount of Common Voting Stock and Common Non-Voting Stock to 40,000,000 and 12,000,000, respectively and authorized 10,000,000 shares of Preferred Stock, par value $.05. The effect of these transactions has been retroactively reflected in the financial statements. Also upon the effective date of an IPO, the Common Non-Voting Stock converts to Common Voting Stock on a one-for one basis.

    On April 12, 1996, the Board adopted the 1996 Incentive Stock Option Plan (1996 Plan), the 1996 Directors Stock Option Plan (1996 Directors Plan) and the Employee Stock Purchase Plan (ESPP). A total of 3,290,000 shares have been authorized for issuance under these plans. The options issued under the 1996 Plan and 1996 Directors' Plan must be issued at fair market value, except for options granted under the 1996 Plan to employees possessing more than 10% of voting stock, in which case the grant price may not be less than 110% of the fair market value. Options under the 1996 Plan generally vest 20% per year and have a ten year term. The Company granted 993,174 options under the 1996 Plan at $12.50 per share. Options under the 1996 Directors' Plan vest annually over three years and have a five year term. Stock purchased under the ESPP may be purchased on a quarterly basis at the lower of 95% of the fair market value of the Company's common stock on the first and last business days of each calendar quarter.

- -------------------------------------------
                                     -------------------------------------------
- -------------------------------------------
                                     -------------------------------------------

    NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                              -------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                    -----
Prospectus Summary.............................           3
Risk Factors...................................           6
Use of Proceeds................................          11
Dividend Policy................................          11
Capitalization.................................          12
Dilution.......................................          13
Selected Consolidated Financial Data...........          14
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations....................................          15
Business.......................................          23
Management.....................................          35
Certain Transactions...........................          44
Principal and Selling Stockholders.............          45
Description of Capital Stock...................          47
Shares Eligible for Future Sale................          51
Underwriting...................................          53
Legal Matters..................................          54
Experts........................................          54
Additional Information.........................          54
Index to Consolidated Financial Statements.....         F-1

                              -------------------

    UNTIL             , 1996  (25 DAYS AFTER  THE DATE OF  THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                4,800,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                              -------------------

                                   PROSPECTUS

                              -------------------

                              MERRILL LYNCH & CO.
                             MONTGOMERY SECURITIES

                                         , 1996

- -------------------------------------------
                                     -------------------------------------------
- -------------------------------------------
                                     -------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than commissions, payable by the Company in connection with the issuance and distribution of the securities being registered hereunder. All of the amounts shown are estimates (except for the SEC and NASD registration fees and the Nasdaq National Market listing fee).

                                                                                   PAYABLE BY
                                                                                    COMPANY
                                                                                  ------------
SEC registration fee............................................................  $     32,359
NASD fee........................................................................         9,885
Nasdaq National Market listing fee..............................................        50,000
Printing and engraving expenses.................................................       250,000
Accounting fees.................................................................       150,000
Legal fees......................................................................       400,000
Blue Sky fees and expenses......................................................        10,000
Transfer agent and registrar fees...............................................        10,000
Legal Fees of Selling Stockholders..............................................        10,000
Director and officer liability insurance premiums...............................       500,000
Stockholder solicitation costs..................................................        50,000
Fee of Custodian for Selling Stockholders.......................................         5,000
Miscellaneous expenses..........................................................        22,756
                                                                                  ------------
    Total.......................................................................  $  1,500,000
                                                                                  ------------
                                                                                  ------------

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Company has provisions in its Certificate of Incorporation which eliminate the liability of the Company's directors to the Company and its stockholders for monetary damages to the fullest extent permissible under Delaware law and provisions which authorize the Company to indemnify its directors and agents by bylaws, agreements or otherwise, to the fullest extent permitted by law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. The Company's Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware law, including circumstances in which indemnification is otherwise discretionary under Delaware law. In addition, the Company has entered into agreements with its directors and executive officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or executive officers to the fullest extent not prohibited by law.

    Reference is made to the form of Purchase Agreement filed as Exhibit 1.1 to this Registration Statement for certain provisions regarding the indemnification of officers and directors of the Company by the several Underwriters.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

    Between May 20, 1993 and May 20, 1996, the Registrant granted options to purchase 2,151,849 shares of Common Stock to employees pursuant to its 1988 Incentive Stock Option Plan, 1990 Nonstatutory Stock Option Plan and 1993 Incentive Stock Option Plan and issued an aggregate of 1,301,950 shares subject to options under such plans at exercise prices ranging from $0.20 to $5.05 per share. None of these grants or issuances were registered under the Securities Act of 1933 (the "Securities Act"). Each of the options issued and the shares issued upon exercise of such options was issued under the exemption afforded such grants and exercises pursuant to Rule 701 under the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits


 EXHIBIT NO.
- -------------
       1.1     Form of Purchase Agreement.*
       2.1     Agreement  and Plan of  Merger dated April 18,  1996 among USCS  International, Inc., a Delaware corporation, and U.S. Computer Services, a California corporation.*
       2.2     Reference exhibits 10.37, 10.38, 10.39 & 10.40.
       3.1     First Amended and Restated Certificate of Incorporation of USCS International, Inc.*
       3.2     Bylaws of the Company.*
       3.3     Certificate of Designation of Rights, Preferences and Privileges of Series A Preferred Stock.*
       4.1     Reference Exhibit 3.1.
       4.2     Shareholder Rights  Agreement dated  December  30, 1988  among  U.S. Computer  Services,  Westar
                Capital and Enterprise Partners.**
       4.3     Stockholder Rights Plan.* **
       5.1     Opinion  of Graham &  James LLP, Counsel to  the Registrant, as to  legality of securities being registered.*
      10.1     1988 Incentive Stock Option Plan.*
      10.2     The Company's Employee Stock Ownership  Plan ("ESOP") as amended and  restated as of January  1,
                1991,  and as amended effective January 1, 1991, January 1, 1992, January 1, 1993, February 19,
                1993, January 1, 1994, December 31, 1994, January 1, 1995, March 31, 1995, January 1, 1996  and
                March 21, 1996.*
      10.3     1993 Incentive Stock Option Plan.*
      10.4     1996 Stock Option Plan.*
      10.5     1996 Directors' Stock Option Plan.*
      10.6     Employee Stock Purchase Plan.*
      10.7     Agreement  pursuant to Rule  601(b)(4)(iii)(A) to file  Trust Indenture dated  as of December 1,
                1987 between the Company and Sun Bank, as Trustee.*
      10.8     Agreement pursuant  to  Rule 601(b)(4)(iii)(A)  to  file  Reimbursement Agreement  dated  as  of
                December 1, 1987 between the Company and Sanwa Bank of California.*
      10.9     Agreement  pursuant to Rule 601(b)(4)(iii)(A) to file Trust  Indenture dated as of June 30, 1989 between the Company and Sun Bank, as Trustee.*
      10.10    Agreement pursuant to Rule  601(b)(4)(iii)(A) to file Reimbursement  Agreement dated as of  June
                30, 1989 between the Company and Sanwa Bank of California.*
      10.11    Note  Agreement dated as of  February 19, 1992 (re: $22,500,000  7.91% Senior Notes due February
                19, 1999) between the  Company and Great-West  Life and Annuity  Insurance Company and  Phoenix
                Mutual Life Insurance Company and as amended as of February 17, 1993, April 30, 1993, August 1,
                1994, March 31, 1995 and February 15, 1996.*
      10.12    Credit  Agreement dated as of February  15, 1996 among IBS, Nationsbank  of Texas and the Lender
                Parties named therein.*
      10.13    Credit Agreement dated as of February 15, 1996  among The Company, Nationsbank of Texas and  the
                Lender Parties named therein.*
      10.14    Form of Standard On/Line Operating and License Agreement.*
      10.15    Form of Standard Equipment Maintenance Agreement.*
      10.16    Form of Master Lease, Lease Request and Certificate of Acceptance.*
      10.17    Form of Standard Agreement for the Sale and Installation of Equipment.*
      10.18    Form of Standard Statement Production Services Agreement.*

 EXHIBIT NO.
- -------------
      10.19    Strategic  Business  Agreement dated  January  19, 1992  between  the Company  and International
                Business Machines Corporation  and Addendum Number  One to Strategic  Business Agreement  dated
                June 4, 1993 between the Company and International Business Machines Corporation.* **+
      10.20    Business Alliance Program Agreement between Oracle Corporation and CableData.* **+
      10.21    Development  Agreement  dated  December  5,  1994  between  the  Company  and  Tandem  Computers
                Incorporated.* **+
      10.22    Porting Agreement dated January 25, 1996 between CableData and Hewlett-Packard Company.* **+
      10.23    [Intentionally omitted]
      10.24    On/Line Operating and License Agreement dated June 7, 1996 between CableData, Inc. and TCI Cable
                Management Corporation.* **+
      10.25    Master Lease Agreement  No. DO4347  dated as of  April 16,  1993 between the  Company and  First
                Equipment Company.*
      10.26    On/Line  Operating  and Licensing  Agreement dated  December  17, 1993  between the  Company dba
                CableData and Continental Cablevision.* **+
      10.27    Statement  Production  Services  Agreement  dated  August  20,  1993  between  the  Company  dba
                International Billing Services and Ameritech Corporation.* ***+
      10.28    Software  Development  Agreement  dated  December  27,  1995  between  CableData  and  BellSouth
                Interactive Media Services.* **+
      10.29    CableData's Intelecable-TM-  Operating and  License Agreement  dated December  27, 1995  between
                CableData. and BellSouth Interactive Media Services, Inc.* **+
      10.30    Software  License and  Service Agreement and  Network User  License Addendum dated  May 18, 1994 between the Company and Oracle Corporation.* **+
      10.31    Statement Production Services Agreement dated October 9,  1990 between the Company and CBIS  and
                First  Addendum to  Statement Production  Services Agreement  dated July  17, 1991  between the
                Company and CBIS.* **+
      10.32    Tandem Alliance Agreement dated January 1, 1995, between Tandem and CableData.* **+
      10.33    Contract for Computer Software (Postalsoft Software  License Agreement) dated February 13,  1996 between IBS and Postalsoft, Inc.* **+
      10.34    Employment Agreement dated August 10, 1992 between the Company and James C. Castle.*
      10.35    Employment Agreement dated June 29, 1995 with Michael McGrail.*
      10.36    Form of Severance Agreement.*
      10.37    Asset Acquisition Agreement dated March 31, 1995 by and between the Company and CableData.*
      10.38    Asset Acquisition Agreement dated March 31, 1995 by and between the Company and IBS.*
      10.39    Asset  Acquisition Agreement dated March  15, 1995 by and  between U.S. Computer Systems Leasing and CableLease, Inc.*
      10.40    Asset Acquisition Agreement dated March  15, 1995 by and  between U.S. Computer Systems  Leasing and RPA, Inc.*
      10.41    Building  Lease for property located at 2969 Prospect  Park Drive between the Company and F.I.A.
                Profile Fund I dated January 19, 1994.*
      10.42    Alternate Mailing System Agreement dated March 28, 1996 between the United States Postal Service and IBS.* **+

 EXHIBIT NO.
- -------------
      10.43    Alternate Mailing Systems Agreement dated April 18,  1996 between the United Postal Service  and
                International Billing Services, Inc.*
      10.44    Form of Directors' Indemnification Agreement.*
      10.45    Form of Custody and Escrow Agreement for Selling Stockholders.*
      10.46    Form of Selling Stockholders' Irrevocable Power of Attorney.*
      10.47    Amendment No. 11 to the ESOP.*
      21.1     List of Subsidiaries.*
      23.1     Consent of Graham & James LLP (included in Exhibit 5.1).
      23.2     Consent of Price Waterhouse LLP.
      24.1     Powers of Attorney.*
      27.1     Financial Data Schedule.*

- ------------------------
  * Indicates Exhibit previously filed.

 ** Indicates Exhibit was filed in paper format pursuant to a temporary hardship exemption under Rule 201 of Regulation S-T.

*** Indicates Exhibit was filed in paper format pursuant to a continuing hardship exemption under Rule 202 of Regulation S-T.

  + Portions omitted pursuant to a request for confidential treatment pursuant to Rule 406 of the Securities Act.

    (b) Financial Statement Schedules

      None.

ITEM 17.  UNDERTAKINGS

    The undersigned registrant hereby undertakes to provide the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.


        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Rancho Cordova, State of California, on the 20th day of June, 1996.

                                          USCS INTERNATIONAL, INC.

                                          By       /S/ DOUGLAS L. SHURTLEFF

                                            ------------------------------------
                                             Douglas L. Shurtleff,
                                             Chief Financial Officer

    Pursuant to the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Dated: June 20, 1996                           *
                                               -------------------------------------------
                                               James C. Castle
                                               Chief Executive Officer and Chairman of the
                                               Board of Directors (Principal Executive
                                               Officer)
Dated: June 20, 1996                           *
                                               -------------------------------------------
                                               George L. Argyros, Sr.
                                               Director
Dated: June 20, 1996                           *
                                               -------------------------------------------
                                               George M. Crandell, Jr.
                                               Director
Dated: June 20, 1996                           *
                                               -------------------------------------------
                                               Charles D. Martin
                                               Director

*By         /S/ DOUGLAS L. SHURTLEFF
- -------------------------------------------
     Douglas L. Shurtleff
     ATTORNEY-IN-FACT

Dated: June 20, 1996                           *
                                               -------------------------------------------
                                               Michael F. McGrail
                                               Director
Dated: June 20, 1996                           *
                                               -------------------------------------------
                                               Larry W. Wangberg
                                               Director
Dated: June 20, 1996                           /S/ DOUGLAS L. SHURTLEFF
                                               -------------------------------------------
                                               Douglas L. Shurtleff
                                               Senior Vice-President of Finance and Chief
                                               Financial Officer (Principal Financial
                                               Officer)
Dated: June 20, 1996                           /S/ ARTHUR O. HAWKINS
                                               -------------------------------------------
                                               Arthur O. Hawkins
                                               Vice-President and Treasurer (Principal
                                               Accounting Officer)

*By         /S/ DOUGLAS L. SHURTLEFF
- -------------------------------------------
     Douglas L. Shurtleff
     ATTORNEY-IN-FACT